Exhibit 2.1

SALE AND PURCHASE AGREEMENT

EXECUTION VERSION

18 SEPTEMBER 2018

regarding the

sale and purchase of the

EHG Group

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Execution Version – 18 September 2018

Sale and Purchase Agreement

by and between

1.	Mrs. Gertraud Hymer, born on 3 February 1951 in Weiler im Allgäu, Germany, residing in Bad Waldsee, Germany,

- herein “Seller 1” -

2.	Mrs. Carolin Hachenberg, born on 16 June 1984 in Wangen im Allgäu, Germany, residing in Munich, Germany,

- herein “Seller 2” -

3.	Mr. Christian Hymer, born on 20 November 1985 in Wangen im Allgäu, Germany, residing in Munich, Germany,

- herein “Seller 3” -

- Seller 1, Seller 2 and Seller 3 herein also referred to

individually as a “Seller” and collectively as “Sellers” -

4.

Tyr Holdings LLC & Co. KG, a limited partnership (Kommanditgesellschaft) under the laws of Germany, having its office in Friedrichstrasse 88, 10117 Berlin, Germany, established on 18 September 2018 and to be registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin-Charlottenburg ,

- herein “Purchaser” -

5.

Thor Industries Inc., a corporation under the laws of Delaware, USA, having its registered office in Wilmington, Delaware, and registered with the Department of State, Division of Corporations of the State of Delaware under file number 2013754,

- herein “Guarantor” -

- Sellers, Purchaser and Guarantor herein also referred to

individually as a “Party” and collectively as “Parties” -

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Table of Contents

1. Transaction Dates	19
2. Current Corporate and Accounting Status	21
3. Corporate Reorganizations	22
4. Current Financing Status	25
5. Upstream Loans	32
6. Sale, Purchase and Transfer of the Target Shares	34
7. Share Transfer Approval	35
8. Assumptions of Upstream Loans	36
9. Purchase Price	37
10. Payments and Default	38
11. Closing Conditions and Closing	41
12. Sellers’ Guarantees	49
13. Purchaser’s and Guarantor’s Guarantees	71
14. Remedies	74
15. Tax Indemnity	81
16. Sellers’ Covenants	85
17. No Leakage	90
18. Contributions Undertakings and Covenants	93
19. Use of Family Name “Hymer”	94
20. Expiration and Limitation of Claims	95
21. Purchaser’s General Covenants	98
22. Purchaser’s Tax Covenants	100
23. Purchaser’s Indemnity	105
24. Discharge of Supervisory Board Members	108
25. Sellers’ Several Liability	108
26. Guarantor’s Guarantee and Procurement Obligation	108
27. Restrictions of Announcement and Confidentiality	109
28. Guarantor Common Stock	111
29. Notices, Agent of Process	117
30. Costs, Expenses, Fees, Charges and VAT Treatment	119
31. Entire Agreement, Interpretation, Time	120
32. No Third Party Rights and Procurement Obligation	121
33. No Assignment and No Set-off Rights	122
34. Interest	122
35. Non-Compete and Non-Solicitation	123
36. Governing Law and Dispute Resolution	124
37. Invalid Provisions and Unintended Gaps (Salvatorische Klausel)	125

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Exhibits

Exhibit (A)	EHG Group

Exhibit 2.1-1	Target Subsidiaries

Exhibit 2.1-2	Material Companies

Exhibit 4.2	External Debt Financing Arrangements

Exhibit 4.3-1	Refinanced External Debt

Exhibit 4.3-2	Continuing External Debt

Exhibit 4.9-1	Required Information

Exhibit 4.9-2	Required Actions

Exhibit 6.1	Sample Shares Transfer Agreement

Exhibit 7	Shares Transfer Approval

Exhibit 8.1	Sample Upstream Loan Assumption Agreement

Exhibit 8.4	Upstream Loan Assumption Consent

Exhibit 9.2	Equity Value Bridge

Exhibit 11.1.1-1	Merger Control Clearances Jurisdictions

Exhibit 11.1.1-2	Merger Control Clearances Jurisdictions – Stock Consideration

Exhibit 11.16	Closing Protocol

Exhibit 12.1.7.1	Consolidated Financial Statements

Exhibit 12.1.7.3-1	Individual Financial Statements

Exhibit 12.1.7.3-2	Audited Individual Financial Statements

Exhibit 12.1.8	Interim Combined Financial Statements

Exhibit 12.4-1	Sellers’ Deal Team

Exhibit 12.4-2	Sellers’ Inquiry Team

Exhibit 14.3.5.2-1	Joint Instruction Letter

Exhibit 14.3.5.2-2	Index of Physical Data Room

Exhibit 16.2	Permitted Actions

Exhibit 17.1	Permitted Leakage

Exhibit 19	License Agreement

Exhibit 22.1.2	Step-up Methodology

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Exhibit 23.1.5	Statutory Holding Periods and Tax Arrangements

Exhibit 28.1	Selling Stockholder Questionnaire

Exhibit 35.1.1	Permitted Activities

Exhibit 36.2	Arbitration Agreement

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Schedules

Schedule 12.1.5	Enterprise Agreements

Schedule 12.1.6	Conduct of Business

Schedule 12.1.9.1	Material Fixed Assets

Schedule 12.1.10.1	Material Owned Real Estate

Schedule 12.1.10.2-1	Lease Agreements

Schedule 12.1.10.2-2	Terminated Lease Agreements

Schedule 12.1.11.4	Challenges and Infringements of Material IP Rights

Schedule 12.1.11.5	Third-Party IP Infringements

Schedule 12.1.12.1	Collective Bargaining Agreements

Schedule 12.1.12.2	Key Employees

Schedule 12.1.13	Compliance with Labor Laws and Regulations

Schedule 12.1.14	Material Agreements

Schedule 12.1.15	Status of Material Agreements

Schedule 12.1.16-1	Insurance Policies

Schedule 12.1.16-2	Insurance Claims

Schedule 12.1.17.1	Compliance with Laws

Schedule 12.1.17.2	Material Permits

Schedule 12.1.17.4	Public Subsidies

Schedule 12.1.18-1	Pending Litigation of Material Companies

Schedule 12.1.18-2	Pending Litigation of other Companies

Schedule 12.1.19	Product Liability

Schedule 12.1.20	Taxes

Schedule 12.1.21	Pension Commitments

Schedule 12.1.22.2	Environmental Permits

Schedule 12.1.22.3	Environmental Litigation

Schedule 12.1.22.4	Environmental Contamination

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Definitions

Accounting Year	as defined in Section 2.2

Actual Aggregate Upstream Loan Amount	as defined in Section 5.6.3

Additional Companies’ Tax	as defined in Section 22.3.2.1

Affiliates	means any affiliates (verbundene Unternehmen) within the meaning of Section 15 German Stock Corporation Act (AktG) or corresponding provisions under the laws of other jurisdictions

Agreement	as defined in Recital (C)

Ancillary Agreements	means the Shares Transfer Agreements, the Upstream Loan Assumption Agreements and the License Agreement

Base Purchase Price	as defined in Section 9.1.1

Beneficiary of Leakage	as defined in Section 17.2

Break Fee	as defined in Section 11.12

Business	as defined in Recital (B)

Business Days	means any days on which banks are open for general business in Munich, Germany, and Elkhart, Indiana

Capital Increase	as defined in Section 3.1.3

Capital Increase Resolution	as defined in Section 3.1.3

Caravan Related Laws

means laws, standards and regulations relating or applicable to the designing, assembling, marketing or selling of recreational vehicles (and/or accessories thereto), including Regulation (EC) No 443/2009 of the European Parliament and of the Council of 23 April 2009, related legislative acts, the German road traffic licensing laws and regulations (Straßenverkehrszulassungsrecht), comparable foreign laws and regulations as well as export laws and regulations and health and safety regulations and standards.

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Certificated Loan Agreements	as defined in Section 4.2

Clearances	as defined in Section 11.1.1

Clearance Filers	as defined in Section 11.2

Closing	as defined in Section 11.1

Closing Conditions	as defined in Section 11.1

Closing Condition Default	as defined in Section 11.7

Closing Date	as defined in Section 1.5

Closing Default	as defined in Section 11.8

Closing Events	as defined in Section 11.14

Company / Companies	as defined in Section 2.1

Competing Activity	as defined in Section 35.1.1

Confidential Information	as defined in Section 27.2

Consolidated Financial Statements	as defined in Section 12.1.7.1

Continuing External Debt	as defined in Section 4.3

Contribution	as defined in Section 3.1.3

Contribution Agreement	as defined in Section 3.1.3

Corporate Reorganization Documents	as defined in Section 3.2

Corporate Reorganizations	as defined in Section 3.1

CP Completion Date	as defined in Section 1.3

Data Room	as defined in Section 14.3.5.2

Daily Cash Amount	as defined in Section 9.1.2

Data Preservation Termination Date	as defined in Section 21.1

De Minimis Claims	as defined in Section 20.3

Debt Commitment Letter	as defined in Section 13.1.4

Debt Financing	as defined in Section 13.1.4

Deferred Scheduled Closing Date	as defined in Section 1.4.4

Disclosure Schedules	as defined in Section 12.2

Drop Dead Date	as defined in Section 11.7

Effective Date	as defined in Section 1.2

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Effectiveness Period	as defined in Section 28.2

EHB Merger	as defined in Section 3.1.2

EHB Merger Agreement	as defined in Section 3.1.2

EHG	as defined in Section 3.1.3.1

EHG Collapse Merger	as defined in Section 3.1.5

EHG Group	as defined in Recital (A)

EHGV	as defined in Section 3.1.3.2

Environmental Contamination	as defined in Section 12.1.22.4

Environmental Laws

means any laws, statutes, regulations or ordinances (including, but not limited to, European regulations and, to the extent they are directly applicable, directives), common law where applicable, governmental ordinances by a governmental authority, administrative provisions (Verwaltungsvorschriften), if in force and binding for any of the Companies in their respective applicable jurisdictions and relating to or imposing liability, or standards of conduct, for the protection of the air, soil air, soil, surface water and ground water of any of the Material Owned Real Estate or real estate leased under the Lease Agreements or against noise or radiation, the preservation of natural resources, human health or the use, handling, generation, manufacturing, placing into the market, distribution, labelling, collection, transportation, storage, disposal, clean-up or release of Hazardous Materials or waste

Equity Value Bridge	as defined in Section 9.2

Excess Indemnifiable Prepayment Costs	as defined in Section 4.10

Exchange Act	means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

Exempted Claims	as defined in Section 20.1

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External Debt Financing Agreements	as defined in Section 4.2

EY	as defined in Section 12.1.7.1

Fairly Disclosed	as defined in Section 14.3.5

Financing Sources	as defined in Section 4.9

Form 8-K	as defined in Section 16.3

Form S-3	as defined in Section 13.1.6

Fundamental Guarantees	as defined in Section 20.1.1

GbR Polch	as defined in Section 3.1.3.3

General Liability Caps	as defined in Section 20.5

General Tax Indemnification Claim	as defined in Section 15.1.1

Guarantor	as defined in the list of parties

Guarantor Common Stock	as defined in Section 9.4

Guarantor’s and Purchaser’s Clearance Covenants	as defined in Section 11.7.2

Hazardous Materials	means any substances or mixtures as defined as hazardous in Art. 3 of the European Community Regulation 2008/1272/EC, as amended until the Signing Date

IFRS	means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union

Increased Base Purchase Price	as defined in Section 9.3.1

Increased Daily Cash Amount	as defined in Section 9.1.3

Indemnifiable Prepayment Costs	as defined in Section 4.11

Individual Financial Statements	as defined in Section 12.1.7.3

Individual General Liability Caps	as defined in Section 20.5

Individual Sellers’ Guarantees	as defined in Section 12.1

Individual W&I Liability Caps	as defined in Section 20.4

Insurance Policies	as defined in Section 12.1.16

Insured Claims	as defined in Section 20.4

Insurer	as defined in Section 20.4

Interim Combined Financial Statements	as defined in Section 12.1.8

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Key Employees	as defined in Section 12.1.12.2

Know-how	as defined in Section 12.1.11.6

Knowledge of Sellers	as defined in Section 12.4

Leakage Transaction	as defined in Section 17.1

Leakage Indemnification	as defined in Section 17.2

Leakage Value	as defined in Section 17.2

Lease Agreements	as defined in Section 12.1.10.2

Lender	as defined in Section 13.1.4

LHTG	as defined in Section 4.2

License Agreement	as defined in Section 19

Local GAAP

means German GAAP (Grundsätze ordnungsmäßiger Buchführung (GoB)) and applicable provisions of the German Commercial Code (HGB), or such other generally accepted accounting principles, as the case may be, as applicable to a Company in the jurisdiction in which such Company is required to prepare financial statements

Material Adverse Effect	as defined in Section 12.5

Material Agreements	as defined in Section 12.1.14

Material Current Assets and Inventories	as defined in Section 12.1.9.2

Material Company / Companies	as defined in Section 2.1

Material Environmental Permits	as defined in Section 12.1.22.2

Material Fixed Assets	as defined in Section 12.1.9.1

Material IP Rights	as defined in Section 12.1.11.1

Material Owned Real Estate	as defined in Section 12.1.10.1

Material Permits	as defined in Section 12.1.17.2

Negative Closing Condition	as defined in Section 1.3.1

New CP Completion Date	as defined in Section 1.4.4.1

No Termination Commitment	as defined in Section 21.3.1

Ordinary Quarterly Cash Dividend	as defined in Section 10.4

Overall Liability Caps	as defined in Section 20.6

Party / Parties	as defined in the list of parties

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Pension Commitments	as defined in Section 12.1.21

Permitted Leakage	as defined in Section 17.1

Positive Closing Condition	as defined in Section 1.3.1

Pre-Effective Date Tax Period	as defined in Section 15.1.1

Property Stahlstraße	as defined in Section 3.1.3.4

Pro Rata Liability Percentage	as defined in Section 25

Public Subsidies	as defined in Section 12.1.17.4

Purchaser	as defined in the list of parties

Purchaser Claim	as defined in Section 14.1

Purchaser’s Guarantees	as defined in Section 13.1

Purchaser’s Objection	as defined in Section 22.3.2

Purchaser’s Representative	as defined in Section 29.2

Purchaser’s Tax Covenants	as defined in Section 22.9

Reduced Sellers’ Taxes	as defined in Section 22.3.2.2

Refinanced External Debt	as defined in Section 4.3

Registrable Shares	as defined in Section 28.1

Registration Statement	as defined in Section 28.1

Release Letter	as defined in Section 4.4.1

Relevant Losses	as defined in Section 14.1

Relevant Notification Date	as defined in Section 5.6

Relevant Tax Matter	as defined in Section 22.2.2

Relevant Tax Proceedings	as defined in Section 22.5

REN	as defined in Section 4.1

Required Actions	as defined in Section 4.9

Required Information	as defined in Section 4.9

Restitution in Kind	as defined in Section 14.1

Retention Materials	as defined in Section 21.1

S1 Actual Upstream Loan Amount	as defined in Section 5.6.1

S1 Cash Consideration	as defined in Section 10.1.1

S1 Shares Transfer Agreement	as defined in Section 6.1

S1 Stock Consideration	as defined in Section 10.1.2

S1 Target Shares	as defined in Section 2.1.1

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S1 Total Purchase Price	as defined in Section 9.3.1

S1 Upstream Loan Assumption Agreement	as defined in Section 8.1

S2 Actual Upstream Loan Amount	as defined in Section 5.6.2

S2 Cash Consideration	as defined in Section 10.2.1

S2 Shares Transfer Agreement	as defined in Section 6.3

S2 Stock Consideration	as defined in Section 10.2.2

S2 Target Shares	as defined in Section 2.1.2

S2 Total Purchase Price	as defined in Section 9.3.2

S2 Upstream Loan Assumption Agreement	as defined in Section 8.2

S3 Actual Upstream Loan Amount	as defined in Section 5.6.3

S3 Cash Consideration	as defined in Section 10.3.1

S3 Shares Transfer Agreement	as defined in Section 6.5

S3 Stock Consideration	as defined in Section 10.3.2

S3 Target Shares	as defined in Section 2.1.3

S3 Total Purchase Price	as defined in Section 9.3.3

S3 Upstream Loan Assumption Agreement	as defined in Section 8.3

Sassenberg Contribution	as defined in Section 18.1

Scheduled Closing Date	as defined in Section 1.4

SE Merger	as defined in Section 3.1.1

SE Merger Agreement	as defined in Section 3.1.1

SEC	means the U.S. Securities and Exchange Commission

Securities Act	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

Seller / Sellers	as defined in the list of parties

Seller 1	as defined in the list of parties

Seller 1’s Account	as defined in Section 10.1.1

Seller 2	as defined in the list of parties

Seller 2’s Account	as defined in Section 10.2.1

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Seller 3	as defined in the list of parties

Seller 3’s Account	as defined in Section 10.3.1

Sellers’ Accounts	as defined in Section 10.3.1

Sellers’ Affiliates	as defined in Section 2.1

Sellers’ Clearance Covenants	as defined in Section 11.7.1

Sellers’ Covenants	as defined in Section 16.12

Sellers’ Deal Team	as defined in Section 12.4

Sellers’ Guarantees	as defined in Section 12.1

Sellers’ Indemnification Claims	as defined in Section 23.3

Sellers’ Key Employees Guarantees	as defined in Section 12.4.1

Sellers’ Nominee	as defined in Section 21.4

Sellers’ Related Person	as defined in Section 17.1

Sellers’ Representative	as defined in Section 29.3

Sellers’ Rectification Covenant	as defined in Section 4.13

Sellers’ Tax Covenants	as defined in Section 18.2

Selling Stockholder Questionnaires	as defined in Section 28.1

Shares Transfer Agreements	as defined in Section 6.5

Signing Date	as defined in Section 1.1

Stock Consideration	as defined in Section 10.3.2

Straddle Period	as defined in Section 15.2

Subsequent Monthly Financial Statements	as defined in Section 16.5

Subsidiary / Subsidiaries	means any subsidiary / subsidiaries (abhängige(s) Unternehmen) within the meaning of Section 17 German Stock Corporation Act (AktG) or corresponding provisions under the laws of other jurisdictions

Syndicated Loan Agreement	as defined in Section 4.1

Target Company	as defined in Section 2.1

Target Shares	as defined in Section 2.1

Target Subsidiaries	as defined in Section 2.1

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Tax / Taxes

means all direct, indirect or ancillary taxes, duties, withholdings, imposts, levies and social security or other similar contributions imposed by any regional, national or other authority or body or assumed by contract, and all related charges, interests, penalties, fines and expenses as well as social security contributions including taxes and tax-related ancillary obligations (steuerliche Nebenleistungen) within the meaning of Section 3 German Tax Code (AO) and equivalent taxes and obligations under the laws of any other jurisdiction

Tax Authorities	as defined in Section 12.1.9.1

Tax Claim Notice	as defined in Section 15.2

Tax Indemnification Claims	as defined in Section 15.1.2

Tax Returns	as defined in Section 12.1.20.1

Third Party Claim	as defined in Section 14.4

Thor Change of Control	as defined in Section 4.12

Threshold	as defined in Section 20.3

Time Limitations	as defined in Section 20.1

Total General Liability Cap	as defined in Section 20.5

Total Purchase Price	as defined in Section 9.1

Total W&I Liability Cap	as defined in Section 20.4

Trade Tax Indemnification Claim	as defined in Section 15.1.2

Underlying Tax Claim	as defined in Section 15.7

Upstream Loan 1	as defined in Section 5.1

Upstream Loan 2	as defined in Section 5.2

Upstream Loan 3	as defined in Section 5.3

Upstream Loan 4	as defined in Section 5.4

Upstream Loan 5	as defined in Section 5.5

Upstream Loan Assumption Agreements	as defined in Section 8.3

Upstream Loans	as defined in Section 5.5

VAT	as defined in Section 30.3

W&I Insurance	as defined in Section 20.4

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W&I Liability Caps	as defined in Section 20.4

Waiver Letter	as defined in Section 4.4.2

Withdrawal Agreement	as defined in Section 3.1.5

WKSI	as defined in Section 28.4

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R E C I T A L S

(A)	WHEREAS, Sellers are the direct or indirect owners of the companies and participations listed in Exhibit (A) (herein collectively “EHG Group”).

(B)

WHEREAS, the EHG Group is active in the design, assembly and marketing of recreational vehicles addressing all relevant customer segments, with products ranging from affordable entry-level models to comfortable luxury class vehicles, including related and ancillary activities concerning, inter alia, accessories, services and rental of vehicles (herein collectively “Business”).

(C)

WHEREAS, Sellers intend to sell and transfer the EHG Group to Purchaser, and Purchaser intends to purchase and acquire the EHG Group from Sellers, in each case in accordance with the terms and conditions of this sale and purchase agreement (herein “Agreement”).

NOW, THEREFORE, the Parties agree as follows:

1.	Transaction Dates

1.1.	“Signing Date” shall be the day on which this Agreement is executed by all Parties hereto.

1.2.	“Effective Date” shall be 31 May 2018, 24:00 hours.

1.3.	“CP Completion Date” shall be

1.3.1.

the day on which the positive Closing Condition set forth in Section 11.1.1 below (herein “Positive Closing Condition”) is fulfilled or duly waived, provided that the negative Closing Condition set forth in Section 11.1.2 below (herein “Negative Closing Condition”) is also fulfilled or duly waived as of such day; or

1.3.2.

in the event that the Negative Closing Condition is not fulfilled or duly waived as of the day on which the Positive Closing Condition is fulfilled or duly waived, the next day thereafter on which the Negative Closing Condition is fulfilled or duly waived.

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1.4.	“Scheduled Closing Date” shall be

1.4.1.

if the CP Completion Date occurs prior to the date that is the tenth (10th) day from the end of a month, subject to Sections 1.4.3 and 1.4.4 below, the first (1st) Business Day of the month following the month in which the CP Completion Date occurred, but in no event earlier than the first (1st) Business Day in November 2018;

1.4.2.

if the CP Completion Date occurs on or after the date that is the tenth (10th) day from the end of a month, subject to Sections 1.4.3 and 1.4.4 below, the first (1st) Business Day of the second (2nd) month following the month in which the CP Completion Date occurred;

1.4.3.

subject to Section 1.4.4 below, the first (1st) Business Day in February if the first (1st) month or the second (2nd) month, as the case may be, pursuant to Sections 1.4.1 or 1.4.2, respectively, is January;

1.4.4.

in the event that the Negative Closing Condition is not fulfilled or duly waived as of the day which would be Scheduled Closing Date but for the non-fulfillment of the Negative Closing Condition (herein “Deferred Scheduled Closing Date”),

1.4.4.1.

the first (1st) Business Day of the month following the month on a day of which the Negative Closing Condition is for the first time after the Deferred Scheduled Closing Date again fulfilled or duly waived (herein “New CP Completion Date”), provided that the New CP Completion Date occurs prior to the date that is the tenth (10th) day from the end of a month; or

1.4.4.2.

the first (1st) Business Day of the second (2nd) month following the month in which the New CP Completion Date occurred, provided that the New CP Completion Date occurs on or after the date that is the tenth (10th) day from the end of a month; or

1.4.5.	any other day as agreed in writing between the Parties.

1.5.	“Closing Date” shall be the day on which the last of the Closing Events (as defined in Section 11.14 below) has taken place or has been duly waived.

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2.	Current Corporate and Accounting Status

2.1.

Erwin Hymer Group SE (herein “Target Company”) is a European stock corporation (Societas Europaea, SE) under the laws of the European Union, having its registered office (Sitz) in Bad Waldsee, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRB 737238. The Target Company has a registered share capital (Grundkapital) of EUR 481,686 (in words: Euro four hundred eighty-one thousand six hundred eighty-six), divided into 481,686 (in words: four hundred eighty-one thousand six hundred eighty-six) no-par value registered shares (auf den Namen lautende nennwertlose Stückaktien) with an arithmetic share in the registered share capital (rechnerische Beteiligung am Grundkapital) of EUR 1.00 (in words: Euro one) each (herein collectively “Target Shares”). The Target Shares are held as follows:

2.1.1.

Seller 1 holds 32,648 (in words: thirty-two thousand six hundred forty-eight) Target Shares, representing approximately 6.78% (in words: six point seven eight percent) of the aggregate registered share capital (Grundkapital) of the Target Company (such Target Shares together with any and all other shares which Seller 1 may hold in the Target Company herein collectively “S1 Target Shares”);

2.1.2.

Seller 2 holds 224,518 (in words: two hundred twenty-four thousand five hundred eighteen) Target Shares, representing approximately 46.61% (in words: forty-six point six one percent) of the aggregate registered share capital (Grundkapital) of the Target Company (such Target Shares together with any and all other shares which Seller 2 may hold in the Target Company herein collectively “S2 Target Shares”); and

2.1.3.

Seller 3 holds 224,520 (in words: two hundred twenty-four thousand five hundred twenty) Target Shares, representing approximately 46.61% (in words: forty-six point six one percent) of the aggregate registered share capital (Grundkapital) of the Target Company (such Target Shares together with any and all other shares which Seller 3 may hold in the Target Company herein collectively “S3 Target Shares”).

The Target Company directly or indirectly holds the shares or interests in the Subsidiaries listed in Exhibit 2.1-1 (herein collectively “Target Subsidiaries”). The Target Company and the Target Subsidiaries are herein collectively referred to as “Companies” and each individually as a “Company”. The Companies listed

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in Exhibit 2.1-2 are herein collectively referred to as “Material Companies” and each individually as a “Material Company”. The Affiliates of Sellers, other than the Companies, are herein collectively referred to as “Sellers’ Affiliates”.

2.2.	The EHG Group’s accounting year starts on 1 September of each calendar year and ends on 31 August of each calendar year (herein “Accounting Year”).

3.	Corporate Reorganizations

3.1.

Since the beginning of the Accounting Year starting on 1 September 2017 until the Signing Date, the following corporate reorganizations were implemented with respect to the EHG Group (herein “Corporate Reorganizations”):

3.1.1.

Pursuant to a certain merger plan dated 25 April 2018 (roll of deeds no. 462/2018 of notary public Heidi Knoll with offices in Bad Waldsee) (herein “SE Merger Agreement”), EH 1 AG, a wholly-owned subsidiary of the Target Company, organized as a stock corporation (Aktiengesellschaft) under the laws of Austria, having its registered office (Sitz) in Altheim, Austria, and registered with the commercial register (Firmenbuch) of the regional court (Landesgericht) of Ried im Innkreis under FN 487384 t, was merged (verschmolzen) with economic retroactive effect as of 31 March 2018 into the Target Company, which at the time of the execution of the SE Merger Agreement was named Erwin Hymer Vermögensverwaltungs AG and was organized as a stock corporation (Aktiengesellschaft) under the laws of Germany, having its registered office (Sitz) in Munich, Germany, and was registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 192607 (herein “SE Merger”). The SE Merger was registered with the commercial register (Handelsregister) of the Target Company on 7 June 2018 and resulted in a change of the legal form of the Target Company into a European stock corporation.

3.1.2.

Pursuant to a certain merger agreement dated 23 July 2018 (roll of deeds no. 2018/849 of notary public Heidi Knoll with offices in Bad Waldsee, Germany) (herein “EHB Merger Agreement”), Erwin Hymer Beteiligungs AG, a wholly owned subsidiary of the Target Company, organized as a stock corporation (Aktiengesellschaft) under the laws of Germany, having its registered office (Sitz) in Bad Waldsee,

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Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRB 600243, was merged (verschmolzen) with economic retroactive effect as of 31 March 2018 into the Target Company (herein “EHB Merger”). The EHG Merger was registered with the commercial register (Handelsregister) of the Target Company on 31 July 2018.

3.1.3.

Pursuant to a certain contribution agreement dated 8 August 2018 (roll of deeds no. 2018/945 of notary public Heidi Knoll with offices in Bad Waldsee, Germany) (herein “Contribution Agreement”), Sellers undertook to contribute (einbringen) and transfer (übertragen) in their capacity as sole legal and beneficial owners:

3.1.3.1.

all of their limited partnership interests (Kommanditbeteiligungen), in each case including the credit or debit positions of the respective partners’ and partners’ loan accounts (Gesellschafter- und Gesellschafterdarlehenskonten), held in Erwin Hymer Group AG & Co. KG, a limited partnership (Kommanditgesellschaft) under the laws of Germany, having its registered office (Sitz) in Bad Waldsee, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRA 724242 (herein “EHG”);

3.1.3.2.

all of their shares held in Erwin Hymer Group Verwaltungs AG, organized as a stock corporation (Aktiengesellschaft) under the laws of Austria, having its registered office (Sitz) in Altheim, Austria, and registered with the commercial register (Firmenbuch) of the regional court (Landesgericht) of Ried im Innkreis under FN 423847 f and having a branch (Niederlassung) in Bad Waldsee, Germany, which is registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRB 731531 (herein “EHGV”);

3.1.3.3.

all of their partnership interests held in GbR Hymer Polch, a civil law partnership (Gesellschaft bürgerlichen Rechts) under the laws of Germany, having its registered office in Bad Waldsee, Germany (herein “GbR Polch”); and

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3.1.3.4.

the real property held by Seller 1 as sole legal and beneficial owner and registered in (i) the land register (Grundbuch) of the local court (Amtsgericht) of Ravensburg for Bad Waldsee, district (Germarkung) Bad Waldsee, folio (Blatt) 7491 BV 1, plot (Flurstück) 1170/1 and (ii) the land register (Grundbuch) of the local court (Amtsgericht) of Ravensburg for Bad Waldsee, district (Germarkung) Bad Waldsee, folio (Blatt) 7491 BV 3, plot (Flurstück) 1127/0 (herein “Property Stahlstraße”), to the Target Company with retroactive tax effect as of the Effective Date and with retroactive economic effect as of 1 June 2018, 00:00 hours (herein “Contribution”). In consideration of the Contribution effected by Sellers, Sellers received 238,364 (in words: two hundred thirty-eight thousand three hundred sixty-four) Target Shares which were newly issued pursuant to a shareholders’ resolution on an increase of the registered share capital (Grundkapital) of the Target Company (herein “Capital Increase Resolution”) by an aggregate nominal amount of EUR 238,364 (in words: Euro two hundred thirty-eight thousand three hundred sixty-four) (herein “Capital Increase”), such Capital Increase having been registered with the commercial register (Handelsregister) of the Target Company on 28 August 2018. The Contribution effected in relation to GbR Polch resulted in an accession (Anwachsung) of GbR Polch into the Target Company. Regarding the Contribution effected in relation to the Property Stahlstraße, a priority notice of conveyance (Erwerbsvormerkung) was registered with the land register (Grundbuchamt) of the local court (Amtsgericht) of Ravensburg on 23 August 2018.

3.1.4.

Pursuant to a certain shareholders’ resolution dated 17 August 2018, the name of the Target Company was changed to Erwin Hymer Group SE, such change of name, together with certain additional changes of the articles of association including an increase of the size of the supervisory board from three (3) to six (6) members, having been registered with the commercial register (Handelsregister) of the Target Company on 28 August 2018. Further, pursuant to such shareholders’ resolution, Seller 1’s appointment as member of the supervisory board of the Target Company was revoked with effect as of 28 August 2018, 24:00 hours, and Mr. Johannes Stegmaier, Dr. Wolfgang Baur,

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Mr. Kurt Mück and Dr. Sebastian Zieger were appointed as new members of the supervisory board of the Target Company, in each case with effect as of 29 August 2018, 00:00 hours.

3.1.5.

On 1 September 2018, EHGV, being the sole general partner (Komplementär) of EHG, withdrew (ist ausgetreten) as partner (Gesellschafter) from EHG. The withdrawal (Austritt) was effected pursuant to a withdrawal agreement entered into on 17 August 2018 by EHGV and the Target Company (herein “Withdrawal Agreement”) and resulted in an accession (Anwachsung) of EHG to the Target Company (herein “EHG Collapse Merger”).

3.1.6.

With effect as of 1 September 2018, the composition of the management board (Vorstand) of the Target Company was changed such that the management board of the Target Company comprises Mr. Martin Brandt, Mr. Stefan Junker, Mr. Jan de Haas and Mr. Jörg Reithmeier.

3.1.7.

The relocation of the registered office (Sitz) of the Target Company to Bad Waldsee, Germany, pursuant to the shareholders’ resolution dated 17 August 2018 was registered with the commercial register of the Target Company on 12 September 2018.

3.2.

The Withdrawal Agreement together with the SE Merger Agreement, the EHB Merger Agreement, the Contribution Agreement and the Capital Increase Resolution and in each case together with any ancillary documentation are herein also referred to as “Corporate Reorganization Documents”.

4.	Current Financing Status

4.1.

Certain Companies are, as of the Signing Date, in their capacity as borrowers and guarantors, as the case may be, parties to a certain syndicated loan agreement (Konsortialkreditvertrag) dated 18 December 2017, entered into between, among others, EHG and Rental Alliance GmbH, a wholly owned indirect subsidiary of EHG, organized as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, having its registered office (Sitz) in Isny im Allgäu, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRB 621035 (herein “REN”), as borrowers, EHG, REN and other Companies as guarantors, Deutsche Bank

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Luxembourg S.A. as facility agent and several financial institutions as lenders providing for a revolving credit facility in the amount of EUR 300,000,000 (in words: Euro three hundred million) (including any ancillary facility agreements entered into under or in connection with such syndicated loan agreement herein “Syndicated Loan Agreement”). The obligations of the Companies which are borrowers or guarantors under the Syndicated Loan Agreement are secured by guarantees issued by EHG, REN and certain other Companies and not by any properties and assets of the Companies.

4.2.

Certain Companies are, as of the Signing Date, in their capacity as borrowers and guarantors, as the case may be, parties to two (2) certificated term loan agreements (Schuldscheindarlehensverträge) dated 23 February 2018, entered into between, among others, EHG as borrower, other Companies as guarantors, Landesbank Baden-Württemberg and Landesbank Hessen-Thüringen Girozentrale (herein “LHTG”) as arrangers and LHTG as original lender (herein collectively “Certificated Loan Agreements”) providing for two (2) certificated term loans (Schuldscheindarlehen) in the original amounts of EUR 70,000,000 (in words: Euro seventy million) and EUR 30,000,000 (in words: Euro thirty million), respectively, which were made available by LHTG to EHG on 2 March 2018 and were assigned by LHTG to various investors on or about 2 March 2018. The payment obligations of EHG as borrower under the Certificated Loan Agreements are secured by guarantees issued by certain other Companies. The Syndicated Loan Agreement and the Certificated Loan Agreements together with the further external financing arrangements available to the EHG Group and listed in Exhibit 4.2 are herein collectively referred to as “External Debt Financing Agreements”.

4.3.

Exhibit 4.3-1 shows the positions of debt outstanding under the External Debt Financing Agreements that Purchaser intends to refinance on the Scheduled Closing Date (herein “Refinanced External Debt”) and Exhibit 4.3-2 shows the positions of debt outstanding under the External Debt Financing Agreements that Purchaser intends to remain in place after the Closing Date (herein “Continuing External Debt”); provided that it is understood and agreed that the Purchaser may at any time elect to re-classify for purposes of this Agreement any outstanding debt as Refinanced External Debt rather than Continuing External Debt.

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4.4.

From the Signing Date until the Closing Date, Sellers shall, and are entitled to, use their reasonable best efforts to ensure (um sicherzustellen) that the Companies engage and, in close coordination with Purchaser, negotiate with:

4.4.1.

the financing banks or lenders of the relevant Companies relating to the Refinanced External Debt in order to obtain pay-off and/or security release letters pursuant to which the relevant Companies may terminate and prepay the relevant outstanding debt on the Scheduled Closing Date and such Companies will be fully released from any payment and other obligations in their respective capacity as borrower, guarantor and/or security provider and any lien, security interest or charge granted in connection with such Refinanced External Debt will be released upon such prepayment (herein each a “Release Letter”);

4.4.2.

the financing banks or lenders of the relevant Companies relating to the Continuing External Debt in order to obtain (i) a waiver of any termination right which the relevant financing bank(s) or lender(s) may have, or of any breach which may result, in either case as a result of the Thor Change of Control (as defined in Section 4.12 below) and/or (ii) an amendment or waiver agreement to the existing financing documentation underlying the relevant Continuing External Debt, e.g., providing for an amendment of negative pledge-clauses which are incompatible with Purchaser’s own Debt Financing (as defined in Section 13.1.4 below), provided, however, that any amendment or waiver contemplated by such amendment or waiver agreement may come into effect only subject to the condition precedent (aufschiebende Bedingung) of the transfer of the Target Shares to Purchaser becoming effective (as set forth in clause (i) and/or (ii), herein each a “Waiver Letter”);

provided that (i) Sellers shall provide Purchaser with regular (and at least weekly) updates on the status of the negotiations with the relevant financing bank or lender and (ii) Purchaser shall have the right to approve the terms and conditions of any Release Letter or Waiver Letter, such approval not to be unreasonably withheld or delayed.

4.5.

Sellers’ obligations under Section 4.4.1 above shall in no form whatsoever entail an obligation with regard to such financing banks or lender(s) agreeing to enter into such Release Letters or otherwise agreeing to an early prepayment not permitted under the existing financing documentation underlying the Refinanced External Debt, and this Agreement and its consummation shall not be conditional upon either the Release Letters being executed by the relevant financing banks or lenders nor the Refinanced External Debt being actually capable of being prepaid on the Scheduled Closing Date. Without prejudice to the foregoing provisions,

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Sellers shall, upon Purchaser’s request, use their reasonable best efforts to ensure (um sicherzustellen) that the relevant Companies shall sign any Release Letter which has been agreed between the relevant financing bank(s) or lender(s), the relevant Companies and Purchaser.

4.6.

Sellers’ obligations under Section 4.4.2 above shall in no form whatsoever entail an obligation with regard to such financing banks or lenders agreeing to enter into such Waiver Letter nor in relation to continuing to provide the Continuing External Debt, and this Agreement and its consummation shall not be conditional upon either the Waiver Letter being executed by the relevant financing banks or lenders nor the Continuing External Debt continuing to be provided by such relevant financing banks or lenders. Without prejudice to the foregoing provisions, Sellers shall, upon Purchaser’s request, use their reasonable best efforts to ensure (um sicherzustellen) that the relevant Companies shall sign any Waiver Letter which has been agreed between the relevant financing bank(s) or lender(s), the relevant Companies and Purchaser.

4.7.

The Purchaser and Sellers shall co-operate in connection with the Companies’ negotiation with the relevant financing banks or lenders pursuant to Section 4.4 above and Purchaser shall provide the Companies, promptly upon the Sellers’ request, with any information or documents (including, without limitation, any documents requested by the relevant financing bank or lender to comply with any applicable know your customer-requirements, banking supervisory laws, anti-money laundering laws or any other regulatory provisions) which are reasonably necessary or desirable to obtain a Release Letter or a Waiver Letter, as the case may be, from the relevant financing bank or lender provided, however, that Sellers make such request at least ten (10) Business Days prior to the Scheduled Closing Date; provided further that Purchaser shall provide Sellers such information to comply with such applicable know your customer-requirements, banking supervisory laws, anti-money laundering laws or any other regulatory provisions at least five (5) Business Days prior to the Scheduled Closing Date.

4.8.

If and to the extent, with respect to any of the loans constituting Continuing External Debt, a Waiver Letter has not been obtained prior to the Closing Date, the Purchaser shall use its reasonable best efforts to ensure (um sicherzustellen) that the Companies, in consultation with the Sellers, negotiate with the relevant financing bank or lender as soon as reasonably practicable after the Closing Date:

4.8.1.	with respect to any Continuing External Debt, the terms of a Waiver Letter; or

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4.8.2.

if the relevant financing bank or lender terminates the relevant underlying External Debt Financing Agreement on the basis of a termination right resulting from the actions of the Parties pursuant to Sections 4.4 through 4.8 above or from the Thor Change of Control, the amount of the Indemnifiable Prepayment Costs payable upon such termination, provided that (i) Purchaser shall provide Sellers with regular (and at least weekly) updates on the status of the negotiations with the relevant financing bank or lender and (ii) that Sellers shall have the right to approve the Indemnifiable Prepayment Costs arising from any Waiver Letter, such approval not to be unreasonably withheld or delayed.

4.9.

Sellers acknowledge that any information made available to Purchaser pursuant to this Agreement, in particular any information made available in the Data Room (as defined in Section 14.3.5.2 below), may, subject to Purchaser’s compliance with the confidentiality provisions in Section 27 below, be shared by Purchaser and its advisers with the relevant finance parties, including (i) the Lender (as defined in Section 13.1.4 below) and (ii) any other party that provides, or has entered into, or in the future enters into, any agreement with Purchaser or any of its Affiliates to provide any of the Debt Financing (or any other financing of all or a portion of the purchase price contemplated by this Agreement), (iii) any of such party’s Affiliates and (iv) any of such party’s or any of its Affiliates’ respective current, former or future stockholders, its limited partners, managers, members, partners or representatives, ((i) through (iv) herein collectively “Financing Sources”) to facilitate a syndication of the facilities made or to be made available in connection with the Debt Financing (or any other financing of all or a portion of the purchase price contemplated by this Agreement) or for purposes of preparing a banking information memoranda, securities prospectus, offering memorandum or similar document in connection therewith or with the issuance of any debt or equity instrument by Purchaser or any of its Subsidiaries. Sellers provided Purchaser with the information listed in Exhibit 4.9-1 (herein “Required Information”) prior to the Signing Date and shall use their reasonable best efforts to cooperate in connection with undertaking the actions listed in Exhibit 4.9-2 (herein “Required Actions”) as may be reasonably requested by Purchaser. In addition, Sellers shall as soon as reasonably practicable provide Purchaser with such other information with respect to the Companies, if and to the extent legally permissible and available to Sellers, as is reasonably requested in writing by Purchaser in connection with the Debt Financing, including information to comply with applicable “know your customer” and anti-money laundering rules and regulations

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(including the USA PATRIOT Act), provided, however, that Purchaser makes such request at least ten (10) Business Days prior to the Scheduled Closing Date; provided further that Sellers shall provide Purchaser such information to comply with such “know your customer” and anti-money laundering rules and regulations at least five (5) Business Days prior to the Scheduled Closing Date. Purchaser acknowledges and agrees that the obtaining of any financing is in no form whatsoever a condition to the Closing and Purchaser shall remain obliged, subject only to the occurrence of the CP Completion Date, to consummate the transactions contemplated under this Agreement.

4.10.

Sellers shall indemnify Purchaser or, at Purchaser’s election, the relevant Companies from and against any Indemnifiable Prepayment Costs (as defined in Section 4.11 below) in excess of EUR 3,000,000 (in words: Euro three million) (herein “Excess Indemnifiable Prepayment Costs”); provided that the Sellers’ indemnification obligation pursuant to this Section 4.10 shall in any event be capped by an amount which is the lower of (i) 50% (in words: fifty percent) of the Excess Indemnifiable Prepayment Costs (it being understood that the remaining 50% (in words: fifty percent) of the Excess Indemnifiable Prepayment Costs shall be borne by the Purchaser) and (ii) EUR 12,000,000 (in words: Euro twelve million). Any payment made under this Section 4.10 shall be deemed and treated as an adjustment to the Total Purchase Price. Sellers shall not be liable for any Tax gross-up resulting from any payments made to any of the Companies pursuant to this Section 4.10.

4.11.	“Indemnifiable Prepayment Costs” means:

4.11.1.

any prepayment fees or penalties or breakage costs or fees of similar nature or external costs incurred by the relevant financing bank or lender, in each case payable and actually paid by any of the Companies in connection with the termination of any Continuing External Debt by the relevant financing bank or lender as a result of the actions of the Parties pursuant to Sections 4.4 through 4.8 above or as a result of the Thor Change of Control which is negotiated with, or declared by, the relevant financing bank or lender, and with respect to which such payment is made, or obligation to pay arises, between the Signing Date and the date that is forty-five (45) days after the occurrence of the Thor Change of Control; and

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4.11.2.

any prepayment fees or penalties or breakage costs or fees of similar nature or external costs incurred by the relevant financing bank or lender, in each case payable and actually paid by any of the Companies to any investor or lender under any Certificated Loan Agreement as consideration for such investor or lender entering into a Release Letter if such fee or costs becomes payable (or the obligation to pay arises) between the Signing Date and the date that is forty-five (45) days after the occurrence of the Thor Change of Control; and

4.11.3.

with respect to any Continuing External Debt only, any (i) consent fee or waiver fee or (ii) any other fee, penalty or other increased cost or expense, in each case of (i) and (ii) payable and actually paid by any of the Companies to the relevant financing bank or lender as consideration for such financing bank or lender entering into a Waiver Letter as a result of the actions of the Parties pursuant to Sections 4.4 through 4.8 above or as a result of the Thor Change of Control if such consent and waiver fee becomes payable (or the obligation to pay arises) between the Signing Date and the date that is forty-five (45) days after the occurrence of the Thor Change of Control;

in each case with the exception of any amounts which are directly related to any release of real estate security under Continuing External Debt in order to ensure compliance with the terms of Purchaser’s own Debt Financing unless the release of such real estate security is merely ancillary to Purchaser’s request for a Waiver Letter. Further, any prepayment fees or penalties or breakage costs becoming due (i) as a result of an early repayment of any Refinanced External Debt (whether as a result of a voluntary prepayment or otherwise), (ii) as a result of the termination or cancellation of any Continuing External Debt which is declared by any Company after the Closing Date, it being, however, understood that any Indemnifiable Prepayment Costs arising pursuant to actions provided for and in accordance with Section 4.8 above shall not be excluded, or (iii) as a result of the termination of any External Debt Financing Agreement as a result of an event of default (as defined in the relevant External Debt Financing Agreement) occurring after the Closing Date, in each case, shall not constitute “Indemnifiable Prepayment Costs” and shall not be borne by the Sellers (or any of them); provided that it is understood and agreed that a Thor Change of Control and/or any event of default which is cured or negated by the terms and provisions of a Waiver Letter shall not be deemed to be an event of default for purposes of clause (iii) above.

4.12.	“Thor Change of Control” means the change of control in respect of the Target Company occurring on the Closing Date upon the consummation of the transactions contemplated under this Agreement.

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4.13.

In the event that, following the Signing Date, any of the Required Information shall be found to contain a statement of a material fact which was untrue in light of the circumstances under which such statement was made or to omit a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, when taken as a whole with other information made available by Sellers, Sellers shall, upon respective request of Purchaser made prior to the Scheduled Closing Date and setting out in reasonable detail each concerned element of the Required Information, use their reasonable best efforts to correct each such element of the Required Information (herein “Sellers’ Rectification Covenant”).

5.	Upstream Loans

5.1.

The Target Company, in its capacity as lender, granted to Seller 1, in her capacity as borrower, an upstream loan with a principal amount of EUR 542,000 (in words: Euro five hundred forty-two thousand) bearing interest at a rate of 1% (in words: one percent) per annum under a certain intra-group loan agreement no. 2904 dated 23 January 2018, as amended from time to time (herein “Upstream Loan 1”). The Upstream Loan 1 was disbursed in full to Seller 1 on 29 January 2018.

5.2.

The Target Company, in its capacity as lender, granted to Seller 2, in her capacity as borrower, an upstream loan with a principal amount of EUR 2,229,000 (in words: Euro two million two hundred twenty-nine thousand) bearing interest at a rate of 1% (in words: one percent) per annum under a certain intra-group loan agreement no. 2902 dated 23 January 2018, as amended from time to time (herein “Upstream Loan 2”). The Upstream Loan 2 was disbursed in full to Seller 2 on 29 January 2018.

5.3.

The Target Company, in its capacity as lender, granted to Seller 3, in his capacity as borrower, an upstream loan with a principal amount of EUR 2,229,000 (in words: Euro two million two hundred twenty-nine thousand) bearing interest at a rate of 1% (in words: one percent) per annum under a certain intra-group loan agreement no. 2903 dated 23 January 2018, as amended from time to time (herein “Upstream Loan 3”). The Upstream Loan 3 was disbursed in full to Seller 3 on 29 January 2018.

5.4.

The Target Company, being the general legal successor (Gesamtrechtsnachfolgerin) of EHG, in its capacity as lender, granted to Seller 2, in her capacity as borrower, an upstream loan facility with a principal amount of

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up to EUR 17,500,000 (in words: Euro seventeen million five hundred thousand) bearing interest at a rate equal to the three (3) month’s EURIBOR, but in no event less than 0% (in words: zero percent), plus a margin of 1.5% (in words: one point five percent) per annum under a certain intra-group loan agreement dated 2 March 2018, as amended and restated on 7 June 2018 and as further amended from time to time (herein “Upstream Loan 4”). The Upstream Loan 4 was disbursed to Seller 2 in partial amounts of EUR 1,715,000 (in words: Euro one million seven hundred fifteen thousand), EUR 1,692,000 (in words: Euro one million six hundred ninety-two thousand) and EUR 1,692,000 (in words: Euro one million six hundred ninety-two thousand) on 9 March 2018, 6 June 2018 and 7 September 2018, respectively.

5.5.

The Target Company, being the general legal successor (Gesamtrechtsnachfolgerin) of EHG, in its capacity as lender, granted to Seller 3, in his capacity as borrower, an upstream loan facility with a principal amount of up to EUR 17,500,000 (in words: Euro seventeen million five hundred thousand) bearing interest at a rate equal to the three (3) month’s EURIBOR, but in no event less than 0% (in words: zero percent), plus a margin of 1.5% (in words: one point five percent) per annum under a certain intra-group loan agreement dated 2 March 2018, as amended and restated on 7 June 2018 and as further amended from time to time (herein “Upstream Loan 5”, and, together with the Upstream Loan 1, the Upstream Loan 2, the Upstream Loan 3 and the Upstream Loan 4, herein “Upstream Loans”). The Upstream Loan 5 was disbursed to Seller 3 in partial amounts of EUR 1,580,000 (in words: Euro one million five hundred eighty thousand), EUR 1,580,000 (in words: Euro one million five hundred eighty thousand) and EUR 1,580,000 (in words: Euro one million five hundred eighty thousand) on 9 March 2018, 6 June 2018 and 7 September 2018, respectively.

5.6.

Following the Signing Date, each Seller shall promptly inform Purchaser about each and every change of the outstanding amounts, except for unpaid interest accruing in accordance with the terms governing the Upstream Loans, under the relevant Upstream Loans. No later than on the seventh (7th) Business Day prior to the Scheduled Closing Date, each of Sellers shall deliver to Purchaser a written notice stating as of a certain date prior to the Scheduled Closing Date (herein “Relevant Notification Date”):

5.6.1.	the actual outstanding amount (including unpaid interest accrued thereon) under the Upstream Loan 1 as of the Scheduled Closing Date (herein “S1 Actual Upstream Loan Amount”);

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5.6.2.

the actual aggregate outstanding amount (including unpaid interest accrued thereon) under the Upstream Loan 2 and the Upstream Loan 4 as of the Scheduled Closing Date (herein “S2 Actual Upstream Loan Amount”); and

5.6.3.

the actual aggregate outstanding amount (including unpaid interest accrued thereon) under the Upstream Loan 3 and the Upstream Loan 5 as of the Scheduled Closing Date (herein “S3 Actual Upstream Loan Amount”, and, together with the S1 Actual Upstream Loan Amount and the S2 Actual Upstream Loan Amount, herein “Actual Aggregate Upstream Loan Amount”).

Sellers shall be entitled at any time prior to the Relevant Notification Date to receive additional disbursements (Auszahlungen) under the Upstream Loans.

5.7.

Each Seller shall procure (steht dafür ein) that there shall be no disbursements (Auszahlungen) under his/her Upstream Loan(s) in the time period between the Relevant Notification Date and the Scheduled Closing Date.

6.	Sale, Purchase and Transfer of the Target Shares

6.1.

Seller 1 hereby (i) sells (verkauft) to Purchaser the S1 Target Shares with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date, and (ii), subject to all of the Closing Conditions (as defined in Section 11.1 below) having been fulfilled or duly waived, undertakes to transfer (übertragen) to Purchaser the S1 Target Shares on the Scheduled Closing Date in accordance with the terms and conditions of a separate transfer agreement substantially in the form as attached hereto as Exhibit 6.1 (herein “S1 Shares Transfer Agreement”). The sale (Verkauf) and transfer (Übertragung) of the S1 Target Shares pursuant to the foregoing sentence shall include all rights and obligations pertaining to the S1 Target Shares, in particular the right to any profits not yet distributed on or prior to the Effective Date.

6.2.

Purchaser hereby purchases from Seller 1 the S1 Target Shares and undertakes to accept on the Scheduled Closing Date the transfer (Übertragung) of the S1 Target Shares in accordance with Section 6.1 above and the terms and conditions of the S1 Shares Transfer Agreement.

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6.3.

Seller 2 hereby (i) sells (verkauft) to Purchaser the S2 Target Shares with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date, and (ii), subject to all of the Closing Conditions having been fulfilled or duly waived, undertakes to transfer (übertragen) to Purchaser the S2 Target Shares on the Scheduled Closing Date in accordance with the terms and conditions of a separate transfer agreement substantially in the form as attached hereto as Exhibit 6.1 (herein “S2 Shares Transfer Agreement”). The sale (Verkauf) and transfer (Übertragung) of the S2 Target Shares pursuant to the foregoing sentence shall include all rights and obligations pertaining to the S2 Target Shares, in particular the right to any profits not yet distributed on or prior to the Effective Date.

6.4.

Purchaser hereby purchases from Seller 2 the S2 Target Shares and undertakes to accept on the Scheduled Closing Date the transfer (Übertragung) of the S2 Target Shares in accordance with Section 6.3 above and the terms and conditions of the S2 Shares Transfer Agreement.

6.5.

Seller 3 hereby (i) sells (verkauft) to Purchaser the S3 Target Shares with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date, and (ii), subject to all of the Closing Conditions having been fulfilled or duly waived, undertakes to transfer (übertragen) to Purchaser the S3 Target Shares on the Scheduled Closing Date in accordance with the terms and conditions of a separate transfer agreement substantially in the form as attached hereto as Exhibit 6.1 (herein “S3 Shares Transfer Agreement”, and, together with the S1 Shares Transfer Agreement and the S2 Shares Transfer Agreement, herein “Shares Transfer Agreements”). The sale (Verkauf) and transfer (Übertragung) of the S3 Target Shares pursuant to the foregoing sentence shall include all rights and obligations pertaining to the S3 Target Shares, in particular the right to any profits not yet distributed on or prior to the Effective Date.

6.6.

Purchaser hereby purchases from Seller 3 the S3 Target Shares and undertakes to accept on the Scheduled Closing Date the transfer (Übertragung) of the S3 Target Shares in accordance with Section 6.5 above and the terms and conditions of the S3 Shares Transfer Agreement.

7.	Share Transfer Approval

In accordance with Section 4 (6) of the articles of association of the Target Company, Sellers as sole shareholders of the Target Company have passed a unanimous shareholders’ resolution (Hauptversammlungsbeschluss) of the Target

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Company dated 18 September 2018 approving the transfer (Übertragung) of the Target Shares to Purchaser and, based thereon, the Target Company (represented by its management board (Vorstand)) has approved (Zustimmung erteilt) the transfer (Übertragung) of the Target Shares to Purchaser. Copies of such shareholders’ resolution (Hauptversammlungsbeschluss) and such approval (Zustimmung) by the Target Company are attached hereto as Exhibit 7.

8.	Assumptions of Upstream Loans

8.1.

On the Scheduled Closing Date, Purchaser shall assume all obligations and liabilities under or in connection with the Upstream Loan 1 from, and under full release (mit schuldbefreiender Wirkung) of, Seller 1 by means of entering into an assumption agreement substantially in the form as attached hereto as Exhibit 8.1 (herein “S1 Upstream Loan Assumption Agreement”).

8.2.

On the Scheduled Closing Date, Purchaser shall assume all obligations and liabilities under or in connection with the Upstream Loan 2 and the Upstream Loan 4 from, and under full release (mit schuldbefreiender Wirkung) of, Seller 2 by means of entering into an assumption agreement substantially in the form as attached hereto as Exhibit 8.1 (herein “S2 Upstream Loan Assumption Agreement”).

8.3.

On the Scheduled Closing Date, Purchaser shall assume all obligations and liabilities under or in connection with the Upstream Loan 3 and the Upstream Loan 5 from, and under full release (mit schuldbefreiender Wirkung) of, Seller 3 by means of entering into an assumption agreement substantially in the form as attached hereto as Exhibit 8.1 (herein “S3 Upstream Loan Assumption Agreement” and, together with the S1 Upstream Loan Assumption Agreement and the S2 Upstream Loan Assumption Agreement, herein “Upstream Loan Assumption Agreements”).

8.4.

Sellers shall procure (stehen dafür ein) that the Target Company in its capacity as lender under the Upstream Loan 1, the Upstream Loan 2, the Upstream Loan 3, the Upstream Loan 4 and the Upstream Loan 5 shall declare its consent to the contemplated assumptions by Purchaser in accordance with the S1 Upstream Loan Assumption Agreement, the S2 Upstream Loan Assumption Agreement and the S3 Upstream Loan Assumption Agreement, respectively, by written declaration substantially in the form as attached hereto as Exhibit 8.4, no later than three (3) Business Days prior to (but excluding) the Scheduled Closing Date.

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9.	Purchase Price

9.1.	The purchase price for the Target Shares, including the assumption of the Upstream Loans, shall be the aggregate of:

9.1.1.	a fixed amount of:

EUR 1,851,600,000

(in words: Euro one billion eight hundred fifty-one million six hundred thousand)

(herein “Base Purchase Price”);

plus

9.1.2.

an amount of EUR 246,739 (in words: Euro two hundred forty-six thousand seven hundred thirty-nine) per day for every day in the period commencing on (and including) the Effective Date and ending on (and excluding) the earlier of (i) the day which is five (5) months after the Signing Date and (ii) the Closing Date (herein “Daily Cash Amount”);

plus

9.1.3.

an amount of EUR 370,109 (in words: Euro three hundred seventy thousand one hundred nine) per day for every day, if any, in the period commencing on (and including) the day which is five (5) months after the Signing Date and ending on (and excluding) the Closing Date (herein “Increased Daily Cash Amount”);

minus

9.1.4.	the aggregate amount of the Actual Aggregate Upstream Loan Amount;

(herein collectively “Total Purchase Price”).

9.2.	The calculation of the Base Purchase Price, as derived from the underlying enterprise value of the EHG Group as of the Effective Date, is attached hereto as Exhibit 9.2 (herein “Equity Value Bridge”).

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9.3.	The Total Purchase Price shall be allocated to Sellers as follows:

9.3.1.

an amount corresponding to (i) Seller 1’s Pro Rata Liability Percentage (as defined in Section 25 below) multiplied with the sum of (x) the Base Purchase Price plus (y) the aggregate amount of the Daily Cash Amounts and the Increased Daily Cash Amounts (such sum herein “Increased Base Purchase Price”) minus (ii) the S1 Actual Upstream Loan Amount shall be allocated to Seller 1 (herein “S1 Total Purchase Price”);

9.3.2.

an amount corresponding to (i) Seller 2’s Pro Rata Liability Percentage multiplied with the Increased Base Purchase Price minus (ii) the S2 Actual Upstream Loan Amount shall be allocated to Seller 2 (herein “S2 Total Purchase Price”); and

9.3.3.

an amount corresponding to (i) Seller 3’s Pro Rata Liability Percentage multiplied with the Increased Base Purchase Price minus (ii) the S3 Actual Upstream Loan Amount shall be allocated to Seller 3 (herein “S3 Total Purchase Price”).

9.4.

The Total Purchase Price shall be partly paid in cash and partly in shares of Guarantor’s common stock with a par value USD 0.10 (in words: US Dollars zero point one zero) per share of Guarantor (herein “Guarantor Common Stock”).

10.	Payments and Default

10.1.

The S1 Total Purchase Price shall be due (fällig) and payable (zahlbar) on the Scheduled Closing Date and shall be paid by, or on behalf of, Purchaser in accordance with the provisions of Section 11.14 below:

10.1.1.

by wire transfer, free of charges (other than by Seller 1’s bank) to Seller 1, in immediately available funds into Seller 1’s bank account to be notified by Sellers’ Representative to Purchaser no later than five (5) Business Days prior to (but excluding) the Scheduled Closing Date (herein “Seller 1’s Account”) in the amount of the S1 Total Purchase Price minus EUR 12,549,885 (in words: Euro twelve million five hundred forty-nine thousand eight hundred eighty-five) (herein “S1 Cash Consideration”); and

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10.1.2.	by issuance to Seller 1 of 152,942 (in words: one hundred fifty-two thousand nine hundred forty-two) shares of Guarantor Common Stock (herein “S1 Stock Consideration”).

10.2.

The S2 Total Purchase Price shall be due (fällig) and payable (zahlbar) on the Scheduled Closing Date and shall be paid by, or on behalf of, Purchaser in accordance with the provisions of Section 11.14 below:

10.2.1.

by wire transfer, free of charges (other than by Seller 2’s bank) to Seller 2, in immediately available funds into Seller 2’s bank account to be notified by Sellers’ Representative to Purchaser no later than five (5) Business Days prior to (but excluding) the Scheduled Closing Date (herein “Seller 2’s Account”) in the amount of the S2 Total Purchase Price minus EUR 86,304,673 (in words: Euro eighty-six million three hundred four thousand six hundred seventy-three) (herein “S2 Cash Consideration”), and

10.2.2.	by issuance to Seller 2 of 1,051,770 (in words: one million fifty-one thousand seven hundred seventy) shares of Guarantor Common Stock (herein “S2 Stock Consideration”).

10.3.

The S3 Total Purchase Price shall be due (fällig) and payable (zahlbar) on the Scheduled Closing Date and shall be paid by, or on behalf of, Purchaser in accordance with the provisions of Section 11.14 below:

10.3.1.

by wire transfer, free of charges (other than by Seller 3’s bank) to Seller 3, in immediately available funds into Seller 3’s bank account to be notified by Sellers’ Representative to Purchaser no later than five (5) Business Days prior to (but excluding) the Scheduled Closing Date (herein “Seller 3’s Account” and, together with Seller 1’s Account and Seller 2’s Account, herein collectively “Sellers’ Accounts”) in the amount of the S3 Total Purchase Price minus EUR 86,305,442 (in words: Euro eighty-six million three hundred five thousand four hundred forty-two) (herein “S3 Cash Consideration”), and

10.3.2.

by issuance to Seller 3 of 1,051,780 (in words: one million fifty-one thousand seven hundred eighty) shares of Guarantor Common Stock (herein “S3 Stock Consideration” and, together with the S1 Stock Consideration and S2 Stock Consideration, herein collectively “Stock Consideration”).

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10.4.

As to the issuance of the Stock Consideration, Guarantor hereby undertakes to have the Guarantor Common Stock issued in accordance with Sections 10.1.2, 10.2.2 and 10.3.2 above and the other terms of this Agreement. In the event that (i) the outstanding Guarantor Common Stock shall have been changed after the Signing Date into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or (ii) a stock dividend or dividend or distribution payable in cash, in any other assets or in any other securities, other than any quarterly cash dividend with respect to Guarantor Common Stock not to exceed USD 0.40 (in words: US Dollar zero point four zero) per share of Guarantor Common Stock declared and paid in the ordinary course of business consistent with past practice by Guarantor (herein “Ordinary Quarterly Cash Dividend”), shall be declared with a record date between the Signing Date and the Closing Date, or (iii) any other event with a similar economic effect shall have occurred, any Stock Consideration shall be appropriately adjusted to provide Sellers the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 10.4 or elsewhere in this Agreement provides Sellers with any right or entitlement to any Ordinary Quarterly Cash Dividend with respect to the Guarantor Common Stock to be issued to Sellers as Stock Consideration with a record date prior to the issuance of such Guarantor Common Stock to Sellers.

10.5.	All payments pursuant to Sections 10.1 through 10.4 above shall be made in full and without any deduction or withholding.

10.6.

Unless otherwise instructed by the Sellers’ Representative (as defined in Section 29.3 below) in writing no later than five (5) Business Days prior to (but excluding) the respective due date, all other payments owed by Purchaser to any Seller under this Agreement shall be paid by, or on behalf of, Purchaser by wire transfer, free of charges (other than by the relevant Seller’s bank) to the relevant Seller, in immediately available funds into the relevant Sellers’ Account.

10.7.

All payments owed by a Seller to Purchaser under this Agreement, if any, shall be paid by, or on behalf of, the relevant Seller by wire transfer, free of charges (other than by Purchaser’s bank) to Purchaser, in immediately available funds into the bank account notified by Purchaser to Sellers’ Representative in writing no later than five (5) Business Days prior to (but excluding) the respective due date.

10.8.

Except as otherwise provided herein, each of the Parties shall pay interest on any amount becoming due (fällig) and payable (zahlbar) to any other Party under this Agreement as from (and including) the respective due date until (but excluding)

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the day of actual payment at the rate of 900 bp (in words: nine hundred basis points) above the base interest rate (Basiszinssatz) within the meaning of Section 247 German Civil Code (BGB). In case Purchaser fails to pay any portion of the Total Purchase Price in accordance with Sections 10.1 through 10.3 above, the foregoing default interest (Verzugszins) shall be paid in addition to the Daily Cash Amount and the Increased Daily Cash Amount, if any.

11.	Closing Conditions and Closing

11.1.

The closing (Vollzug) of the transactions contemplated under this Agreement (herein “Closing”) pursuant to Section 11.14 below shall be subject to the conditions precedent (aufschiebende Bedingungen) (herein “Closing Conditions”) that:

11.1.1.

the merger control approvals or clearances required (i) for the consummation of the acquisition of the Target Shares under the merger control laws of the jurisdictions listed in Exhibit 11.1.1-1, (ii) for the consummation of the acquisition of the S2 Stock Consideration and the S3 Stock Consideration under the merger control laws of the jurisdictions listed in Exhibit 11.1.1-2 and (iii) for the consummation of the acquisition of the Target Shares, the S2 Stock Consideration and/or the S3 Stock Consideration under applicable merger control laws of other jurisdictions, if any, ((i) through (iii) herein collectively “Clearances”) have been obtained or are deemed, by applicable laws, to have been obtained, e.g., because of the lapse, expiration or termination of the applicable waiting periods or because jurisdiction has been declined; and

11.1.2.

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, commenced or entered any order, injunction, judgment, decree, ruling or stay (preliminary or permanent) or applicable law which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

11.2.

Guarantor, Purchaser, Seller 2 and Seller 3 (herein “Clearance Filers”) shall take, and Sellers shall procure (stehen dafür ein) that the Target Company takes, all actions necessary to prepare the necessary filings for the Clearances as soon as

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reasonably possible following the Signing Date and the Clearance Filers shall make all filings for the Clearances, and Sellers shall procure (stehen dafür ein) that the Target Company, if and to the extent legally required, makes all filings for the Clearances, no later than ten (10) Business Days after the Signing Date. The Clearance Filers shall take all actions necessary to furnish the relevant authority with all information required in connection therewith. The Parties undertake to cooperate with each other by providing information to the extent reasonably required by the Clearance Filers for such purpose. Further, the Parties agree on the following:

11.2.1.

Each Clearance Filer shall (i) give the other Parties reasonable advance notice of any notification, submission or other communication which such Clearance Filer proposes to make or submit to any authority and (ii) provide the other Parties with copies of such draft notification, submission or correspondence and any supporting documentation or information reasonably requested by another Party, provided that a Clearance Filer shall, to the extent required by law, not be obliged to provide any other Party with any confidential information or business secrets, which information shall be provided to the other Party’s outside antitrust or competition counsel on a counsel-to-counsel basis subject to the terms of a common interest agreement to be entered into among the Parties’ outside antitrust counsel. Each Clearance Filer undertakes to take any comments of other Parties in relation to any such notification, submission or communication into due consideration; provided, however, that Guarantor shall have the principal responsibility for devising and implementing the strategy for obtaining all Clearances and shall lead and direct all submissions to, and all meetings and communications with, any governmental authority or other party in connection with Clearances, including litigation matters with respect to any Clearances; provided, further, that no Party shall participate in any meeting or substantive communication with any governmental authority in connection with any Clearance unless it consults with the other Parties in advance and, to the extent not prohibited by such governmental authority, gives the other Parties the opportunity to attend and participate therein or thereat.

11.2.2.

Guarantor shall be responsible for obtaining, and the other Clearance Filers shall use their commercially reasonable efforts to obtain, the Clearances. In particular, Guarantor shall undertake (or cause to be undertaken) any and all steps necessary to avoid or eliminate each and

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every impediment under any law, rule or regulation that may be asserted by any relevant authority so as to enable the Parties to consummate the transactions contemplated under this Agreement, including (i) committing to and effecting, as promptly as possible (i.e. in first phase proceedings, if possible under relevant rules), the sale or disposition of any assets, properties or businesses (or any parts thereof) of the Companies, Guarantor and/or any of its Affiliates, and (ii) entering into such other arrangements, including any business restrictions, necessary to avoid the effect of delaying or preventing the consummation of the transactions contemplated under this Agreement. Guarantor shall, subject to its unrestricted responsibility for obtaining the Clearances, be free to choose, at its sole discretion, one (or more) of several steps (if any) eligible to avoid or eliminate any impediment asserted by any relevant authority so as to enable the Parties to consummate the transactions contemplated under this Agreement.

11.3.

The Parties shall not, and shall procure (steht dafür ein) that its Affiliates shall not, enter into any transaction or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult or to materially increase the time required to obtain the Clearances.

11.4.	Each Party shall use reasonable best efforts to ensure (sicherstellen) the fulfillment of the Negative Closing Condition.

11.5.

The Parties shall in writing without undue delay notify each other of (i) any of the Closing Conditions having been fulfilled and/or (ii) the definitive (endgültige) failure of any of the Closing Conditions to be fulfilled.

11.6.

Sellers and Purchaser may jointly waive the Negative Closing Condition by giving written notice of such waiver to each other. A waiver pursuant to this Section 11.6 shall have the effect of eliminating the requirement that the relevant Closing Condition is fulfilled on the Closing Date, but shall not limit or prejudice any rights or claims the Party or Parties entitled to waive it may have due to the fact that the Closing Condition has not been fulfilled.

11.7.

Each of Sellers and Purchaser shall, until Closing has occurred, be entitled to withdraw from (zurücktreten) this Agreement with effect for all Parties by written notice to the other Parties if (i) until the date which is six (6) months after the Signing Date (herein “Drop Dead Date”) the Closing Conditions are not fulfilled or duly waived (herein “Closing Condition Default”) and (ii) the Closing Conditions are not fulfilled at the time the withdrawing Party declares the withdrawal, unless,

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11.7.1.

if a Seller is the withdrawing Party, (i) a Seller is or was in breach of any of its obligations under Section 11.2 above (herein “Sellers’ Clearance Covenants”), the burden of proof for such breach of a Sellers’ Clearance Covenant vesting in Purchaser, unless (ii) such breach of a Sellers’ Clearance Covenant has not caused the Positive Closing Condition not to be fulfilled on or prior to the Drop Dead Date, the burden of proof for such breach not causing the nonfulfillment of the Positive Closing Condition by the Drop Dead Date vesting in Sellers; and

11.7.2.

if Purchaser is the withdrawing Party, (i) Guarantor and/or Purchaser, as the case may be, are or were in breach of any of their respective obligations under Section 11.2 above (herein “Guarantor’s and Purchaser’s Clearance Covenants”), the burden of proof for such breach of a Guarantor’s and Purchaser’s Clearance Covenant vesting in Sellers, unless (ii) such breach of a Guarantor’s and Purchaser’s Clearance Covenant has not caused the Positive Closing Condition not to be fulfilled on or prior to the Drop Dead Date, the burden of proof for such breach not causing the nonfulfillment of the Positive Closing Condition by the Drop Date vesting in Purchaser.

11.8.

Each of Sellers and Purchaser shall, until Closing has occurred, be entitled to withdraw from (zurücktreten) this Agreement with effect for all Parties by written notice to the other Parties if a Closing Event is not fulfilled by the Party or Parties, as the case may be, obliged to fulfill such Closing Event in breach of the terms and conditions of this Agreement (herein “Closing Default”), provided that

11.8.1.

the withdrawing Party or Parties (as the case may be) are at the same time not in breach of their obligations under this Agreement to fulfill (i) the Closing Events and (ii), in case of a withdrawal by a Seller, Sellers’ Rectification Covenant; and

11.8.2.

the Closing Default has not been remedied by the Party or Parties, as the case may be, being in breach within the later of (i) three (3) Business Days after having been notified by the respective withdrawing Party or Parties, as the case may be, in writing of such Closing Default and (ii), only in case of a withdrawal by a Seller and non-fulfillment of Sellers’ Rectification Covenant, ten (10) Business Days after the fulfillment of Sellers’ Rectification Covenant.

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11.9.

Purchaser shall, until Closing has occurred, be entitled to withdraw from (zurücktreten) this Agreement with effect for all Parties by written notice to the other Parties if Purchaser is unable to fulfill a Closing Event which Purchaser is obliged to fulfill and such inability is caused by Sellers’ breach of Sellers’ Rectification Covenant, which has not been remedied by Sellers within ten (10) Business Days after having been notified in writing by Purchaser, the burden of proof for (i) the breach of Sellers’ Rectification Covenant, (ii) the lack of remediation of Sellers’ Rectification Covenant within the ten (10) Business Days’ period and (iii) such breach being the cause of Purchasers’ inability to fulfill a Closing Event vesting in Purchaser.

11.10.	Any right to withdraw from this Agreement pursuant to Sections 11.7 through 11.9 above may only be exercised until the date which is six (6) months after the Drop Dead Date.

11.11.

In the event of a withdrawal (Rücktritt) of a Party in accordance with Sections 11.7 through 11.9 above, none of the Parties shall have any obligation or incur any liability towards any of the other Parties and Sellers shall have no claims of whatever nature (including damage claims) against Purchaser provided that (i) the obligation of Purchaser to pay the Break Fee in accordance with Section 11.12 below, (ii) the obligation of Purchaser to pay damages in accordance with Sections 11.12 or 11.13 below, (iii) the obligation of any Party to pay damages for breach of this Agreement prior to the date of withdrawal, if any, and (iv) the provisions in Sections 26, 27, 29 through 34, 36 and 37 below shall in each case survive and remain in full force and effect.

11.12.	If and once

11.12.1.

a Seller, with effect for all Parties, has duly withdrawn (zurückgetreten) from this Agreement in accordance with Section 11.7 in conjunction with Section 11.7.1 above because of a Closing Condition Default (excluding, however, any withdrawal by Sellers because of the non-fulfillment of a Negative Closing Condition prohibiting solely the Sellers to consummate the transaction contemplated by this Agreement); or

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11.12.2.

Purchaser, with effect for all Parties, has duly withdrawn (zurückgetreten) from this Agreement in accordance with Section 11.7 in conjunction with Section 11.7.2 above because of a Closing Condition Default at a time when a Seller would also have been entitled to withdraw pursuant to Section 11.7 in conjunction with Section 11.7.1 above for a Closing Condition Default (excluding, however, any withdrawal by Sellers because of the non-fulfillment of a Negative Closing Condition prohibiting solely the Sellers to consummate the transaction contemplated by this Agreement),

Purchaser shall pay to Sellers, being joint creditors (Gesamtgläubiger), a break fee in the amount of EUR 60,000,000 (in words: Euro sixty million) as liquidated damages (pauschalierter Schadensersatz) to compensate Sellers for any costs, expenses and other damages incurred in connection with the transactions contemplated under this Agreement (herein “Break Fee”). The Parties agree that the Break Fee shall be the exclusive remedy in such case unless Guarantor and/or Purchaser willfully (vorsätzlich) acted in breach of Guarantor’s and Purchaser’s Clearance Covenants or the obligations under Section 11.4 above, the burden of proof for a willful breach vesting in Sellers, in which case Purchaser shall also pay the additional amount, if any, necessary to compensate Sellers for (i) any lost profits (entgangener Gewinn) resulting from the failed Closing of the transactions contemplated under this Agreement and (ii) any proven external costs, expenses and other direct damages actually incurred by Sellers in connection with the transactions contemplated under this Agreement, it being understood that the payment of the Break Fee shall count towards (wird angerechnet) any such damages incurred by Sellers.

11.13.

If and once any Seller, with effect for all Parties, has duly withdrawn (zurückgetreten) from this Agreement in accordance with Section 11.8 because of a Closing Default committed (and not duly and timely remedied) by Purchaser and/or Guarantor, Purchaser shall pay to Sellers, being joint creditors (Gesamtgläubiger), the amount necessary to compensate Sellers for (i) any lost profits (entgangener Gewinn) resulting from the failed Closing of the transactions contemplated under this Agreement and (ii) any proven external costs, expenses and other direct damages actually incurred by Sellers in connection with the transactions contemplated under this Agreement.

11.14.

Closing shall occur on the Scheduled Closing Date. At 10:00 a.m., or any other time as agreed between the Parties, on the Scheduled Closing Date, the Parties and/or their duly authorized representatives shall convene at the offices of

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Hengeler Mueller, Leopoldstr. 8-10, 80802 Munich, Germany, or any other place as agreed between the Parties, and the following events (herein “Closing Events”) shall take place in the following order:

11.14.1.	Execution of the S1 Shares Transfer Agreement between Seller 1 and Purchaser;

11.14.2.	Execution of the S2 Shares Transfer Agreement between Seller 2 and Purchaser;

11.14.3.	Execution of the S3 Shares Transfer Agreement between Seller 3 and Purchaser;

11.14.4.	Execution of the S1 Upstream Loan Assumption Agreement between Seller 1 and Purchaser;

11.14.5.	Execution of the S2 Upstream Loan Assumption Agreement between Seller 2 and Purchaser;

11.14.6.	Execution of the S3 Upstream Loan Assumption Agreement between Seller 3 and Purchaser;

11.14.7.	Execution of the License Agreement (as defined in Section 19 below) between Seller 1, Seller 3 and the Target Company, unless executed prior to the Scheduled Closing Date;

11.14.8.

Delivery by Sellers of a shareholders’ resolution of the Target Company regarding the removal from office of Seller 2, Seller 3 and Mr. Johannes Stegmaier as members of the supervisory board of the Target Company with effect prior to or as of the Scheduled Closing Date unless and to the extent that Sellers have already resigned from their office with effect prior to or as of the Scheduled Closing Date;

11.14.9.

Delivery by Sellers of a shareholders’ resolution of the Target Company regarding the appointment of a certain person as member of the supervisory board of the Target Company with effect prior to or as from the Scheduled Closing Date, such person to be notified by Sellers to Purchaser no later than five (5) Business Days prior to the Scheduled Closing Date;

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11.14.10.	Payment by Purchaser of the S1 Cash Consideration into Seller 1’s Account;

11.14.11.	Payment by Purchaser of the S2 Cash Consideration into Seller 2’s Account;

11.14.12.	Payment by Purchaser of the S3 Cash Consideration into Seller 3’s Account;

11.14.13.

Delivery by Purchaser of an irrevocable notice from Guarantor’s transfer agent as to the issuance in uncertificated form by book-entry in Guarantor’s direct registration system, or, at the sole option of Purchaser, one or more stock certificates, free and clear of any liens, for the aggregate number of shares of Guarantor Common Stock issuable as the S1 Stock Consideration, registered in the name of Seller 1;

11.14.14.

Delivery by Purchaser of an irrevocable notice from Guarantor’s transfer agent as to the issuance in uncertificated form by book-entry in Guarantor’s direct registration system, or, at the sole option of Purchaser, one or more stock certificates, free and clear of any liens, for the aggregate number of shares of Guarantor Common Stock issuable as the S2 Stock Consideration, registered in the name of Seller 2; and

11.14.15.

Delivery by Purchaser of an irrevocable notice from Guarantor’s transfer agent as to the issuance in uncertificated form by book-entry in Guarantor’s direct registration system, or, at the sole option of Purchaser, one or more stock certificates, free and clear of any liens, for the aggregate number of shares of Guarantor Common Stock issuable as the S3 Stock Consideration, registered in the name of Seller 3.

11.15.

Each of Sellers jointly and Purchaser may waive the non-fulfillment of any of the Closing Events (or parts thereof) by the respective other Party/ies by written notice to the other Party/ies, provided that (i) the Closing Events pursuant to Sections 11.14.1 through 11.14.3 may only be waived by Sellers and Purchaser jointly, (ii) the Closing Events pursuant to Sections 11.14.7 through 11.14.8 above may only be waived by Purchaser in its sole discretion and (iii) the Closing Events pursuant to Sections 11.14.4 through 11.14.6 and 11.14.9 through 11.14.15 above may only be waived by Sellers jointly in their sole discretion. Each of Sellers and Purchaser hereby irrevocably accepts any such waiver by the other Party/ies, provided that such waiver shall not prejudice any rights or remedies which may be

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available to the waiving Party/ies under or in connection with this Agreement. Any such waiver may include a requirement that the relevant Closing Event (or parts thereof) shall be fulfilled as soon as possible and the waiving Party/ies shall in such case be entitled to request such due performance after the Closing Date.

11.16.

Immediately following the fulfillment and/or waiver, as the case may be, of all Closing Events, Sellers and Purchaser shall execute a closing protocol substantially in the form as attached hereto as Exhibit 11.16 confirming the due fulfillment and/or valid waiver, as the case may be, of all Closing Conditions and all Closing Events.

12.	Sellers’ Guarantees

12.1.

Each Seller hereby guarantees, in each case, except for the Individual Sellers’ Guarantees (as defined below), only severally, but not jointly (als Teilschuldner), and in each case subject to any limitations contained in this Agreement, in particular the remedies set forth in Section 14 below, the Time Limitations (as defined in Section 20.1 below), the exclusion of De Minimis Claims (as defined in Section 20.3 below), the Threshold (as defined in Section 20.3 below), the W&I Liability Caps (as defined in Section 20.4 below), the General Liability Caps (as defined in Section 20.5 below) and the Overall Liability Caps (as defined in Section 20.6 below), by way of an independent guarantee pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth in Sections 12.1.1 through 12.1.23 below are true and correct on the Signing Date and/or on any other date explicitly referred to below (herein collectively “Sellers’ Guarantees”). To the extent a Sellers’ Guarantee expressly refers to Sellers or the Target Shares (herein each an “Individual Sellers’ Guarantee”), each Seller gives such Individual Sellers’ Guarantee only with respect to himself/herself and only with respect to those Target Shares owned by him/her, as the case may be.

12.1.1.

Enforceability and Capacity; No Interference. On the Signing Date and on the Closing Date, this Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable under applicable laws against Sellers in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy or insolvency laws; Sellers have the absolute and unrestricted right, power, authority and capacity to execute this Agreement; except for the Clearances and any notices required under the External Debt Financing Agreements, Sellers are not required to give any notice to any person or obtain any consent

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or governmental authorization or approval in connection with the execution and performance of this Agreement by Sellers; there is no action, suit, investigation or other proceeding that has reached a final, non-appealable judgment against or affecting any Seller before any authority that prevents or materially delays the execution and performance of this Agreement or the transactions contemplated herein.

12.1.2.

Existence of the Target Company and Ownership of the Target Shares. On the Signing Date and on the Closing Date, (i) the Target Company is duly incorporated and validly existing under the laws of the European Union, (ii) Seller 1 is the sole and unrestricted legal and beneficial owner of the S1 Target Shares, (iii) Seller 2 is the sole and unrestricted legal and beneficial owner of the S2 Target Shares and (iv) Seller 3 is the sole and unrestricted legal and beneficial owner of the S3 Target Shares. On the Signing Date and on the Closing Date, the Target Shares have been validly issued in compliance with applicable law and are fully paid up and there exist no obligations to make further contributions (keine Nachschusspflichten) with respect to the Target Shares. On the Signing Date and on the Closing Date, the Target Shares have not been pledged, assigned, charged or used as a security to or by a third party and are free and clear of any other third party rights.

12.1.3.

Existence and Ownership of Companies. On the Signing Date and on the Closing Date, the statements in Section 2.1 above are true and correct. To the Knowledge of Sellers (as defined in Section 12.4 below), each of the Companies is duly incorporated or established and validly existing under the laws of its jurisdiction. On the Signing Date and on the Closing Date, the full and unrestricted legal and beneficial title to the shares and partnership interests held indirectly by Sellers in the Companies are held by the Companies as set forth in Exhibit (A). To the Knowledge of Sellers, the shares and partnership interests held indirectly by Sellers in the Companies have been validly issued in compliance with applicable law and are fully paid up and there exist no obligations to make further contributions (keine Nachschusspflichten) with respect to such shares and partnership interests. To the Knowledge of Sellers, the shares and partnership interests held indirectly by Sellers in the Companies have not been pledged, assigned, charged or used as a security to or by a third party and are free and clear of any other third party rights.

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12.1.4.

Bankruptcy, Insolvency or Judicial Composition Proceedings. No bankruptcy, insolvency or judicial composition proceedings concerning Sellers or, to the Knowledge of Sellers, a Company have been applied for (i) by Sellers or the management of any Company or (ii), to the Knowledge of Sellers, any third party, and, to the Knowledge of Sellers, no circumstances exist which would require the application for any bankruptcy, insolvency or judicial composition proceedings concerning Sellers or any Company or justify any action of voidance of this Agreement.

12.1.5.

Enterprise Agreements. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.5, the Companies are not party to any enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act (AktG) or comparable profit sharing or pooling agreements or arrangements, including silent partnership agreements and similar arrangements, under the laws of any other jurisdiction.

12.1.6.

Conduct of Business. To the Knowledge of Sellers and except for the transactions described in or contemplated under this Agreement and/or the Corporate Reorganization Documents and/or disclosed in Schedule 12.1.6 and/or as required by law, in the period from the Effective Date until the Signing Date, the Companies have conducted their respective business operations in the ordinary course of business and consistent with past practice, except where the failure to do so or the changes, as the case may be, would not result in a Material Adverse Effect (as defined in Section 12.5 below).

12.1.7.	Consolidated and Individual Financial Statements.

12.1.7.1.

To the Knowledge of Sellers, the consolidated financial statements of each of EHG and Erwin Hymer Vermögensverwaltungs AG, for each of the fiscal years ending on 31 August 2017 and 31 August 2016 (each including a statement of financial position (Bilanz), a statement of profit or loss (Gewinn- und Verlustrechnung), a statement of comprehensive income (Gesamtergebnisrechnung), a statement of cash flows (Kapitalflussrechnung), a statement of changes in owner’s equity (Entwicklung des Eigenkapitals), notes (Anhang)

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and management report (Lagebericht)), copies of which are attached hereto as Exhibit 12.1.7.1 (herein “Consolidated Financial Statements”), based on the circumstances actually known (positive bekannt) by the management of EHG or Erwin Hymer Vermögensverwaltungs AG, respectively, at the time of the preparation (Aufstellung) of the relevant Consolidated Financial Statements, have been prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to Section 315a German Commercial Code (HGB) as consistently applied (except as disclosed therein) and have been audited and have received an unqualified audit opinion by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (herein “EY”).

12.1.7.2.

To the Knowledge of Sellers, the Consolidated Financial Statements give, in all material respects, a true and fair view of the assets, financial position and performance (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of the relevant groups in accordance with IFRS and the additional requirements of German commercial law pursuant to Section 315a German Commercial Code (HGB) as of the respective dates of such Consolidated Financial Statements and for the periods indicated therein.

12.1.7.3.

To the Knowledge of Sellers, the individual financial statements of the Material Companies for the fiscal years ending on 31 August 2017 and 31 August 2016 (each including a balance sheet and a profit and loss statement), copies of which are attached hereto as Exhibit 12.1.7.3-1 (herein “Individual Financial Statements”), based on the circumstances actually known (positive bekannt) by the management of the relevant Material Company at the time of the preparation (Aufstellung) of the relevant Individual Financial Statements, have been prepared in accordance with Local GAAP as consistently applied (except as disclosed therein). To the Knowledge of Sellers, the Individual Financial Statements of the Material Companies listed in Exhibit 12.1.7.3-2 have been audited and have

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received an unqualified audit opinion by EY, EY S.p.A., Ernst & Young LLP, KPMG LLP or In Extenso Strasbourg-Nord SA, as applicable.

12.1.7.4.	The Parties agree that nothing in this Section 12.1.7 shall be construed or interpreted as an objective balance sheet guarantee (objektive Bilanzgarantie).

12.1.8.

Interim Combined Financial Statements. The interim condensed combined financial statements of the Target Company as of the Effective Date and for the nine (9) months’ period then ended, comprising a statement of financial position, a statement of profit or loss, a statement of comprehensive income, a statement of changes in the owner’s equity, a statement of cash flows and the basis of preparation, a copy of which is attached hereto as Exhibit 12.1.8 (herein “Interim Combined Financial Statements”), have been prepared by the management of the Target Company and have been reviewed by EY. To the Knowledge of Sellers, the review has been conducted in accordance with the German generally accepted standards for review of financial statements promulgated by the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer, IDW). To the Knowledge of Sellers, there exist no material circumstances which would cause the Interim Combined Financial Statements not to be prepared, in all material respects, in accordance with the basis of preparation reflected in Annex 6 of the Interim Combined Financial Statements. To the Knowledge of Sellers, subject to the provisions governing the preparation of interim financial reporting, the recognition and measurement methods (Ansatz- und Bewertungswahlrechte) applied for the Interim Combined Financial Statements were used consistently compared to the Consolidated Financial Statements. The Parties agree that nothing in this Section 12.1.8 shall be construed or interpreted as an objective balance sheet guarantee (objektive Bilanzgarantie).

12.1.9.	Material Assets.

12.1.9.1.

To the Knowledge of Sellers and except as disclosed in Schedule 12.1.9.1, all tangible fixed assets (Sachanlagevermögen) necessary and required for carrying out the Business of the Material Companies in substantially

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the same manner as on the Signing Date (herein collectively “Material Fixed Assets”) are owned or held in lawful possession by the Companies, except where the failure to do so would not result in a Material Adverse Effect. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.9.1, the Material Fixed Assets are not charged with any rights of third parties including the transfer for security purposes (Sicherungsübereignungen), except for (i) customary rights of retention of title (handelsübliche Eigentumsvorbehalte), liens, pledges or other security rights in favor of suppliers, mechanics, workers, landlords, carriers and the like, (ii) statutory security rights in favor of governmental authorities competent for the charging and imposition of Taxes (herein “Tax Authorities”) or other governmental authorities and (iii) other encumbrances (Belastungen) that would not result in a Material Adverse Effect.

12.1.9.2.

To the Knowledge of Sellers, all current assets (Umlaufvermögen), including inventories, necessary for carrying out the Business of the Material Companies in substantially the same manner as on the Signing Date and the lack of which would result in a Material Adverse Effect (herein “Material Current Assets and Inventories”) are not charged with any rights of third parties including the transfer for security purposes (Sicherungsübereignung), and the Companies are free to dispose of the Material Current Assets and Inventories, except for (i) customary retentions of title arrangements (branchenübliche Eigentumsvorbehalte), liens, pledges or other customary encumbrances or security rights in favor of suppliers, mechanics, workers, landlords, carriers and the like, (ii) statutory security rights in favor of Tax Authorities or other governmental authorities, (iii) other security rights, in particular those granted under the External Debt Financing Agreements, and (iv) other encumbrances (Belastungen) that would not result in a Material Adverse Effect.

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12.1.10.	Real Estate.

12.1.10.1.

To the Knowledge of Sellers, Schedule 12.1.10.1 contains a list of real property (Grundeigentum) and rights equivalent to real property (grundstücksgleiche Rechte) to which a Company holds legal title and which is necessary for carrying out the Business of the Material Companies in substantially the same manner as on the Signing Date (herein “Material Owned Real Estate”). To the Knowledge of Sellers and except as disclosed in Schedule 12.1.10.1 or the relevant land register excerpts (Grundbuchauszüge) provided in the Data Room (as defined in Section 14.3.5.2 below), the relevant Company is the unrestricted legal and beneficial owner of the respective Material Owned Real Estate and no piece of the Material Owned Real Estate is (i) encumbered with any land charges or mortgages (Grundpfandrechte) or other rights of third parties or (ii) subject to any unregistered or otherwise pending transfer (Auflassung) or any other contractual arrangement creating an obligation to transfer any Material Owned Real Estate to a third party (other than the Companies).

12.1.10.2.

To the Knowledge of Sellers, Schedule 12.1.10.2-1 contains a list of lease agreements, excluding any lease agreements which are entered into exclusively between Companies, regarding leased real estate used by the Material Companies in the Business under which the relevant Material Company’s lease payment obligations exceed, in each case, a value of EUR 1,000,000 (in words: Euro one million) per annum (herein “Lease Agreements”). To the Knowledge of Sellers and except as disclosed in Schedule 12.1.10.2-2, none of the Lease Agreements has been terminated or ended by way of notice of termination or otherwise or has been substantially amended within the last twelve (12) months before the Signing Date. To the Knowledge of Sellers, there are no facts or circumstances that would entitle a contracting party to terminate a Lease Agreement for cause (aus wichtigem Grund).

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12.1.11.	Intellectual Property Rights. To the Knowledge of Sellers,

12.1.11.1.

the Companies hold title in, or have a right to use, all patents, trademarks, internet domains and other registered intellectual property rights and applications for registered intellectual property rights which are necessary for carrying out the Business of the Material Companies in substantially the same manner as on the Signing Date and the lack of which would result in a Material Adverse Effect (herein “Material IP Rights”);

12.1.11.2.	all registration and maintenance fees have been paid to validly maintain the Material IP Rights with the competent authorities;

12.1.11.3.

the Material IP Rights are valid and no rights forming part of such Material IP Rights have been abandoned, have lapsed or have been otherwise lost through the action or failure to act by Sellers or any Company, it being understood that such action or failure shall not include (i) any abandonments, lapses or other losses incurred in the regular course of prosecution of the Material IP Rights or (ii), with respect to the trademarks forming part of the Material IP Rights, any susceptibility to cancellation for non-use;

12.1.11.4.

except as disclosed in Schedule 12.1.11.4 and except where an infringement would not result in a Material Adverse Effect, within two (2) years prior to the Signing Date, no third party (including without limitation Sellers and Sellers’ Affiliates) infringed any of the Material IP Rights and, within the last two (2) years prior to the Signing Date, there were no written third party challenges regarding the validity of any of the Material IP Rights directed to a governmental authority or court, except for official communications from trademark offices as part of normal prosecution;

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12.1.11.5.

except as disclosed in Schedule 12.1.11.5 and except where an infringement would not result in a Material Adverse Effect, no Material Company infringes upon any registered intellectual property right of any third party (including without limitation Sellers and Sellers’ Affiliates) and, within two (2) years prior to the Signing Date, no third party has notified Sellers or any of the Companies in writing of any alleged infringement of such third party’s registered intellectual property rights by the conduct of any Company’s Business; and

12.1.11.6.

the Material Companies are entitled to exercise control over the know-how and technologies used by them for or in connection with the Business which are not in the public domain (herein “Know-how”) and which they require in order to conduct the Business of the Material Companies in substantially the same manner as conducted on the Signing Date, except where the lack of such control would not result in a Material Adverse Effect.

12.1.12.	Employees. To the Knowledge of Sellers,

12.1.12.1.

Schedule 12.1.12.1 sets forth a list of (i) all collective bargaining agreements (Tarifverträge) or comparable agreements in foreign jurisdictions applicable to a Material Company and (ii) all applicable agreements (a) entered into within the last three (3) years’ prior to the Signing Date or (b) that are otherwise in effect as of the Signing Date, in each case, between any of the Material Companies and a workers’ council (Betriebsrat) or a comparable council in a foreign jurisdiction of a Material Company which, in each case of (i) and (ii), contain (x) material limitations to terminate employment agreements, including severance payments, (y) obligations of a Material Company to maintain establishments at certain sites or (z) guarantees to maintain a certain number of employees;

12.1.12.2.

Schedule 12.1.12.2 contains a complete list as of the Signing Date of all employees and managing directors (Geschäftsführer) of the Material Companies with an annual target salary (including base salary and target bonus) in excess of EUR 200,000 (in words: Euro two hundred thousand) in the individual case (herein “Key Employees”); and

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12.1.12.3.	none of the Key Employees has given written notice of termination of his or her service or employment.

12.1.13.

Compliance with Labor Laws and Regulations. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.13, the Companies are in compliance with their own policies and all laws and regulations relating to labor conditions, employment practices, non-discrimination and work environment, and in particular including those dealing with wages and any other remuneration, hours and working time, immigration, employee termination (actual or constructive), plant closing, changes in operations, collective or mass layoffs, privacy, vacations and working conditions for their employees, including occupational health and safety regulations, except in cases where the failure to do so would not lead to a Material Adverse Effect. To the Knowledge of Sellers, all applicable statutory obligations of the Companies in respect of the current and former deployment of self-employed contractors and temporary workers have been fulfilled, except where the failure to do so would not result in a Material Adverse Effect.

12.1.14.

Material Agreements. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.14, the Material Companies are not a party to any of the following types of agreements or commitments relating to the Business which are not otherwise referred to in this Agreement and which have not yet been completely fulfilled (nicht vollständig erfüllte Verträge), excluding any agreements which are concluded exclusively between Companies:

12.1.14.1.

agreements relating to the acquisition or disposal (whether by share or asset deal) of any business or any shares or interests in any corporations or partnerships or any real property, in each case with a value exceeding EUR 500,000 (in words: Euro five hundred thousand) in the individual case;

12.1.14.2.	joint venture, shareholders or consortium agreements;

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12.1.14.3.

loan and credit agreements, or other agreements or instruments evidencing financial indebtedness of any of the Material Companies, including financial leases, factoring agreements, asset-backed security transactions or agreements relating to swaps, futures, options, forward sales or purchases or other financial derivatives or combinations thereof, in each case involving outstanding obligations or liabilities, individually, in excess of EUR 1,000,000 (in words: Euro one million), but excluding the Syndicated Loan Agreement and the Certificated Loan Agreements;

12.1.14.4.

agreements securing, individually, financial indebtedness of third parties (other than any other Company) in excess of EUR 1,000,000 (in words: Euro one million), such as pledges, guarantees (Garantien oder Bürgschaften) or letters of comfort (Patronatserklärungen) extended by any of the Material Companies to any third party (other than any other Company);

12.1.14.5.

agreements to sell or otherwise dispose of any assets with a fair market or replacement value, individually, in excess of EUR 2,000,000 (in words: Euro two million) other than sales agreements in the ordinary course of business consistent with past practice;

12.1.14.6.	agreements relating to capital expenditures involving an amount in excess of EUR 2,000,000 (in words: Euro two million);

12.1.14.7.

agreements entered into between suppliers of the Business and any of the Material Companies (including purchasing framework agreements but excluding specific orders under purchasing framework agreements entered into in the ordinary course of business consistent with past practice) with an aggregate order volume for the financial year 2017/18 exceeding EUR 10,000,000 (in words: Euro ten million) in the individual case;

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12.1.14.8.

agreements entered into between customers of the Business and any of the Material Companies (including framework agreements but excluding specific orders under framework agreements) with an aggregate order volume for the financial year 2017/18 exceeding EUR 5,000,000 (in words: Euro five million) in the individual case;

12.1.14.9.

agreements with principal obligations (Hauptleistungspflichten) not yet fully performed and involving a consideration or liability of a Material Company in excess of EUR 5,000,000 (in words: Euro five million), other than those agreements described in Sections 12.1.14.7 and 12.1.14.8 above;

12.1.14.10.

agreements with continuing obligations (Dauerschuldverhältnisse) with principal obligations (Hauptleistungspflichten) not yet fully performed and involving a consideration or liability of a Material Company in excess of EUR 2,000,000 (in words: Euro two million) per annum and which does not terminate or cannot be terminated by the relevant Material Company within three (3) years after the Signing Date;

12.1.14.11.	agreements which materially restrict the legal freedom of a Material Company to conduct the Business in certain business segments or geographical regions; and

12.1.14.12.

agreements with a Seller, a Sellers’ Affiliate or a Sellers’ Related Person (as defined in Section 17.1 below) with a consideration exceeding EUR 1,000,000 (in words: Euro one million) in the individual case.

The agreements disclosed (or to be disclosed) in Schedule 12.1.14 are herein collectively referred to as “Material Agreements”.

12.1.15.

Status of Material Agreements. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.15, none of the Material Agreements has been terminated by any party for cause (aus wichtigem Grund) nor has any party to such Material Agreement given written notice about its intention to terminate the relevant Material Agreement

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for cause (aus wichtigem Grund), in each case except where such termination would not result in a Material Adverse Effect. To the Knowledge of Sellers, no party to a Material Agreement is in actual or alleged breach of its obligations under the relevant Material Agreement which entitles the counterparty to an extraordinary termination right and which would result in a Material Adverse Effect.

12.1.16.

Insurance. To the Knowledge of Sellers, (i) Schedule 12.1.16-1 contains a list of all material insurance policies providing for annual premium payments exceeding EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case which are maintained by or for the benefit of a Material Company and required for carrying out the Business in substantially the same manner as on the Signing Date (herein “Insurance Policies”), (ii) all premiums under the Insurance Policies due and payable until the Signing Date have been paid and (iii) none of the Insurance Policies has been cancelled or terminated by any Material Company and none of the Material Companies has received any written notice of termination, except, in each case, where the non-compliance with (i) through (iii) would not result in a Material Adverse Effect. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.16-2, there exist no claims under the Insurance Policies in an amount in excess of EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case.

12.1.17.	Compliance with Laws / Permits / Subsidies. To the Knowledge of Sellers,

12.1.17.1.

except as disclosed in Schedule 12.1.17.1, (i) the Companies have conducted the Business in the four (4) years’ period preceding the Signing Date in compliance with (a) all applicable Material Permits (as defined in Section 12.1.17.2 below) and (b) all Caravan Related Laws, anti-bribery and anti-money-laundering laws and, with respect to horizontal relationships, with all antitrust and competition laws, in each case of (a) and (b) except where the failure to do so would not result in a Material Adverse Effect, and (ii) all products designed, assembled and marketed by the Companies are in compliance with all applicable Material Permits, laws, regulations and administrative orders, in each case except where the failure to do so would not result in a Material Adverse Effect;

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12.1.17.2.

except as disclosed in Schedule 12.1.17.2, (i) the Companies hold all governmental authorizations (öffentlich-rechtliche Erlaubnisse) (including type approvals (Typen-Zulassungen)) which are necessary for carrying out the Business of the Material Companies substantially in the same manner as on the Signing Date and the lack of which would result in a Material Adverse Effect (herein “Material Permits”), (ii) the Material Permits are in full force and effect (bestandskräftig), are not challenged (angefochten) by any third party and there are no circumstances which would justify such a challenge and (iii) no proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Material Permit have been initiated or threatened in writing in the last twenty-four (24) months prior to the Signing Date and there are no circumstances which would justify the initiation of such proceedings or which would justify the denial of the re-issuance of a Material Permit;

12.1.17.3.

since 1 January 2015, no Material Company has been subject to any criminal or administrative investigations or proceedings which resulted in a fine or penalty due to a violation of applicable laws exceeding an amount of EUR 2,000,000 (in words: Euro two million) and within the last three (3) years prior to the Signing Date, no court or public authority has threatened in writing to shut down a production site of the Business of a Material Company; and

12.1.17.4.

(i) all public grants (Zuschüsse), allowances, aids and other subsidies (Subventionen) exceeding a volume of EUR 2,000,000 (in words: Euro two million) (herein “Public Subsidies”) received by the Material Companies in the last five (5) years prior to the Signing Date are listed in Schedule 12.1.17.4, (ii) no proceedings regarding a revocation, withdrawal or other cancellation of a Public Subsidy have been initiated or threatened in writing in the last twenty-four (24) months prior to the Signing Date and there

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are no circumstances which would justify the initiation of such cancellation or termination, (iii) each Company is substantially in compliance with its obligations relating to the Public Subsidies, including the obligations under any ancillary provisions in the respective administrative orders or agreements, (iv) except as disclosed in Schedule 12.1.17.4, no Company is obliged in connection with any Public Subsidies to maintain a certain level of employees or to make any investments and (v) no Public Subsidy will have to be repaid in whole or in part as a direct consequence of the execution or consummation of this Agreement and the change of control in the Material Companies resulting therefrom.

12.1.18.

Litigation. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.18-1, the Material Companies are not involved as claimant or defendant in any pending (rechtshängig) court, arbitration or administrative proceedings having a litigation value (Streitwert) in excess of EUR 500,000 (in words: Euro five hundred thousand) in the individual case, and no such proceedings have been threatened in writing in the last twelve (12) months prior to the Signing Date. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.18-1 or Schedule 12.1.18-2, the Companies (other than the Material Companies) are not involved as claimant or defendant in any pending (rechtshängig) court, arbitration or administrative proceedings having a litigation value (Streitwert) in excess of EUR 1,000,000 (in words: Euro one million) in the individual case, and no such proceedings have been threatened in writing in the last twelve (12) months prior to the Signing Date.

12.1.19.	Product Liability. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.19,

12.1.19.1.

third parties have not had during the past two (2) years prior to the Signing Date raised any claims exceeding a value of EUR 2,000,000 (in words: Euro two million) in the individual case or in a series of cases relating to the same matter (Serienschaden) against a Company based on product liability, breach of warranty or other legal grounds in connection with the production, sale, distribution or licensing of products; and

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12.1.19.2.

in the four (4) years’ period preceding the Signing Date, no Material Company has voluntarily, or as a result of a legal obligation, recalled or removed from the market any product or has improved such product as part of a recall campaign or has issued a product warning to customers or consumers, with such recall, removal, improvement or product warning resulting in total costs for the Material Companies in excess of EUR 500,000 (in words Euro five hundred thousand) in the individual case.

12.1.20.	Taxes. To the Knowledge of Sellers and except as disclosed in Schedule 12.1.20,

12.1.20.1.

all returns, declarations, reports, applications for refund, notices or forms relating to any Tax, including any schedules or attachments thereto (herein “Tax Returns”), required to be filed with any Tax Authority by or on behalf of any Company within the three (3) years’ period prior to the Signing Date have been prepared diligently and in good faith within the meaning of Section 150 (2) German Tax Code (AO) (or equivalent provisions under the laws of any other jurisdiction), in all material respects, and have been filed when due;

12.1.20.2.

there are no facts or circumstances which would require an adjustment of Tax returns filed with any Tax Authority by or on behalf of any Company within the five (5) years’ period preceding the Signing Date according to Section 150 (2) German Tax Code (AO) (or equivalent provisions under the laws of any other jurisdiction);

12.1.20.3.

each of the Companies has timely paid and/or withheld when due all Taxes shown as payable by it on any Tax assessment issued by any Tax Authority or on any Tax Return filed by it with any Tax Authority; and

12.1.20.4.

(i) none of the Companies is involved in any extraordinary Tax audit or investigation (other than routine Tax audits in the ordinary course of business), (ii) no Tax dispute or other proceeding is pending in respect of any Material

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Company (other than ordinary appeals made in the light of proceedings pending at the German Federal Tax Court (Bundesfinanzhof)) and (iii) no Material Company has been notified by any Tax Authority that such authority intends to commence any such proceeding.

12.1.21.

Pensions. To the Knowledge of Sellers, Schedule 12.1.21 contains a complete and correct list of all plans (Vereinbarungen und Zusagen) of collective nature, including commitments based on works custom (betriebliche Übung), regarding company pensions (betriebliche Altersversorgung) and other long-term employee benefit plans of a comparable nature under which any of the Companies has any obligations, in the aggregate per plan, exceeding an amount of EUR 1,000,000 (in words: Euro one million) vis-à-vis current and past employees, directors and dependents thereof to provide company pension benefits, whether directly or via an external funding vehicle (including, without limitation, Direktversicherung, Pensionskasse, Pensionsfonds and Unterstützungskasse), or other long-term employee benefits of a comparable nature (herein “Pension Commitments”), it being understood that arrangements pursuant to mandatory local law (such as mandatory payments to the German statutory pension fund (gesetzliche Rentenversicherung)) shall not be construed as Pensions Commitments. To the Knowledge of Sellers, the Companies have always complied with the terms and conditions, requirements and obligations under or in connection with the Pension Commitments, be it vis-à-vis current and past employees, directors and dependents thereof, a support fund (Unterstützungskasse), a pension fund (Pensionsfond, Pensionskasse), or any other entity being entitled to any payments in connection with the Pension Commitments, including obligations arising by operation of law, except in each case where the failure to do so would not result in a Material Adverse Effect.

12.1.22.	Environmental Matters. To the Knowledge of Sellers,

12.1.22.1.

each Company is in compliance with all applicable Environmental Laws, public law contracts entered into with an authority (öffentlich-rechtliche Verträge) regarding Environmental Laws and orders, decrees, judgments and injunctions issued under Environmental Laws prior to the Signing Date, except where any such non-compliance would not constitute a Material Adverse Effect;

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12.1.22.2.

except as disclosed in Schedule 12.1.22.2, each Company has obtained all permits, licenses or other approvals issued by an authority which is necessary under Environmental Laws for any of the Companies to conduct the Business and the lack of which would result in a Material Adverse Effect (herein “Material Environmental Permits”) and is in compliance with the terms of such Material Environmental Permits, except where any such non-compliance would not constitute a Material Adverse Effect, and no Company has received written notice within the last thirty six (36) months prior to the Signing Date that any governmental authority intends to cancel or revoke any Material Environmental Permit;

12.1.22.3.

except as disclosed in Schedule 12.1.22.3, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, nor any demand, claim, hearing or notice of violation pending or threatened in writing in the last thirty six (36) months prior to the Signing Date against any Company relating to the Material Environmental Permits;

12.1.22.4.

there exists no presence of Hazardous Materials in the soil, ground water, surface water, land surface or building of the Material Owned Real Estate or real estate leased under the Lease Agreements (herein “Environmental Contamination”) except as specifically provided for in the Interim Combined Financial Statements or as disclosed in Schedule 12.1.22.4 or where such Environmental Contamination would not constitute a Material Adverse Effect.

12.1.23.	Investment Representations.

12.1.23.1.	Guarantor Common Stock to be received by Sellers hereunder will be acquired for investment for the account of each Seller, not as a nominee or agent for any unrelated

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third party, and, except as contemplated by this Agreement, not with a view to the resale or distribution (as such term is defined in the Securities Act) of any part thereof to any unrelated third party.

12.1.23.2.

Each of Sellers, together with its advisors, has received and read or reviewed, and is familiar with, this Agreement and the other agreements executed in connection with this Agreement. None of Sellers is relying on any communication of Guarantor, Purchaser or any of its Affiliates as investment advice or as a recommendation to acquire Guarantor Common Stock. Each of Sellers has made its own independent decision that the acquisition of Guarantor Common Stock hereunder is suitable and appropriate for itself.

12.1.23.3.

Each of Sellers, together with its advisors, has had an opportunity to ask questions and receive answers from Guarantor regarding the terms and conditions of the offering of Guarantor Common Stock hereunder and about other information, documents and records relative to Guarantor’s business assets, financial condition, results of operations and liabilities.

12.1.23.4.

Each of Sellers, upon advice of its advisors, is an experienced investor in securities and acknowledges that it can bear the economic risk of its investment hereunder in Guarantor Common Stock and has such knowledge and experience in financial, investment or business matters that it is capable of evaluating the merits and risks of the investment hereunder in Guarantor Common Stock. Each of Sellers is not (a) a U.S. citizen or (b) a natural person resident in the U.S.

12.1.23.5.	Each of Sellers understands that the acquisition of Guarantor Common Stock hereunder involves a high degree of risk.

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12.1.23.6.

Each of Sellers, upon advice of its advisors, understands that the Guarantor Common Stock it is acquiring hereunder is characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Guarantor in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration or an applicable exemption under the Securities Act and applicable state securities laws, except in certain limited circumstances.

12.1.23.7.

Each of Sellers understands that, with respect to the Guarantor Common Stock such Seller is acquiring hereunder, subject to the provisions of this Agreement, (a) Guarantor may issue stop transfer instructions to its transfer agent and (b) a restrictive legend may be placed on the notice of issuance of uncertificated shares or any certificates therefor in substantially the following form:

“[The shares subject to this notice of issuance of uncertificated shares/This certificate and the shares represented hereby] have been acquired for investment and have not been registered under the U.S. Securities Act of 1933, as amended (herein “Securities Act”), or the securities laws of any U.S. state or other jurisdiction. Such shares may not be offered, sold, pledged or transferred in the absence of such registration or receipt of an opinion of counsel in form and substance satisfactory to Thor Industries, Inc. that such offer, sale, pledge or transfer does not require registration under the Securities Act and such other applicable laws.”

12.1.23.8.	No Seller has engaged in any “Directed Selling Efforts in the U.S.” as defined in Regulation S of the Securities Act with respect to the Guarantor Common Stock to be acquired hereunder.

12.2.

Disclosure Schedules. All Schedules referred to in Section 12.1 above are herein collectively referred to as the “Disclosure Schedules”. The Parties agree that if any disclosure of events or documents made in the Disclosure Schedules is below

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any materiality threshold provided for such disclosure requirement or contains additional information, such disclosure shall not be used to construe or expand the scope of the required disclosure (including any standard of materiality) of such Sellers’ Guarantee.

12.3.	Bring-down of Disclosure Schedules.

12.3.1.

No earlier than three (3) Business Days prior to the Scheduled Closing Date, Sellers shall review the statements contained in Section 12.1 above whether any new events, facts and/or circumstances have become known to them after the Signing Date that constitute an inaccuracy of these statements as of the date of such review, such review to include inquiries with the Sellers’ Deal Team (as defined in Section 12.4 below), and prepare a disclosure letter accordingly. At the latest on the last Business Day before the Scheduled Closing Date, Sellers shall provide the disclosure letter to Purchaser, confirming the then current status regardless of whether it changed or not, such disclosure in no form whatsoever affecting Sellers’ obligations or liability towards Purchaser under this Agreement, in particular not affecting Sellers’ liability for any Sellers’ Guarantees that are given as per the Signing Date.

12.3.2.

If Sellers disclose to Purchaser any events, facts and/or circumstances which occurred between the Signing Date and the Closing Date and which would render any of the statements contained in Section 12.1 above incorrect had they been given as per the Closing Date,

12.3.2.1.	such disclosure shall not affect any of the Purchaser’s obligations pursuant to this Agreement, in particular, without limitation, to close the transactions as contemplated under this Agreement;

12.3.2.2.

those events, facts and/or circumstances shall not be deemed a breach or non-fulfillment of the relevant Sellers’ Guarantees that are given as of the Closing Date for which Seller(s) shall be liable to Purchaser and any limitations on Sellers’ liability in this Agreement, in particular, without limitation, the limitations of liability set forth in Sections 14.3.5 and 20 below, shall apply; and

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12.3.2.3.	such disclosure shall not affect Sellers’ liability for the Sellers’ Guarantees that are given as per the Signing Date.

12.4.

Knowledge of Sellers. For the purpose of this Agreement, “Knowledge of Sellers” means the actual knowledge (positive Kenntnis) of any of Seller 1, Seller 2 and Seller 3 and the individuals listed in Exhibit 12.4-1 (herein “Sellers’ Deal Team”) in relation to the Sellers’ Guarantees after due inquiry, conducted within the two (2) Business Days prior to the Signing Date,

12.4.1.

with respect to the Sellers’ Guarantees contained in Sections 12.1.1 through 12.1.22 above, except for the Sellers’ Guarantees contained in Sections 12.1.12.2 and 12.1.12.3 above (herein “Sellers’ Key Employees Guarantees”), with the individuals listed in Exhibit 12.4-2;

12.4.2.	with respect to the Sellers’ Key Employees Guarantees, with the individual listed and marked with “HR” in Exhibit 12.4-2; and

12.4.3.

with respect to the Sellers’ Key Employees Guarantees, with the individuals listed and marked with “MD”, but in each case only with respect to the Key Employees which are employed by the Material Companies set out next to the relevant individual, in Exhibit 12.4-2;

excluding any facts or circumstances which are deemed to be known by Sellers or Sellers’ Deal Team as a result of any actual or deemed knowledge of any other person or party being imputed (zugerechnet), whether by operation of law or otherwise.

12.5.

Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” means any change or effect that is, and/or could reasonably be expected to be, (i) in the individual case or (ii) in any series of cases (x) relating to the same Sellers’ Guarantee or Sellers’ Covenant, as the case may be, and (y) arising from the same fact pattern or the same facts and circumstances, materially adverse to the assets, financial condition and/or results of operations (Vermögens-, Finanz- und/oder Ertragslage) of any of the Companies or the Companies taken as a whole, and results, and/or could reasonably be expected to result, in Relevant Losses (as defined in Section 14.1 below) of any of the Companies in excess of EUR 10,000,000 (in words: Euro ten million).

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12.6.

Sellers do not give or assume any guarantees other than those set forth in Section 12.1 above and none of Sellers’ Guarantees shall be construed as a guarantee or representation with respect to the quality of the purchase object (Kaufgegenstand) within the meaning of Sections 276 (1), 443 German Civil Code (BGB) (Garantie für die Beschaffenheit der Sache).

13.	Purchaser’s and Guarantor’s Guarantees

13.1.

Purchaser and Guarantor hereby guarantee as joint and several debtors (Gesamtschuldner) by way of an independent guarantee pursuant to Section 311 (1) German Civil Code (BGB), that the statements set forth in Sections 13.1.1 through 13.1.9 below (herein collectively “Purchaser’s Guarantees”) are true and correct on the Signing Date and on the Closing Date:

13.1.1.

Enforceability, Capacity. Purchaser is a duly organized and validly existing, but not yet registered, limited partnership (Kommanditgesellschaft) under the laws of Germany. Guarantor is a corporation duly organized and validly existing under the laws of Delaware, USA, and registered with the Department of State, Division of Corporations of the State of Delaware under number 2013754. All partnership interests in Purchaser are indirectly held by Guarantor. This Agreement constitutes the legal, valid and binding obligation of Purchaser and Guarantor, enforceable against Purchaser and Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally. Purchaser and Guarantor have the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform their obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate actions of Purchaser and Guarantor. Except for the Clearances, Purchaser and Guarantor are not required to give any notice to any person or obtain any consent or governmental authorization or approval in connection with the execution and performance of this Agreement. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated under this Agreement will directly or indirectly violate the certificate of incorporation, articles of association or by-laws of Purchaser or Guarantor.

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13.1.2.

Bankruptcy, Insolvency or Judicial Composition Proceedings. No bankruptcy, insolvency or judicial composition proceedings concerning Purchaser or Guarantor have been applied for (i) by the management of Purchaser or Guarantor, or (ii), to the knowledge of Purchaser and Guarantor, any third party, and, to the knowledge of Purchaser and Guarantor, no circumstances exist which would require the application for any bankruptcy, insolvency or judicial composition proceedings concerning Purchaser or Guarantor or justify any action of voidance of this Agreement.

13.1.3.

Acquisition for Own Account. Purchaser is acquiring the EHG Group as an investment for its own account. Purchaser and its Affiliates have no intention of selling, granting any participation in, or otherwise distributing the Business, and Purchaser has not entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to the Business or any part thereof, except in each case for any transfer or distribution to any Affiliates of Purchaser.

13.1.4.

Financial Capability. Purchaser has, or at the Closing Date will have, sufficient immediately available funds to pay the Total Purchase Price, as well as any fees, costs and expenses incurred or to be made in connection with the transactions contemplated under this Agreement. Purchaser has delivered to the Sellers a complete and correct, as of the Signing Date, copy of a fully executed commitment letter (herein “Debt Commitment Letter”) from the financial institutions identified therein (herein collectively the “Lender”), pursuant to which the Lender has committed to provide, upon the terms and subject to the conditions set forth therein, debt financing in the amount set forth therein, such debt financing, any alternative financing or any notes or term loans issued in lieu thereof, in each case, obtained in accordance with this Agreement, herein also referred to as “Debt Financing”.

13.1.5.

Issuance Valid. Subject to the truth and correctness of the Sellers’ Guarantees contained in Section 12.1.23 above, at the time of the issuance of Guarantor Common Stock pursuant to this Agreement, such issuance will be exempt from the registration requirements of the Securities Act, will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable United States state securities laws and will have been issued in compliance with all applicable rules and regulations of the New York Stock Exchange (or

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such other securities exchange or quoting service that makes the primary market in shares of Guarantor Common Stock if it is not then listed on the New York Stock Exchange). At the time of the issuance of Guarantor Common Stock pursuant to this Agreement, the Stock Consideration shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens. Upon the effectiveness of a Registration Statement (as defined in Section 28.1 below), any Registrable Shares (as defined in Section 28.1 below) registered therein shall be freely tradable under the Securities Act by Sellers holding such Registrable Shares without restriction under the Securities Act subject to compliance by such Seller with all applicable securities laws.

13.1.6.

WKSI Status. Guarantor is a WKSI (as defined in Section 28.4 below) and eligible to file an automatic shelf registration statement on United States Securities and Exchange Commission Form S-3 (herein “Form S-3”).

13.1.7.

No Violation of Laws. Subject to the occurrence or the due waiver of the Clearances, the execution and performance by Purchaser and Guarantor of their obligations under this Agreement as well as all other agreements, instruments and documents to be executed or delivered under or in connection with this Agreement, do not and will not violate, conflict or result in any contravention of any applicable law or any regulation or judgment of any governmental authority applicable to Purchaser or Guarantor from time to time.

13.1.8.

Finders’ Fees. Purchaser and Guarantor do not have any obligation or liability to pay any fees or commissions to any broker, finder, agent (Erfüllungsgehilfe) or other third party with respect to the transactions contemplated under this Agreement for which Sellers could become wholly or partly liable.

13.1.9.

W&I Insurance. Any W&I Insurance (as defined in Section 20.4 below) taken out prior to the Closing Date provides for the benefit of Sellers that any claims against a Seller shall only be subrogated (by operation of law or contractually) in case of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Sellers or Sellers’ Deal Team.

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13.2.

In case of any breach or non-fulfillment by Purchaser or Guarantor of any of Purchaser’s Guarantees, Purchaser or, at the election of Sellers, Guarantor shall be liable for putting Sellers into the same position that they would have been in if the respective Purchaser’s Guarantee had been correct (Naturalrestitution) or, at the election of Sellers, for paying damages for non-performance (kleiner Schadenersatz) to Sellers.

14.	Remedies

14.1.

In the event of any breach or non-fulfillment of any of (i) Sellers’ Guarantees or (ii) any of Sellers’ Covenants (as defined in Section 16.7 below) ((i) and (ii) herein each “Purchaser Claim”) or (iii) any other claim of Purchaser for a breach, for which Sellers are at fault (schuldhafte Pflichtverletzung), unless explicitly provided otherwise in this Agreement, Sellers shall be liable for putting Purchaser or, at Purchaser’s election, any of the Companies into the same position that they would have been in if the respective Sellers’ Guarantee had been correct or the respective Sellers’ Covenant or other obligation of Sellers had not been breached (Naturalrestitution) (herein “Restitution in Kind”). At Sellers’ joint election or if and to the extent Restitution in Kind is not possible or not implemented within thirty (30) Business Days following a respective request of Purchaser, Sellers shall be liable for paying monetary damages for non-performance (kleiner Schadenersatz in Geld) to Purchaser or, at Purchaser’s election, any of the Companies, whereby with such monetary damages, Sellers shall put, at Purchaser’s election, Purchaser or any of the Companies financially in the same position that they would have been in if the respective Sellers’ Guarantee had been correct or the respective Sellers’ Covenant or other obligation of Sellers had not been breached, provided, however, that (a) for purposes of determining Sellers’ liability in respect to a Purchaser Claim for a breach of the Sellers’ Guarantees (other than the Fundamental Guarantees (as defined in Section 20.1.2 below) contained in Sections 12.1.1 through 12.1.2 above), only the Relevant Losses (as defined below) incurred by the respective Company and, in case of a breach of the Fundamental Guarantees contained in Sections 12.1.1 through 12.1.2 above, incurred by Purchaser, shall be taken into account and (b) Sellers shall in no event be liable for any Tax gross-up resulting from any payments to be made to any of the Companies. “Relevant Losses” shall mean actual losses calculated on a Euro-for-Euro basis and reasonably foreseeable indirect and/or consequential damages including reasonably foreseeable lost profits and shall exclude (i) any potential or actual reduction in value (Minderung) of the Companies beyond the actual damage incurred, (ii) any frustrated expenses (frustrierte Aufwendungen) and (iii) any

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incidental or internal costs and expenses incurred by the Companies or by Purchaser. The limitations under this Section 14.1 regarding the determination of Sellers’ liability shall not apply in case of a Purchaser Claim or any other claim of Purchaser against a Seller arising out of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Sellers, provided, however, that Sellers’ liability for willful deceit or intentional behavior of any of their vicarious agents (Erfüllungsgehilfen), except for Sellers’ Deal Team, shall remain excluded.

14.2.

In the event of any alleged Purchaser Claim, Purchaser shall give Sellers written notice of the alleged breach or non-fulfillment within twenty (20) days after discovery by Purchaser or any of the Companies of such breach or non-fulfillment, with such notice stating the nature thereof and the amount involved (to the extent that such amount has been determined at the time when such notice is given). Without prejudice to the validity of the (alleged) Purchaser Claim in question, Purchaser shall allow, and shall cause the Companies to allow, Sellers and their accountants and professional advisors to investigate the matter or circumstances alleged to give rise to such Purchaser Claim and whether and to what extent any amount is payable in respect of such (alleged) Purchaser Claim. For such purpose, Purchaser shall, and shall cause the Companies to, provide information and assistance as Sellers or their accountants or professional advisors may reasonably request, including (i) access to Purchaser’s and the Companies’ premises and personnel and (ii) the right to examine and copy or photograph any assets, accounts, documents and records, each during normal business hours. Sellers agree that all information obtained under this Section 14.2 shall be treated as Confidential Information (as defined in Section 27.2 below). This Section 14.2 shall also apply in case of court or arbitration proceedings pending between the Parties in connection with, or in relation to, any of the transactions contemplated under this Agreement.

14.3.	Sellers shall not be liable for, and Purchaser shall not be entitled to bring, any Purchaser Claim, if and to the extent that:

14.3.1.

the matter to which such Purchaser Claim relates has been taken into account in the Interim Combined Financial Statements by way of a specific or compounded provision (Einzel- oder Pauschalrückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert), in each case reasonably associated with the matter in question, or is reflected in the Equity Value Bridge;

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14.3.2.

the amount of such Purchaser Claim is recovered or could reasonably be recovered by Purchaser, any Affiliate of Purchaser or any of the Companies from a third party, in particular under any insurance policy, excluding, however, the W&I Insurance;

14.3.3.

the matter to which such Purchaser Claim relates or the payment or settlement of any item giving rise to a Purchaser Claim results in any benefits, advantages or savings, including by refund, set-off or reduction of Taxes and benefits resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung), in each case to the Companies, Purchaser and/or any Affiliate of Purchaser, provided that future benefits or savings shall be valued with their net present value calculated with the discount rate of 6% (in words: six percent) per annum;

14.3.4.

Purchaser, any Affiliate of Purchaser and/or (after the Closing Date) any of the Companies has contributed to (mitverursacht) such Purchaser Claim within the meaning of Section 254 (1) German Civil Code (BGB) and/or has failed to comply with its duty to mitigate damages (Schadensminderungsobliegenheit) pursuant to Section 254 (2) German Civil Code (BGB);

14.3.5.	the matter to which such Purchaser Claim relates was known by Purchaser; Purchaser shall be deemed to have knowledge of all matters disclosed in any of the following:

14.3.5.1.

any information disclosed to Purchaser, its representatives and/or professional advisors by or on behalf of Sellers in writing or in text form (Textform im Sinne von § 126b BGB) in connection with the transactions contemplated under this Agreement, including:

(i)

any presentation materials delivered and information provided to Purchaser, its representatives and/or professional advisors at management presentations, expert meetings and other meetings with Sellers and/or representatives of Sellers or the EHG Group, including in particular, the presentation materials

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delivered in the coffee meeting dated 24 April 2018, in the management meetings dated 30 July 2018 and 31 July 2018, in the legal expert session dated 27 July 2018, in the financial expert meeting dated 24 July 2018, in the operational expert meeting dated 27 July 2018 and in the meeting regarding outstanding due diligence items dated 19 August 2018;

(ii)

(a) the Financial Fact Book (Vol. 1: Consolidated Group) and the related Transactions Foundations Databook prepared by EY dated 10 April 2018, (b) the Financial Fact Book (Vol. 2: Main Legal Entities) and the related Transactions Foundations Databook prepared by EY dated 10 April 2018, (c) the Financial Fact Book Addendum – Current Trading Update and the related Transactions Foundations Databook prepared by EY dated 22 May 2018 and (d) the Explanatory Note to Page 97, Item No. 2 of the Financial Fact Book (Vol. 1: Consolidated Group) prepared by EY dated 10 April 2018;

(iii)	the Tax Fact Book prepared by EY dated 30 May 2018;

(iv)	the Commercial Report prepared by L.E.K. Consulting GmbH dated 23 March 2018;

(v)	(a) the Environmental and Social Governance Summary Report prepared by ERM GmbH dated May 2018 and (b) the Environmental and Key Health & Safety Assessment Reports prepared by ERM GmbH dated May 2018;

(vi)	the Fact Sheets prepared by Hengeler Mueller Partnerschaft von Rechtsanwälten mbB with cut-off date 2 June 2018; and

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(vii)

any answers in writing or in text form (Textform) given by Sellers or its representatives and/or professional advisors in connection with the question and answer process until and including 17 September 2018;

14.3.5.2.

any information Fairly Disclosed in the documents contained in the virtual data room operated by Merrill Corporation and accessible to Purchaser, its representatives and/or all or certain of its professional advisors until 18 September 2018 at 10:00 hours (herein “Data Room”), an electronic copy of which shall be preserved by the notary public Dr. Eva-Maria Hepp with offices in Munich, Germany, for purposes of providing evidence for the period beginning on the Signing Date and ending on the seventh (7th) anniversary of the Closing Date in accordance with the joint instruction letter executed by Sellers, Purchaser and the aforementioned notary on the Signing Date, a copy of which is attached hereto as Exhibit 14.3.5.2-1, as well as any information disclosed in the physical data room which was made accessible to certain of Purchaser’s professional advisers on 27 July 2018, 31 July 2018, 23 August 2018, 24 August 2018, 27 August 2018, 29 August 2018, 31 August 2018, 13 September 2018 and on 17 September 2018 and an index of which is attached hereto as Exhibit 14.3.5.2-2; and

14.3.5.3.	in any of the Disclosure Schedules, the Exhibits or elsewhere in this Agreement;

“Fairly Disclosed” shall mean that the facts and circumstances required to assess the nature and size of the relevant claim were disclosed in the applicable Data Room section and are not misleading and could be inferred by a reviewer of a reputable law, patent law or accounting firm or by Purchaser from the relevant document upon its review.

14.3.6.

the Purchaser Claim results from, or is increased as a result of, the passing of, or any change in, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any governmental authority after the Closing Date; or

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14.3.7.

the Purchaser Claim results from, or is increased as a result of, the procedures set forth in Section 14.2 above or Section 14.4 below not having been observed by Purchaser or, after the Closing Date, by Purchaser or the Companies.

14.4.

In the event that (i) an order of any governmental authority is issued, announced to be issued, threatened in writing or in text form to be issued or imminent (unmittelbar bevorstehend) against Purchaser or any of the Companies or (ii) Purchaser or any of the Companies are sued, threatened to be sued or imminent (unmittelbar bevorstehend) to be sued by a third party, including any governmental entity or authority, in each case in a manner which may give rise to a Purchaser Claim (herein “Third Party Claim”), Purchaser shall give Sellers notice of such Third Party Claim without undue delay (unverzüglich) but in any case no later than within ten (10) Business Days after Purchaser or any of the Material Companies have received the relevant written notice of such Third Party Claim, and the following principles shall apply:

14.4.1.

Purchaser shall procure (steht dafür ein) that Sellers are provided with all materials, information and assistance relevant in relation to the Third Party Claim, and are given reasonable opportunity to comment or discuss with Purchaser any measures which Sellers propose to take or to omit in connection with such Third Party Claim. In particular, Sellers shall be given an opportunity to comment on, participate in, and review any reports, audits or other measures and shall receive copies of all relevant orders (Bescheide) of any governmental authority without undue delay (unverzüglich) and, if possible, at least ten (10) Business Days prior to the expiry of any relevant objection period (Einspruchs-oder Widerspruchsfrist).

14.4.2.

No admission of liability shall be made by or on behalf of Purchaser or the Companies, and the Third Party Claim shall not be compromised, disposed of or settled, without the prior written consent of Sellers, such consent not to be unreasonably delayed or withheld.

14.4.3.

Sellers shall further be entitled, at their own discretion, to take such action (or cause Purchaser or the Companies to take such action) as Sellers deem reasonably necessary to avoid, dispute, deny, defend, appeal, resist, compromise or contest such Third Party Claim (including making counter-claims or other claims against third parties) in the name and on behalf of Purchaser or the Companies concerned, provided that

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Sellers irrevocably confirm in writing that (i) Sellers accept to be bound in relation to the Purchaser by the facts and circumstances underlying the Third Party Claim as assessed by the competent court as well as by the outcome of the Third Party Claim, and (ii) for a period which commences on the date on which Purchaser notifies the Sellers of a Third Party Claim in accordance with this Agreement and which ends six (6) months after the Third Party Claim has been adjudicated with binding effect (rechtskräftiges Urteil) or otherwise settled with binding effect (rechtskräftiger Vergleich) in accordance with this Agreement, any statute of limitation of a Purchaser Claims that the Purchaser may have in relation to such Third Party Claim shall be interrupted (gehemmt), and further provided that (a) Sellers may not take any action if such action shall cause a detrimental effect on the Companies’ business or Purchaser’s reasonable business interests and (b) the Third Party Claim shall not be compromised, disposed or settled without the prior written consent of Purchaser, such consent not to be unreasonably delayed or withheld. Purchaser shall give, and shall procure (steht dafür ein) that the Companies give, subject to them being reimbursed all reasonable and evidenced costs and out of pocket expenses, all such information and assistance as described above, including reasonable access to premises and personnel during normal business hours and without causing substantial disruption of the business operations and the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any Third Party Claim or liability as Sellers or their professional advisors may reasonably request.

14.4.4.	Sellers agree that all information obtained under this Section 14.4 shall be treated as Confidential Information.

14.4.5.

To the extent that Sellers are in breach of a Sellers’ Guarantee or a Sellers’ Covenant or are in breach for which Sellers are at fault (schuldhafte Pflichtverletzung) of any obligations under this Agreement, all costs and expenses reasonably incurred and evidenced by Purchaser or the Companies in connection with the defense of an alleged Third Party Claim shall be borne by Sellers; if it turns out that Sellers were not in breach, any costs and out-of-pocket expenses reasonably incurred and evidenced by Sellers in connection with such defense shall be borne by Purchaser.

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14.5.

Any payment made under this Section 14 shall be deemed and treated as an adjustment to the Total Purchase Price. In no event shall Sellers owe to Purchaser any gross-up for Taxes falling due in connection with any compensation for Relevant Losses received from Sellers.

14.6.

If and to the extent a Purchaser Claim relates to Relevant Losses incurred by a Company, the amount of Relevant Losses to be paid by Sellers to Purchaser shall be the total amount of Relevant Losses incurred by the respective Company multiplied by Sellers’ direct or indirect shareholding percentage in the equity of such Company on the Closing Date.

14.7.

In case of any non-fulfillment or breach by Purchaser and/or the Companies of any of the obligations set forth in Section 14.2 and Section 14.4 above, Purchaser shall be liable for putting Sellers into the same position that they would have been in if the respective obligations had been duly fulfilled (Naturalrestitution) or, at the election of Sellers, for paying damages for non-performance (kleiner Schadenersatz) to Sellers.

14.8.

If an alleged Purchaser Claim is an Insured Claim to which the Total W&I Liability Cap is applicable, Purchaser is released from its obligations under Sections 14.2 and 14.4 above and Purchaser may deal with a Third Party Claim as Purchaser deems appropriate, and Sellers shall not be entitled to exercise their rights under Section 14.4 above.

15.	Tax Indemnity

15.1.	Subject to the provisions of this Section 15, Sellers shall indemnify and hold harmless (freistellen) Purchaser and/or, at Purchaser’s election, the Companies from and against:

15.1.1.

any Taxes payable by or imposed on any Company and (i) relating to any periods or portions thereof ending on or before the Effective Date (herein “Pre-Effective Date Tax Period”), (ii) relating to the Corporate Reorganizations, and/or (iii) triggered by the violation of existing holding periods through the sale of the Target Shares or the Contribution ((i) through (iii) herein each a “General Tax Indemnification Claim”); and

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15.1.2.

any trade Tax (Gewerbesteuer) on capital gain payable by or imposed on EHG, or the Target Company as general legal successor (Gesamtrechtsnachfolger) of EHG, as the case may be, which arises as a consequence of the sale and/or transfer of the Target Shares under this Agreement or the Contribution (herein each a “Trade Tax Indemnification Claim” and, together with the General Tax Indemnification Claims, herein collectively “Tax Indemnification Claims”), by paying an amount equal to such Taxes to Purchaser or, at Purchaser’s election, to the respective Company, if and to the extent that such Taxes have not been paid on or prior to the Effective Date or have not been reflected in the Equity Value Bridge or the Interim Combined Financial Statements.

15.2.

Purchaser may raise a Tax Indemnification Claim only by delivering to Sellers’ Representative a written claim notice (herein “Tax Claim Notice”). In the Tax Claim Notice, Purchaser shall specify the amount of the Tax Indemnification Claim and describe the underlying facts and circumstances in reasonable detail. The Tax Claim Notice shall include a copy of the relevant Tax assessment, if any, and related documents to the extent necessary to properly assess and evaluate the Tax Indemnification Claim. Sellers’ payment obligation pursuant to Section 15.1 above shall become due and payable within ten (10) Business Days after Sellers have received the Tax Claim Notice, provided, however, that Sellers shall not be obliged to make any payment earlier than two (2) days prior to such Taxes becoming due and payable to the competent Tax Authority. In the case of any taxable period that includes, but does not end on, the Effective Date (herein “Straddle Period”), the amount of any Taxes according to Section 15.1.1 lit. (i) above based on or measured by income or receipts of the applicable Company for the Pre-Effective Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Date and the amount of other Taxes of the applicable Company for a Straddle Period which relate to the Pre-Effective Date Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in such Straddle Period.

15.3.

Purchaser shall procure (steht dafür ein) that Sellers’ Representative is informed in a timely manner of all Tax assessments (Steuerbescheide) and announcements of Tax audits (Betriebsprüfungen) which may give rise to a claim of Purchaser under

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Section 15.1 above. Purchaser shall procure (steht dafür ein) that Sellers’ Representative is provided with all relevant documents and other information reasonably required by Sellers’ Representative to evaluate the Tax assessments or Tax audits and the potential liability of Sellers in connection therewith. If and to the extent that Tax audits of the Companies relate to Taxes for which Sellers may be liable under Section 15.1 above, Sellers’ Representative shall at its request be given the opportunity to instruct, at its own expense, counsel, accountants or auditors in relation to such Tax audits and to participate in meetings with Tax Authorities in relation to such Tax audits.

15.4.

Purchaser shall take into account, and shall procure (steht dafür ein) that the Companies take into account, such action as Sellers’ Representative may reasonably require by written notice to Purchaser to avoid, dispute, resist, appeal or otherwise defend against any claim for Taxes for which Sellers may be liable under Section 15.1 above. Purchaser shall procure (steht dafür ein) that Sellers’ Representative will be provided with all relevant documents, other information and assistance reasonably required by Sellers’ Representative for the defense, provided that, after taking into account the comments of Sellers’ Representative, the final determination with respect to the matters set forth herein shall be made in the sole discretion of Purchaser. Purchaser shall keep Sellers’ Representative informed to a reasonable extent of the status of the defense. Sellers’ Representative shall be given the opportunity to participate in the defense at its own expense with its own counsel. No concession shall be made by Purchaser or the Companies, and no claim for Taxes shall be acknowledged or settled, without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned, thereby taking into account also the reasonable business interests of the Companies.

15.5.	Purchaser shall not have a Tax Indemnification Claim under Section 15.1 above if and to the extent that:

15.5.1.

Purchaser has failed to comply with its obligations (i) under Sections 15.3 and/or 15.4 above and/or (ii), with respect to a Trade Tax Indemnification Claim, with Purchaser’s Tax Covenants (as defined in Section 22.9 below) and such failure has triggered, increased or failed to decrease the Taxes for which Purchaser seeks indemnification hereunder, provided, however, that in connection with a Trade Tax Indemnification Claim, there shall be a rebuttable presumption (widerlegbare Vermutung) that any non-compliance with the obligations under Sections 15.3 and 15.4 above and/or Purchaser’s Tax Covenants below has triggered, increased or failed to decrease the relevant Taxes;

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15.5.2.

any of the Companies is, as the result of an adjustment or payment giving rise to the Taxes for which indemnification is sought, entitled to any benefits by refund, set-off or a reduction of Taxes (e.g., in the case of a lengthening of amortization or depreciation periods or higher depreciation allowances, but excluding any benefits resulting from the step-up in the assets’ tax basis as a consequence of the sale and/or transfer of the Target Shares under this Agreement or the Contribution); provided that future benefits shall be valued with their net present value calculated with the discount rate of 6% (in words: six percent) per annum;

15.5.3.

the relevant Tax results from any change in the accounting or taxation principles or practices of the Companies (including methods of submitting Tax Returns) introduced after the Effective Date, unless required by law;

15.5.4.

the relevant Tax results from or is increased by any transaction, action or omission (including but not limited to the change in the exercise of any Tax election right, the approval or implementation of any reorganization measure, the adjustment of any transfer pricing or the sale of any asset) carried out, effected or made by Purchaser, any Company or any of their respective Affiliates after Closing, unless such transaction, action or omission has been carried out (i) in order to implement the Corporate Reorganizations in accordance with this Agreement and the Corporate Reorganization Documents, or (ii) upon the written instructions of Sellers; or

15.5.5.	the relevant Tax results from or is increased by the passing of or any change in any law coming into force after the Effective Date whether or not purporting to have retrospective effect.

Section 14.3.2 above shall further apply accordingly to any Tax Indemnification Claim under Section 15.1 above.

15.6.

Any claims under this Section 15 shall be calculated on a pro rata-basis which reflects, as the case may be on a look through basis (durchgerechnete Beteiligung), the percentage of the direct or indirect ownership in the respective Company as it held and acquired by Purchaser as at the Closing Date.

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15.7.

Any Tax Indemnification Claims of Purchaser under Section 15.1 above shall be time-barred six (6) months after the final expiration of all relevant statutes of limitation periods (Festsetzungsfristen) for the relevant Tax, but the latest after the seventh (7th) anniversary of the Closing Date, provided that, in case Purchaser or the relevant Company challenges the claim underlying a Tax Indemnification Claim, in case of a Trade Tax Indemnification Claim, however, only if such challenge of the claim underlying the Trade Tax Indemnification Claim was requested by Sellers, (herein “Underlying Tax Claim”) before the Tax Authorities or the Tax courts, as the case may be, the respective Tax Indemnification Claim shall only expire six (6) months after the Underlying Tax Claim has been finally settled or adjudicated in court with binding effect (rechtskräftig entschieden).

15.8.

The aggregate liability of Sellers for all claims of Purchaser pursuant to this Section 15, other than for any Trade Tax Indemnification Claim, shall not exceed the Total W&I Liability Cap. If a Tax Indemnification Claim for which Sellers may be liable under Section 15.1 above is covered by the W&I Insurance and is subject to the Total W&I Liability Cap, Purchaser is released from its obligations under Sections 15.3 and 15.4 above, respectively, with respect to such Taxes and Sellers shall not be entitled to exercise their rights under Sections 15.3 or 15.4.

15.9.

Any payment made under this Section 15 shall be deemed and treated as an adjustment to the Total Purchase Price. Sellers shall not be liable for any Tax gross-up resulting from any payments made to any of the Companies pursuant to this Section 15.

16.	Sellers’ Covenants

16.1.

For the period between the Signing Date and the Closing Date, Sellers shall procure (stehen dafür ein) that the Companies continue to operate the Business in the ordinary course of business and in a manner substantially consistent with past practice, except as required in connection with the Corporate Reorganizations or otherwise set forth in the Corporate Reorganization Documents or where the individual failure to do so would not result in a Material Adverse Effect.

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16.2.

For the period between the Signing Date and the Closing Date, Sellers shall procure (stehen dafür ein) that the Target Company and the other Companies shall not, except (i) as disclosed in Exhibit 16.2 or specifically referred to in this Agreement or the Corporate Reorganization Documents or (ii) as required by law or (iii) with the prior consent of Purchaser which shall not be unreasonably delayed or withheld and be deemed granted if and to the extent no objection from or on behalf of Purchaser is received in text form (Textform) by Sellers within three (3) Business Days following receipt by Purchaser of the request for consent:

16.2.1.

adopt any domination, profit and loss transfer agreements or any other enterprise agreements (Unternehmensverträge) within the meaning of Sections 291 and 292 German Stock Corporation Act (AktG) or comparable profit sharing or pooling agreements or arrangements under the laws of other jurisdictions;

16.2.2.

file for or enter into any merger, split-off, conversion or any other restructuring under the German Transformation Act (UmwG) or comparable transactions or arrangements under the laws of other jurisdictions;

16.2.3.	amend the articles of association, by-laws or other constitutional documents;

16.2.4.

(i) issue or redeem (einziehen) any shares, equity securities or securities convertible into shares or equity securities or (ii) agree to issue or redeem, or grant any option in respect of or over, shares or equity securities or securities convertible into shares or equity securities, except for, in each case of (i) and (ii), issuances to, or redemptions by, a Company;

16.2.5.	enter into dissolution or winding-up proceedings in relation to a Company;

16.2.6.

enter into any acquisition or divestiture of a shareholding, business or real estate for a consideration or with a book value exceeding an amount of EUR 2,000,000 (in words: Euro two million) in the individual case;

16.2.7.

make any material capital expenditure exceeding an amount of EUR 2,000,000 (in words: Euro two million) in the individual case, except pursuant to agreements or commitments existing on the Signing Date;

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16.2.8.	enter into any sale, lease, assignment, transfer, license or other form of disposal of any Material Fixed Asset, except in the ordinary course of business consistent with past practice;

16.2.9.

permit any of its Material Fixed Assets to be subjected to any mortgage, pledge, encumbrance or charge of any kind, except for those arising by operation of law or in the ordinary course of business consistent with past practice;

16.2.10.

enter into any collective agreements with unions, works councils or other employee representative bodies other than industry wide collective bargaining agreements (Flächentarifverträge) or in the ordinary course of business consistent with past practice;

16.2.11.

grant any increase in wages, salaries, bonuses or other remuneration of any directors or employees other than increases which (i) are provided for by collective bargaining agreements (Tarifverträge) or references to such bargaining agreements in the individual employment contracts or (ii) are granted in the ordinary course of business consistent with past practice;

16.2.12.

incur any incremental (zusätzliche) financial liability for borrowed money exceeding an amount of EUR 5,000,000 (in words: Euro five million) in the aggregate or issue any guarantee exceeding such amount in the aggregate, in each case excluding liabilities for borrowed money, guarantees, bonds or letters of credit incurred or issued (i) towards any Company, (ii) under the External Debt Financing Agreements or (iii) in the ordinary course of business and in amounts and on terms consistent with past practice;

16.2.13.	cancel or waive any claims or rights each with an individual market value exceeding an amount of EUR 1,000,000 (in words: Euro one million);

16.2.14.

enter into any agreement containing a change of control clause or a clause with a similar effect, or amended an existing agreement to contain such clause which would be triggered by the transfer of the Target Shares contemplated under this Agreement;

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16.2.15.	effect any material change to any method of accounting or accounting practice or policy currently applied by the Material Companies; or

16.2.16.	agree, whether or not in writing, to do any of the foregoing.

16.3.

For the period between the Signing Date and the Closing Date, Sellers shall use reasonable efforts to ensure (um sicherzustellen) that the Target Company shall, (i) commence preparation of, promptly following the execution of this Agreement, financial statements of the Target Company that meet the requirements of Item 9.01(a) of the United States Securities and Exchange Commission Form 8-K (herein “Form 8-K”) and (ii) provide a manually signed report of EY or another member firm of the Ernst & Young network meeting the requirements of Section 2-02 of Regulation S-X and a manually signed consent of EY or another member firm of the Ernst & Young network to the inclusion in the Form 8-K to be filed by Purchaser with the SEC of all financial statements referred to in lit. (i) above and the report thereon referred to in lit. (ii), it being, however, understood that nothing in this Section 16.3 shall render Sellers liable for the contents and/or correctness of the Form 8-K.

16.4.

For the period between the Signing Date and the Closing Date, Sellers shall, and shall use reasonable efforts to ensure (um sicherzustellen) that the Target Company shall, cooperate with, and provide all information and documents reasonably requested by, Purchaser regarding the Companies in order to assist Purchaser in the preparation of the pro forma financial information required by Item 9.01(b) of Form 8-K, it being, however, understood that nothing in this Section 16.4 shall render Sellers liable for the contents and/or correctness of the pro forma financial information so prepared.

16.5.

Until the Closing, Sellers shall use reasonable efforts to ensure (um sicherzustellen) that the Target Company will deliver to Purchaser unaudited consolidated financial statements of the Target Company as at and for the monthly period ending on the last day of the preceding month (herein “Subsequent Monthly Financial Statements”) on or before the tenth (10th) day of each month or, as regards the Subsequent Monthly Financial Statements for August 2018, on or before 26 September 2018 or, as regards the Subsequent Monthly Financial Statements for September 2018, on or before 31 October 2018, it being agreed that the Subsequent Monthly Financial Statements will be prepared on a consistent basis with the Interim Combined Financial Statements, and the Target Company will also deliver other key performance indicators regularly reported to management, it being, however, understood that nothing in this Section 16.4 shall render Sellers liable for the contents and/or correctness of the Subsequent Monthly Financial Statements and other information so delivered.

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16.6.

For the period between the Signing Date and the Closing Date, Sellers shall, and shall use reasonable efforts to ensure (um sicherzustellen) that the Target Company and the other Companies shall, (i) upon reasonable advance notice from Purchaser, allow Purchaser and each of its directors, officers, employees, agents, accountants, consultants and other advisors and representatives reasonable access during normal business hours to, and furnish them with, all documents, records, work papers and information (including financial information) with respect to, all of the properties, assets, personnel, books, contracts, agreements, consent or governmental authorization or approval, reports and records relating to the Target Company and any Material Company as Purchaser may reasonably request and (ii) cooperate with Purchaser to, and use their reasonable efforts to, assess and evaluate necessary changes to the internal control procedures of the Companies to remedy any matters that could reasonably be expected to cause the internal control procedures of the Companies to be ineffective in any material respect as reasonably requested by Purchaser, in each case under clauses (i) and (ii), only to the extent that such access, disclosure or cooperation would not violate any applicable law.

16.7.

For the period between the Signing Date and the Closing Date, Sellers shall, and shall use reasonable efforts to ensure (um sicherzustellen) that, to the extent the same would not violate any applicable law, the Target Company and the other Companies shall coordinate with Purchaser to establish commercially reasonable procedures and methodologies to conduct inventory counts for the Business. It is contemplated that the initial inventory count will be conducted on or around the Closing Date.

16.8.

Sellers shall reasonably cooperate with Purchaser with a view to, and use reasonable best efforts to assist Purchaser with, causing the W&I Insurance (as defined in Section 20.4 below) to be issued to Purchaser and effective as of the Closing Date, it being agreed that Sellers shall have no responsibility of whatsoever form regarding Purchaser’s ability to obtain the W&I Insurance.

16.9.

Each of Sellers agrees to furnish any additional information reasonably requested in writing by Purchaser or any of its Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the acquisition of Guarantor Common Stock hereunder.

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16.10.

Each of Sellers agrees that in no event will it make any transfer or disposition of any of the shares of Guarantor Common Stock received pursuant to this Agreement other than in accordance with applicable law, in particular the Securities Act.

16.11.

To the extent any event, occurrence, change, development, state of facts, circumstances or condition occurs, after the Signing Date and before the Closing Date, that results in any of the Sellers’ Guarantees contained in Section 12.1.23 above to be no longer true in all material respects, the Seller to which such event, occurrence, change, development, state of facts, circumstances or condition relates shall notify Purchaser in writing of such event, occurrence, change, development, state of facts, circumstances or condition no later than (i) five (5) Business Days prior to the Scheduled Closing Date or (ii), if such event, occurrence, change, development, state of facts, circumstances or condition occurs within five (5) Business Days of the Scheduled Closing Date, the day immediately prior to the Scheduled Closing Date.

16.12.	The covenants of Sellers contained in this Section 16 and Sellers’ Tax Covenants (as defined in Section 18.2 below) are herein collectively referred to as “Sellers’ Covenants”.

17.	No Leakage

17.1.

During the period from (but excluding) the Effective Date until (and including) the end of the Closing, there has been no Leakage Transaction (as defined below). “Leakage Transaction” shall mean any of the following actions or transactions carried out for the benefit of a (i) Seller, (ii) a related person (Angehöriger) of a Seller within the meaning of Section 15 German Tax Code (AO), (iii) a non-marital partner (Partner einer nichtehelichen Lebensgemeinschaft) of a Seller or (iv) a Sellers’ Affiliate ((i) through (iv) herein each a “Sellers’ Related Person”):

17.1.1.

any (i) payment or declaration of any interim or other dividend or similar distribution (whether in cash or in kind) or (ii) payment of any remittance (Entnahme) or (iii) repayment of capital in breach of capital maintenance rules (verbotene Einlagenrückgewähr) paid or made by any Company, or (iv) any payment or asset transfer made without legal cause (ohne Rechtsgrund) or any payment or asset transfer which qualifies as constructive dividend (verdeckte Gewinnausschüttung);

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17.1.2.	any return of share capital (whether by reduction of share capital or redemption or purchase of shares, or otherwise) by any Company;

17.1.3.	any disbursement (Auszahlung) under any upstream loan exceeding the Actual Aggregate Upstream Loan Amount;

17.1.4.	any payment, or commitment to pay, or assumption, by a Company of, or any granting of guarantees or securities by a Company for, any liabilities owed by a Sellers’ Related Person;

17.1.5.

any waiver by a Company of a claim previously recognized in the books and records of such Company against a Sellers’ Related Person, in each case granted or promised in connection with the execution of this Agreement and the consummation of the transactions contemplated under this Agreement;

17.1.6.

any payment by a Company of any bonus, extra compensation, fees or commissions, and any gifts or donations made by a Company, to any of its managing directors, similar executives, members of a corporate body, employees, brokers, finders, agents or adviser to the extent granted in connection with the execution of this Agreement and the consummation of the transactions contemplated under this Agreement;

17.1.7.

any payment by any Company of charges or fees for external advisory or other professional services to the extent rendered in connection with the execution of this Agreement and the consummation of the transactions contemplated under this Agreement;

17.1.8.	the conclusion of any agreement between a Company and a Sellers’ Related Person, to the extent it is not at arm’s length;

17.1.9.	any assets encumbered, or liabilities assumed, indemnified or otherwise incurred, in each case by a Company unless in each case against fair consideration; and

17.1.10.	any agreement to do any of the foregoing;

in each case unless and to the extent fully compensated by Sellers’ Related Persons prior to the Closing Date and in each case except for any Leakage Transaction (i) contained in the Equity Value Bridge or the Interim Combined Financial

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Statements, it being understood that the Interim Combined Financial Statements do not show and permit the pay-out of any dividends or withdrawals (Entnahmen), (ii) disclosed in Exhibit 17.1, (iii) required or permitted by the terms of this Agreement (including any disbursements (Auszahlungen) under the Upstream Loans up to the Actual Aggregate Upstream Loan Amount), (iv) reimbursable against Sellers under a certain agreement on the allocation of advisory costs (Vertrag über die Verteilung von Beratungskosten) entered into amongst Sellers, the Target Company and EHG dated 9 August 2018 or (v) approved in advance by Purchaser in writing, ((i) through (v) collectively “Permitted Leakage”). The Parties agree that costs or expenses incurred, or to be incurred, in connection with the Corporate Reorganizations, such as fees for the respective tax and valuation advice or the preparation of the Corporate Reorganization Documents or respective notarial fees or other costs and expenses in this context, shall not constitute a Leakage Transaction, including in cases where such costs or expenses may be qualified as a constructive dividend (verdeckte Gewinnausschüttung), except for expenses for external advisory or notarial services incurred, or to be incurred until the Closing Date, in connection with the Corporate Reorganizations in excess of EUR 2,500,000 (in words: Euro two million five hundred thousand), which shall constitute a Leakage Transaction.

17.2.

In the event a statement contained in Section 17.1 is not correct, the Seller for whose Sellers’ Related Person’s benefit the action or transaction was carried out (herein “Beneficiary of Leakage”) shall pay to the Purchaser and/or, at Purchaser’s election, to the respective Company an amount equal to the amount of any payment or the fair market value of benefit made, received or granted under the respective Leakage Transaction (herein “Leakage Value”), in each case plus Taxes at the level of the Companies attributable to such Leakage Value (herein “Leakage Indemnification”). The relevant Beneficiary of Leakage shall waive and shall procure the waiver of any claims against a Company that is outstanding after the Closing Date under a Leakage Transaction and shall indemnify and hold harmless the Companies from any such claims of their Affiliates.

17.3.

Sections 14.2, 14.3.3, 14.3.4, 14.3.7, 14.5 and, in the case that Purchaser elects to have the Leakage Value paid to Purchaser for a Company not being wholly owned by Sellers immediately prior to Closing, Section 14.6 above shall apply mutatis mutandis.

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18.	Contributions Undertakings and Covenants

18.1.

The contribution and transfer of all limited partnership interests (Kommanditbeteiligungen) in Grundstücksgesellschaft Sassenberg GmbH & Co. KG, a limited liability partnership (Kommanditgesellschaft) under the laws of Germany, having its registered office (Sitz) in Bad Waldsee, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRA 600341, to the Target Company pursuant to a certain contribution agreement dated 26 April 2017 between Sellers and the Target Company (herein “Sassenberg Contribution”) initiated a holding period pursuant to Section 22 (1) German Transformation Tax Act (UmwStG). The Contribution shall, subject to the occurrence of Closing, not be effected at book values, but will instead be effected at fair market values (Gemeiner Wert) for Tax purposes (i.e., is not and will not be neutral for Tax purposes), except to the extent required otherwise by mandatory law. The holding period initiated by the Sassenberg Contribution will be breached by the sale and transfer of the Target Shares contemplated under this Agreement. The Parties assume that, as a consequence of the breach of the holding period and as a consequence of the Contribution, certain Tax benefits and Tax liabilities will arise at the level of the Companies. The Parties have taken into account such Tax benefits and Tax liabilities in the calculation of the Base Purchase Price, and the Parties agree that such Tax benefits and Tax liabilities are finally settled between the Parties and that there shall be no subsequent adjustment of the Base Purchase Price, and no Party shall have any claim against the other Party, in case that the actual Tax benefits and/or Tax liabilities turn out to be higher or lower than assumed in the calculation of the Base Purchase Price or even turn out to be non-existing. In particular, Sellers do neither guarantee the availability of a certain step-up volume within the meaning of Section 23 (2) German Transformation Tax Act (UmwStG) and/or of a certain step-up volume resulting from the Contribution nor the actual realization of any Tax savings associated therewith at the level of the Companies or Purchaser.

18.2.

With respect to the expected Tax benefits of the relevant Companies as a result of a step-up pursuant to Section 23 (2) German Transformation Tax Act (UmwStG) in connection with the Sassenberg Contribution, Sellers shall:

18.2.1.

as soon as reasonably possible after the Closing Date notify their competent Tax offices of the need for the reassessments of income Tax for the year 2016 pursuant to Section 22 (1) German Transformation Tax Act (UmwStG);

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18.2.2.

declare in such notification in respect of income tax for the year 2016 a respective contribution gain I (Einbringungsgewinn I) within the meaning of Section 22 (1) (3) German Transformation Tax Act (UmwStG) in the amount of EUR 6,245,000 (in words: Euro six million two hundred forty-five thousand) (before reduction by 1/7 (in words: one seventh) per year which has lapsed since 31 August 2016) which is calculated in accordance with Exhibit 22.1.2, unless required otherwise by mandatory law;

18.2.3.	settle (entrichten) any income Tax assessed against Sellers on the contribution gain I when due (fällig) and payable (zahlbar); and

18.2.4.	keep Purchaser duly informed of the steps pursuant to Sections 18.2.1 through 18.2.3 above;

(herein collectively “Sellers’ Tax Covenants”).

18.3.

Purchaser shall procure (steht dafür ein) that the application for the tax certificates within the meaning of Section 22 (5) German Transformation Tax Act (UmwStG) shall be made by each relevant Company.

18.4.

In the event that any of the competent Tax offices assesses (i) in respect of the Sassenberg Contribution a contribution gain I which is higher than the contribution gain I as declared by Sellers pursuant to Section 18.2.2 above or (ii) in respect of the Contribution, a fair market value of the contributed assets or an allocation of the values of the contributed assets that deviates from the fair market value or the allocation that would have been determined if the principles set out in Exhibit 22.1.2 had been fully applied, Sellers are free to take all legal actions which Sellers, in their absolute discretion, deem reasonable in order to challenge such assessment, including the filing of an appeal or a lawsuit, and Sellers are free to request Purchaser to take, or to procure (dafür einstehen) that the Companies shall take, all such actions, provided that such actions are in line with the principles set out in Exhibit 22.1.2.

19.	Use of Family Name “Hymer”

Sellers shall, and shall procure (stehen dafür ein) that the Target Company shall, enter into a license agreement in relation to the use of the family name “Hymer” on or prior to the Scheduled Closing Date substantially in the form as attached hereto as Exhibit 19 (herein “License Agreement”).

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20.	Expiration and Limitation of Claims

20.1.	All Purchaser Claims and any other claims of Purchaser under this Agreement shall be time-barred (verjähren) two (2) years after the Closing Date. Exempted herefrom are:

20.1.1.

all claims of Purchaser arising (i) from a breach of a Sellers’ Guarantee contained in Sections 12.1.1 through 12.1.3 above (herein collectively “Fundamental Guarantees”) or (ii) in relation to the performance claims (Erfüllungsansprüche) to transfer title to the Target Shares and to enter into the License Agreement which shall be time-barred (verjährt) on the fifth (5th) anniversary of the Closing Date;

20.1.2.	all Tax Indemnification Claims which shall be time-barred (verjährt) in accordance with Section 15.7 above;

20.1.3.	all claims of Purchaser under the Leakage Indemnification arising under Section 17.2 above which shall be time-barred (verjährt) eighteen (18) months after the Closing Date; and

20.1.4.

all claims of Purchaser against a Seller arising as a result of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Sellers or Sellers’ Deal Team which shall be time-barred (verjähren) in accordance with the statutory provisions set forth in Sections 195, 199 German Civil Code (BGB);

(herein collectively “Time Limitations”).

All claims of Purchaser referred to under Sections 20.1.1, 20.1.3 and 20.1.4 above as well as all Trade Tax Indemnification Claims pursuant to Section 15.1.2 above are herein collectively referred to as “Exempted Claims”.

20.2.

The expiry period for any claims of Purchaser under or in connection with this Agreement shall be suspended (gehemmt) pursuant to Section 209 German Civil Code (BGB) by any timely demand for fulfillment pursuant to Section 14.2 above, provided that Purchaser commences arbitral proceedings in accordance with

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Section 36.2 below within three (3) months after the expiry of the relevant Time Limitation. Section 203 German Civil Code (BGB) shall apply, unless the relevant Parties agree in writing that the expiry period shall not be suspended (gehemmt) on the basis of pending settlement negotiations.

20.3.

No liability shall attach to Sellers under or in connection with a Purchaser Claim if and to the extent the Relevant Losses in relation to an individual Purchaser Claim or several Purchaser Claims relating to the same Sellers’ Guarantee and arising from the same or factually similar fact pattern or circumstances (gleicher oder faktisch ähnlicher Lebenssachverhalt) do not exceed EUR 2,000,000 (in words: Euro two million) (herein “De Minimis Claims”) and until the aggregate amount of the Relevant Losses in relation to all such Purchaser Claims (excluding De Minimis Claims and Exempted Claims) exceeds an aggregate amount of EUR 25,000,000 (in words: Euro twenty-five million) (Freigrenze) (herein “Threshold”). If the aggregate amount of the Relevant Losses in relation to all Purchaser Claims (excluding De Minimis Claims and Exempted Claims) exceeds the Threshold, Purchaser may claim the full Relevant Losses, subject to the other provisions of this Section 20. The limitations of this Section 20.3 shall not apply to any Exempted Claims.

20.4.

The aggregate liability of Sellers for all claims for a breach of Sellers’ Guarantees and for all Tax Indemnification Claims (herein collectively “Insured Claims”) shall, subject to Section 20.6 below, (i) with respect to all Sellers taken together not exceed EUR 1 (in words: Euro one) (herein “Total W&I Liability Cap”) and (ii) with respect to each Seller individually not exceed an amount equal to the Total W&I Liability Cap multiplied with the Pro Rata Liability Percentage (as defined in Section 25 below) of the respective Seller (herein “Individual W&I Liability Caps”, and, together with the Total W&I Liability Cap, herein collectively “W&I Liability Caps”). Purchaser expressly acknowledges and the Parties agree that any liability of Sellers for Insured Claims (other than for Exempted Claims) in excess of the W&I Liability Caps shall be excluded. Consequently, Purchaser’s sole recourse with respect to Insured Claims (other than for Exempted Claims) in excess of the W&I Liability Caps shall be against the entity or entities, as the case may be, underwriting the Insured Claims (each herein “Insurer”). Purchaser expressly acknowledges and the Parties agree that the validity and collectability risks in respect of the insurance, if any, which has been or will be taken out by Purchaser in relation to the Insured Claims or any other claims of Purchaser under this Agreement (herein “W&I Insurance”) shall solely and irrevocably rest with Purchaser. Purchaser may pursue claims simultaneously against Sellers and any Insurer, provided that if and to the extent that any

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Purchaser Claim for a breach of a Fundamental Guarantee can be recovered or could reasonably have been recovered under the W&I Insurance, Sellers shall only be liable for amounts which cannot and could reasonably not have been recovered under the W&I Insurance.

20.5.

The aggregate liability of Sellers for all claims under or in connection with this Agreement, other than Insured Claims, shall, subject to Section 20.6 below, (i) with respect to all Sellers taken together not exceed EUR 25,000,000 (in words: Euro twenty-five million) (herein “Total General Liability Cap”) and (ii) with respect to each Seller individually not exceed an amount equal to the Total General Liability Cap multiplied with the Pro Rata Liability Percentage of the respective Seller (herein “Individual General Liability Caps”, and, together with the Total General Liability Cap, herein collectively “General Liability Caps”).

20.6.

Neither the W&I Liability Caps nor the General Liability Caps shall apply to any Exempted Claims, provided, however, that Sellers’ aggregate overall liability under or in connection with this Agreement, except for claims of Purchaser arising as a result of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Sellers or Sellers’ Deal Team, shall (i) with respect to Seller 1 in no event exceed the S1 Total Purchase Price, (ii) with respect to Seller 2 in no event exceed the S2 Total Purchase Price and (iii) with respect to Seller 3 in no event exceed the S3 Total Purchase Price ((i) through (iii) herein collectively “Overall Liability Caps”).

20.7.

The remedies that Purchaser and/or Guarantor may have against Sellers for any breach of their obligations set forth under or in connection with this Agreement are solely governed by this Agreement, and the remedies of Purchaser provided for by this Agreement shall be the exclusive remedies available to Purchaser, any Affiliates of Purchaser or the Companies under and/or in connection with this Agreement. Except as explicitly otherwise set forth in this Agreement, any right of Purchaser and/or Guarantor to withdraw (zurücktreten) from this Agreement or to require the winding up of the transactions contemplated under this Agreement (e.g. by way of großer Schadenersatz or Schadenersatz statt der ganzen Leistung) shall be excluded (ausgeschlossen) and waived (verzichtet) by Purchaser and Guarantor with such waiver being hereby accepted by Sellers. Further, (i) any claims for a breach of pre-contractual obligations (culpa in contrahendo), including claims arising under Sections 241 (2), 311 (2) and (3) German Civil Code (BGB), or ancillary obligations (Nebenpflichten), including claims arising under Sections 241 (2), 280 German Civil Code (BGB), (ii) any claims based on frustration of contract (Störung der Geschäftsgrundlage) pursuant to Section 313 German Civil Code

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(BGB), (iii) all remedies of Purchaser for defects of the purchase object, including claims arising under Sections 437 through 441 German Civil Code (BGB), and (iv) the right to rescind (anfechten) this Agreement are hereby expressly excluded (ausgeschlossen) and waived (verzichtet) by Purchaser and Guarantor with such waiver being hereby accepted by Sellers. The limitations of this Section 20.7 shall not apply to claims against a Seller based on willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Sellers, it being agreed that under or in connection with this Agreement, Sellers’ liability for willful deceit or intentional behavior of any of their vicarious agents (Erfüllungsgehilfen), except for Sellers’ Deal Team, and the right to rescind (anfechten) this Agreement based on willful deceit by such vicarious agents, except for Sellers’ Deal Team, shall in any event remain excluded.

21.	Purchaser’s General Covenants

21.1.

Purchaser acknowledges and agrees that all documents in the custody and control of the Companies and relating to the period until (and including) the Closing Date (herein “Retention Materials”) shall be preserved and retained by the Companies for the period beginning on the Closing Date and ending on the later of (i) the fifth (5th) anniversary of the Closing Date, (ii) the expiry of applicable statutory document retention obligations and (iii) in case any arbitral or court proceedings in respect of any claims of Purchaser against Sellers under or in connection with this Agreement are pending, the termination of such proceedings (whether by binding and enforceable award or by settlement or withdrawal) (herein “Data Preservation Termination Date”). Prior to the Data Preservation Termination Date, Purchaser shall consult with Sellers’ Representative before destroying or modifying any Retention Materials and permit Sellers’ Representative to review and reproduce such Retention Materials prior to any destruction or modification by Purchaser or the Companies. Purchaser undertakes that, as from the Closing Date, Sellers, Sellers’ Affiliates and their accountants, professional advisers and other representatives shall be granted, upon their request and without undue delay, full access during normal business hours to the Retention Materials (including the right to receive hard copies and/or electronic copies thereof) and to the personnel and advisors of the Business, to the extent necessary or appropriate for any legitimate reasons of Sellers or any of Sellers’ Affiliates, including in order to enable Sellers or any of Sellers’ Affiliates to fully enforce any rights and determine any obligations they may have under this Agreement or in relation to the Business towards third parties or governmental authorities or as necessary or useful for Sellers or any of Sellers’ Affiliates in connection with any audit or other accounting matter, investigation, or any other reasonable business purpose relating to the Business, to Sellers or to any of Sellers’ Affiliates.

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21.2.

Purchaser shall procure (steht dafür ein) that, except with the prior written consent of Sellers, any W&I Insurance in relation to this Agreement (if any) taken out after the Closing Date provides for the benefit of Sellers that any claims against a Seller shall only be subrogated (by operation of law or contractually) in case of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Sellers or Sellers’ Deal Team.

21.3.	Purchaser shall procure (steht dafür ein) that, for a period of three (3) years after the Closing Date:

21.3.1.

none of the employees of the EHG Group employed as of the Signing Date at any of the EHG Group’s sites located in Bad Waldsee, Germany, shall be terminated for operational grounds (betriebsbedingte Beendigungskündigung) (herein “No Termination Commitment”); and

21.3.2.	none of the EHG Group’s sites operated as of the Signing Date in Bad Waldsee, Germany, shall be closed or partly closed.

In each individual case of a breach of the No Termination Commitment, Purchaser shall pay to the respective employee a contractual penalty (Vertragsstrafe) in an amount equal to the gross annual salary of the respective employee terminated, provided, however, that only Sellers shall be entitled to claim such payment to the respective employee, but not the respective employee himself/herself (unechter Vertrag zugunsten Dritter). Except to the extent required otherwise in cases of a material economic downturn with material adverse effects on the EHG Group’s sites operated as of the Signing Date in Isny, Germany, as reasonably determined, the provisions of this Section 21.3 shall apply mutatis mutandis to the EHG Group’s sites operated as of the Signing Date in Isny, Germany, and the employees of the EHG Group employed as of the Signing Date at any of such sites.

21.4.

For as long as Sellers hold together more than 50% (in words: fifty percent) of the Stock Consideration, but in any event for a period of five (5) years after the Closing Date, Sellers shall have the right to jointly nominate for appointment and removal one member of the supervisory board of the Target Company (herein “Sellers’ Nominee”). Purchaser shall procure (steht dafür ein) that the Sellers’ Nominee shall be appointed or removed, as the case may be, by the shareholders’

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meeting of the Target Company in accordance with the nominations made by the Sellers from time to time pursuant this Section 21.4 and Purchaser shall be entitled to remove the Sellers’ Nominee if and when Sellers have no longer the right to nominate the Sellers’ Nominee.

22.	Purchaser’s Tax Covenants

22.1.	Purchaser agrees, and, as far as the time after the Closing Date is concerned, Purchaser shall procure (steht dafür ein), that:

22.1.1.

Sellers shall be given the opportunity to prepare (i) all Tax Returns required to be filed by or on behalf of any Company which relate to the Tax assessment period in which the Sassenberg Contribution or any Corporate Reorganization becomes effective for Tax purposes or in which the holding period initiated by the Sassenberg Contribution will be breached and (ii) all applications with regard to the tax treatment of the Corporate Reorganizations; and

22.1.2.

subject to the occurrence of Closing, the Companies shall file such Tax Returns and applications when due as prepared by Sellers and in a manner that ensures that the Contribution is and will be effected at fair market values for Tax purposes (i.e., is not and will not be neutral for Tax purposes) and, that the other Corporate Reorganizations (i.e., except for the Contribution) are and will be effected at book values for Tax purposes (i.e., are and will be neutral for Tax purposes), except to the extent required otherwise by mandatory law and provided that such Tax Returns and applications are in line with Exhibit 22.1.2. Sellers shall ensure that any Tax Returns, including the relevant working papers, will be furnished to the respective Company for review and filing no later than twenty (20) Business Days, prior to the due date of the relevant Tax Return, provided that Purchaser and the Companies are required to file the Tax Returns as prepared by Sellers, unless and to the extent they are not in line with the principles set out above.

Purchaser shall, and shall procure (steht dafür ein) that the Companies shall, provide Sellers and their advisors with all information and assistance reasonably requested to prepare such Tax Returns and applications.

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22.2.

As from the Closing Date, Purchaser shall procure (steht dafür ein) that, except for the Tax Returns prepared by Sellers pursuant to Section 22.1 above, the Companies shall prepare and file when due all Tax Returns required to be filed by or on behalf of any Company, provided that such Tax Returns are prepared and filed in accordance with the following principles:

22.2.1.	Any Tax Returns shall be prepared in accordance with the principles set out in Exhibit 22.1.2.

22.2.2.

Any Tax Returns relating to any matter which (i) could give rise to a Trade Tax Indemnification Claim or (ii) is related to the Pre-Effective Date Tax Period ((i) and (ii) herein each a “Relevant Tax Matter”) shall be subject to the review and prior written consent of Sellers’ Representative, which shall not be unreasonably withheld, thereby taking into account also the reasonable business interests of the Companies. In the event that Purchaser reasonably determines that Sellers’ Representative is unreasonably withholding its consent, Purchaser and Sellers’ Representative shall consult with each other and attempt in good faith to resolve such dispute. The Tax Returns to be filed after the Closing that relate to a Relevant Tax Matter shall, to the extent compliant with mandatory law, be prepared consistent with the policies, procedures, practices and election rights adopted in the Tax Returns for previous Tax assessment periods of the Companies. Purchaser shall ensure that any Tax Returns, including the relevant working papers, to be reviewed and approved by Sellers’ Representative will be furnished to Sellers’ Representative no later than twenty (20) Business Days, or, in the case of Tax Returns (taking into account any extension of the filing deadline permitted or granted under applicable law) to be filed on a monthly or quarterly basis, five (5) Business Days, prior to the due date of the relevant Tax Return, and will be filed in accordance with Sellers’ Representative’s instructions (to the extent these instructions relate to any Relevant Tax Matter and are compliant with mandatory Tax law).

22.2.3.

Any Tax Returns which do not relate to a Relevant Tax Matter are not subject to the review and prior written consent of Sellers’ Representative, provided that in the event (i) that Sellers request so in writing or (ii) that it is evident to Purchaser or the relevant Company that such a Tax Return would have an adverse Tax impact on Sellers’ or any Sellers’ Affiliates Tax position, in particular due to statutory

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periods under the German Inheritance and Gift Tax Act (ErbStG), Purchaser shall in advance of the filing of such Tax Return consult the Sellers, and the Parties shall discuss in good faith the relevant filing position. Purchaser shall take into account any reasonable comments provided by Sellers in the relevant Tax Return, unless and to the extent it can be reasonably expected that they would entail any tax or economic disadvantage for Purchaser or any of the Companies.

22.3.

With respect to Tax Returns prepared by the Sellers pursuant to Section 22.1 above and Sellers’ Representative’s instructions relating to a relevant Tax Return pursuant to Section 22.2.2 above, the Parties agree as follows:

22.3.1.

The Companies shall have the right to submit facts and circumstances with such Tax Return which the Companies and/or the Purchaser in their reasonable discretion and acting in good faith deem required to be disclosed to the Tax Authorities under mandatory Tax law.

22.3.2.

Except for instructions in connection with, or relating to, the Trade Tax Indemnification Claim, the Sassenberg Contribution and/or the Contribution, Purchaser shall have the right to object against the Tax Returns prepared by Sellers and/or Sellers’ Representative’s instructions in writing, to the extent complying with mandatory law and specifying in reasonable detail in which issues of the instructions Purchaser disagrees and which position shall be taken instead (herein “Purchaser’s Objection”), within ten (10) Business Days

22.3.2.1.

if and to the extent the objected instructions of Sellers’ Representative triggered or increased the amount of Taxes payable by the Companies compared to the amount of Taxes that would have been payable by the Companies if the position described in the relevant Purchaser’s Objection had been taken and the relevant Sellers’ Representative’s instruction had not been given (herein “Additional Companies’ Tax”), and

22.3.2.2.

unless and to the extent the objected instructions of Sellers’ Representative would have helped to avoid or reduce an amount of Taxes payable by Sellers (herein “Reduced Sellers’ Taxes”) which is greater than the Additional Companies’ Tax, provided that in this case Sellers shall pay to Purchaser an amount equal to 50% (in words: fifty percent) of the Reduced Sellers’ Taxes.

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22.3.3.

Irrespective of a Purchaser’s Objection issued in accordance with Section 22.3.2 above, Purchaser shall, and shall procure (steht dafür ein) that the Companies shall, file the Tax Returns as prepared by Sellers and comply with the relevant instruction of the Sellers’ Representative

22.3.3.1.	if so requested by Sellers’ Representative in writing despite such Purchaser’s Objection; and

22.3.3.2.

provided that Sellers indemnify and hold harmless Purchaser, or at Purchaser’s election, the Companies, from and against any Taxes triggered or increased by the Tax Returns prepared by Sellers or the relevant Sellers’ Representative’s instruction and payable by the Companies to the extent such Taxes exceed the amount of Taxes payable by the Companies that would have been payable by the Companies if the position described in such Purchaser’s Objection issued in accordance with Section 22.3.2 above had been taken in the Tax Returns and the relevant instruction of Sellers’ Representative had not been given, it being agreed that Sections 15.2, 15.5 through 15.7 above shall apply mutatis mutandis to this Section 22.3.3.2.

22.4.	Sections 22.1, 22.2 and 22.3 shall apply mutatis mutandis to any amendment of a Tax Return.

22.5.

As from the Closing Date, Purchaser shall notify Sellers’ Representative of all Tax assessments and announcements of Tax audits or any other material written notices from the Tax Authorities relating to (i) any Relevant Tax Matter, (ii) the Sassenberg Contribution and/or (iii) the Corporate Reorganizations (any proceedings relating to any of the items under (i) through (iii) herein collectively “Relevant Tax Proceedings”). Purchaser’s notice shall be given without undue delay after the respective Company has received the relevant assessment or announcement. Each notification shall be in writing and shall include copies of all documents reasonably required to understand the Relevant Tax Proceeding. Purchaser shall, and shall procure (steht dafür ein) that the respective Company shall, permit Sellers and their representatives, and give them the opportunity, to participate at their request in all Relevant Tax Proceedings, in each case at the cost of Sellers.

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22.6.

As from the Closing Date, Purchaser shall, and shall procure (steht dafür ein) that the Companies shall, (i) at Sellers’ Representative written request and cost, challenge and litigate any Tax assessment relating to a Relevant Tax Proceeding, (ii) not settle any Relevant Tax Proceeding or assessment relating to a Relevant Tax Proceeding without Sellers’ Representative prior written consent, (iii) not amend any Tax Return relating to a Relevant Tax Proceeding without Sellers’ Representative prior written consent, unless such amendment is required by mandatory law, and (iv) not submit any written communication relating to a Relevant Tax Proceeding to any Tax Authority or Tax court without Sellers’ Representative’s prior written consent, which consent shall in each case not be unreasonably withheld, thereby taking into account also the reasonable business interests of the Companies. If Sellers have the right pursuant to this Agreement and elect to direct any Relevant Tax Proceeding, Purchaser shall procure (steht dafür ein) that, at the cost of Sellers, such proceeding is conducted in accordance with Sellers’ Representative’s instructions, as far as such instructions comply with mandatory law.

22.7.	With respect to Sellers’ Representative’s instructions relating to a Relevant Tax Proceeding, Section 22.3 shall apply mutatis mutandis.

22.8.

Purchaser shall fully cooperate, and shall cause the Companies and their representatives to fully cooperate, with Sellers in connection with all Relevant Tax Proceedings, including the preparation and filing of any Tax Returns or the calculation of the wage bill (Lohnsumme) for German inheritance and gift Tax purposes. This shall also include (but shall not be limited to) (i) the providing and making available by Purchaser and Companies to Sellers’ Representative of books, records and information and (ii) appropriate assistance during regular business hours of all officers and employees of Purchaser and its Affiliates (including the Companies), in each case to the extent necessary in connection with any Relevant Tax Proceeding.

22.9.

The covenants of Purchaser contained in this Section 22 are herein collectively referred to as “Purchaser’s Tax Covenants” and shall take precedence over any contradicting provisions under Section 15 above, if any.

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23.	Purchaser’s Indemnity

23.1.

Purchaser shall indemnify and hold harmless Sellers from and against any and all losses, liabilities (whether present or future, actual or contingent) and reasonable out-of-pocket costs and expenses (including Taxes, reasonable legal fees, expenses and disbursements) arising out of or in connection with any of the following:

23.1.1.

the conduct of the Business for which any Seller is held liable or for which liability against any Seller is asserted, in each case in, in connection with or in relation to its capacity as (i) former direct or indirect shareholder, partner or member of a Company or (ii) former director, officer, board member, employee, advisor or agent of a Company, unless and to the extent such liability is based on willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by a Seller;

23.1.2.

any claims brought against any Seller and asserted by any Company or any of its successors or assignees or any other persons acting on its or their behalf or for its or their benefit or any of its or their creditors arising out of or relating to a Seller’s (former) direct or indirect shareholding or interest in a Company, including the (former) partners’ accounts (Gesellschafterkonten) of Sellers at the level of EHG, unless and to the extent such claim is based on willful deceit (arglistige Täuschung) or intentional misconduct (vorsätzliche Pflichtverletzung) by a Seller;

23.1.3.

any claims brought against any Seller arising out of, or in connection with, any contributions, mergers or other corporate reorganizations in relation to the EHG Group which were implemented prior to the Effective Date as well as the Corporate Reorganizations and/or any Corporate Reorganization Document, unless and to the extent such claim is based on willful deceit (arglistige Täuschung) or intentional misconduct (vorsätzliche Pflichtverletzung) by a Seller;

23.1.4.

any claims brought against any Seller arising out of, or in connection with, (i) any External Debt Financing Agreements or (ii) any other debt or financial liabilities or obligations of any of the Companies, including any acts carried out pursuant to Sections 4.3 through 4.7 above, unless and to the extent such claim is based on willful deceit (arglistige Täuschung) or intentional misconduct (vorsätzliche Pflichtverletzung) by a Seller;

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23.1.5.

any claims brought against any Seller and/or any Taxes payable by any Seller arising out of, or in connection with, the non-compliance after the Closing Date with statutory holding periods or Tax arrangements (including binding rulings) which are disclosed in Exhibit 23.1.5, unless such non-compliance occurred (i) with the prior written consent of each of Sellers or (ii) in order to implement the Contribution in accordance with this Agreement;

23.1.6.	any claims brought against any Seller and/or Taxes payable by any Seller arising out of, or in connection with, a breach of the Purchaser’s Tax Covenants under Section 22 above; and/or

23.1.7.

any claims relating to an Insured Claim brought against any Seller by any Insurer, including any subrogation of claims (by operation of law or contractually) other than a subrogation in case of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by a Seller or a member of Sellers’ Deal Team;

in each case unless and except to the extent Purchaser has an enforceable right to claim damages or indemnification from a Seller in respect of such losses, liabilities or damages under the terms of this Agreement. Except for Purchaser’s obligation to indemnify and hold harmless Sellers pursuant to Sections 23.1.5 and 23.1.6 above, this Section 23.1 shall not apply to Taxes, and Purchaser shall not have any obligation under this Section 23.1 to indemnify and hold harmless any Seller from and against any Taxes or liabilities relating to Taxes. Purchaser’s obligation to indemnify and hold harmless Sellers pursuant to Sections 23.1.1 through 23.1.4 above shall not apply to claims raised by a third party, other than a Company or any of its successors or assignees, for criminal action (Straftat) or misdemeanor (Ordnungswidrigkeit) except to the extent that, in case of negligent criminal action (Straftat) or negligent misdemeanor (Ordnungswidrigkeit) of a Seller, the relevant Company has contributed to such criminal action (Straftat) or misdemeanor (Ordnungswidrigkeit) (Aufteilung nach Verursachungsbeiträgen).

23.2.

Purchaser agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Seller from and against any and all losses, liabilities and reasonable out-of-pocket costs and expenses (including reasonable legal fees, expenses and disbursements), as such losses, liabilities, external costs and expenses are incurred,

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to which any of the foregoing may become subject insofar as such losses, liabilities, external costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined in Section 28.1 below) or any related preliminary prospectus or prospectus (or any amendment or supplement thereto), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by Purchaser or Guarantor of Section 5 of the Securities Act or any rule or regulation thereunder or any similar state law relating to the Registration Statement, in each case except insofar as such losses, liabilities, costs or expenses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in information relating to any of Sellers furnished in writing to Purchaser by or on behalf of any of Sellers. To the extent that a court of competent jurisdiction determines that the indemnification rights of any Seller under this Section 23.2 are not enforceable, then Purchaser shall contribute to the losses, liabilities, external costs or expenses of such Seller in such proportion as is appropriate to reflect the relative fault of Sellers and Purchaser, or Guarantor, as the case may be, in connection with the statements, omissions or other actions that resulted in the loss, claim, damage or liability as well as other relevant equitable considerations. The provisions of this Section 23.2 and Section 28 below shall inure to the benefit of and be binding upon the successors and assigns of each Seller, except with respect to any Registrable Shares (as defined in Section 28.1 below) which have been registered as contemplated by Section 28 below and are subsequently sold or otherwise disposed of or transferred.

23.3.	Section 14.2 above shall apply mutatis mutandis to any of Sellers’ claims pursuant to Sections 23.1 and 23.2 above (herein collectively “Sellers’ Indemnification Claims”).

23.4.

A Sellers’ Indemnification Claim shall be time-barred (verjährt) twelve (12) months after a Seller has been notified in writing of the respective claim or liability both stating the amount of the claim or liability and the underlying facts, in reasonably sufficient detail, giving rise to the respective Sellers’ Indemnification Claim, but in case of a Sellers’ Indemnification Claim pursuant to Sections 23.1.5 and 23.1.6 above not earlier than six (6) months after the relevant Tax assessment notice can no longer be amended (nicht mehr änderbare Festsetzung). Section 20.2 above shall apply mutatis mutandis.

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24.	Discharge of Supervisory Board Members

Without prejudicing other rights as shareholder of the Companies, the Parties agree that Sellers may, without having an obligation to do so, exercise their rights as (indirect) shareholders of certain Companies to grant the members of the supervisory boards, management boards and the managing directors of the Target Company as well as the other Companies full discharge (Entlastung) for the time up to and including the Scheduled Closing Date.

25.	Sellers’ Several Liability

Unless provided explicitly otherwise in this Agreement, Sellers shall not be liable as joint and several debtors (Gesamtschuldner), but as several debtors (Teilschuldner) for any obligations arising under or in connection with this Agreement pro rata to the respective Sellers’ share in the Base Purchase Price, i.e., (i) a share corresponding to 32,648 (in words: thirty-two thousand six hundred forty-eight) divided by 481,686 (in words: four hundred eighty-one thousand six hundred eighty-six) for Seller 1, (ii) a share corresponding to 224,518 (in words: two hundred twenty-four thousand five hundred eighteen) divided by 481,686 (in words: four hundred eighty-one thousand six hundred eighty-six) for Seller 2 and (iii) a share corresponding to 224,520 (in words: two hundred twenty-four thousand five hundred twenty) divided by 481,686 (in words: four hundred eighty-one thousand six hundred eighty-six) for Seller 3 ((i) through (iii) each herein a “Pro Rata Liability Percentage”), in each case except to the extent that performance claims (Erfüllungsansprüche) to transfer title to the Target Shares of a Seller or Individual Sellers’ Guarantees are concerned, in which case only such Seller shall be liable.

26.	Guarantor’s Guarantee and Procurement Obligation

Guarantor hereby unconditionally and irrevocably guarantees to Sellers by means of an independent guarantee promise (selbständiges Garantieversprechen) the full, due and timely performance of any payment obligations of Purchaser under or in connection with this Agreement, in each case in accordance with this Agreement, in particular the payment of the Total Purchase Price, the Break Fee and any Sellers’ Indemnification Claims, as well as under or in connection with any of the Ancillary Agreements in accordance with their terms. Guarantor hereby waives

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any rights which it may have to require Sellers to proceed first against, or claim payment from, Purchaser to the effect that as between Sellers and Guarantor the latter shall be liable as principal debtor as if it had itself entered into the payment obligations of Purchaser under this Agreement, including, in particular, with respect to the Total Purchase Price, the Break Fee and any Sellers’ Indemnification Claims, jointly and severally (gesamtschuldnerisch) with Purchaser. Guarantor further undertakes to ensure (sicherstellen) the fulfillment of all other obligations of Purchaser under or in connection with this Agreement, in particular, without limitation, in relation to the Stock Consideration; provided however that nothing in this Section 26 shall be construed as to establish a guarantee upon first demand or to deprive Purchaser of any of its defenses (Einreden und Einwendungen) under or in connection with this Agreement and further provided that the Guarantor shall be entitled to defend itself against any claims made by the Sellers against the Guarantor under or on connection with this Agreement in the same manner as the Purchaser is entitled to under or in connection with this Agreement.

27.	Restrictions of Announcement and Confidentiality

27.1.

Each of the Parties undertakes that prior to the Closing Date it will not make, and will cause all of its respective Affiliates not to make, any announcement or press release in connection with this Agreement unless (i) required by applicable law, applicable stock exchange regulations, the rules of any applicable self-regulatory organization or the rules of the SEC, or (ii) Sellers and Purchaser have given their consent to such announcement or press release, including the form of such announcement, which consent may not be unreasonably withheld, conditioned or delayed, thereby taking into account also the business interests of the Companies. If and to the extent any announcement, press release or disclosure of information regarding the subject matter of this Agreement is to be made under applicable law, applicable stock exchange regulations, the rules of any applicable self-regulatory organization or the rules of the SEC, the Party concerned shall, to the extent permissible under applicable law, applicable stock exchange regulations, the rules of any applicable self-regulatory organization or the rules of the SEC, use its commercially reasonable efforts to allow the respective other Parties reasonable time to comment on such announcement or press release in advance of its issuance and to take any such comments of the respective other Parties, acting reasonably and in good faith, in due consideration. The Parties agree that the Parties shall, promptly following each of the execution of this Agreement and upon the Closing, issue a mutually agreed upon joint announcement. For the avoidance of doubt, any filings made pursuant to required Clearances are not covered by this Section 27.1.

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27.2.

The Parties expressly acknowledge and agree that this Agreement and its terms and all information, whether written or oral, furnished by either Party and/or any of its Affiliates to another Party and/or its Affiliates in connection with the preparation, negotiation and consummation of this Agreement and the due diligence conducted by Purchaser, any of its professional advisors, any Insurer and/or any finance providers in connection therewith (herein “Confidential Information”) shall be deemed to be confidential and shall be maintained by each Party and its respective Affiliates in strict confidence, it being understood that this shall also apply to any Confidential Information disclosed under Section 14.2 and/or Section 14.4 above or any provisions in this Agreement referring to Section 14.2 above.

27.3.

The receiving Party shall use the same degree of care as it uses with regard to its own confidential information to prevent disclosure, use or publication of the Confidential Information of the disclosing Party. Confidential Information of the disclosing Party shall be held in strict confidence by the receiving Party unless the receiving Party is able to prove that the Confidential Information is or has been:

27.3.1.	obtained legally and freely from a third party without any restrictions;

27.3.2.

independently developed by the receiving Party at a prior time or in a separate and distinct manner without benefit of any of the Confidential Information of the disclosing Party, and documented to be as such;

27.3.3.	made available by the disclosing Party for general release independent of the receiving Party;

27.3.4.	made public as required by applicable laws, regulations, court proceedings or stock exchange regulations; or

27.3.5.	within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

27.4.

A receiving Party may disclose Confidential Information of a disclosing Party to directors, officers, employees and agents of the receiving Party including its respective brokers, lenders, advisors or insurance carriers who have specifically agreed in writing to non-disclosure in accordance with the terms and conditions hereof, or are bound by comparable statutory confidentiality obligations, and who have a need to know such Confidential Information in connection with the

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transactions contemplated under this Agreement. Any disclosure of Confidential Information required by legal process pursuant to this Section 27 shall, to the extent legally permissible, only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. A violation by a receiving Party or its agents of the foregoing provisions shall entitle the disclosing Party, at its election, to obtain injunctive relief without a showing of irreparable harm or injury and without bond. The provisions of this Section 27 shall survive and remain effective for a period of three (3) years after the Closing Date.

28.	Guarantor Common Stock

28.1.

Subject to the timely receipt by Purchaser of properly completed and signed selling stockholder questionnaires from Sellers in the form attached hereto as Exhibit 28.1 (herein “Selling Stockholder Questionnaires”), Guarantor shall on or before the day that is forty-five (45) days following the Closing Date, if the SEC is accepting filings in its EDGAR filing system at such time and, if not, the next Business Day thereafter, or, if such Selling Stockholder Questionnaires have not been timely received, ten (10) Business Days after such receipt by Purchaser, file with the SEC a shelf registration statement on Form S-3 or other applicable registration statement which complies as to form in all material respects with the requirements of the applicable form and includes all financial statements required by the SEC to be filed therewith (herein “Registration Statement”), or an amendment to an effective Registration Statement, to effect the registration for resale on a continuous basis of all of the Stock Consideration received by Sellers (herein “Registrable Shares”) and to permit or facilitate the sale and distribution of all or a portion of the Registrable Shares held by Sellers as a result of a distribution by Sellers of such Registrable Shares; provided that if in the reasonable judgment of Guarantor, based on the good faith advice of outside legal counsel, the filing of such Registration Statement would be inconsistent with the Securities Act due to pending events or transactions that would constitute material, non-public information, Guarantor may delay the filing of the Registration Statement for up to thirty (30) days; provided, further, however, that Guarantor shall file such Registration Statement as soon as reasonably practicable after the public dissemination of such information or the termination of the event or transaction giving rise to the right to delay the filing of the Registration Statement. If permissible, the Registration Statement shall be an automatically effective shelf registration statement on Form S-3. The term Registration Statement shall include the initial Registration Statement filed pursuant to this Agreement, and any amendment or supplement thereto and any subsequent registration statement filed with respect to the Registrable Shares.

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28.2.

Subject to Section 28.3 below, Guarantor shall keep the Registration Statement continuously effective for a period ending on the later of (a) such time as Sellers have completed the sale and distribution of all Registrable Shares, or (b) such time as Sellers may sell all such Registrable Shares pursuant to Rule 144 promulgated under the Securities Act without volume, manner-of-sale or other restrictions pursuant to Rule 144 and without the requirement for Guarantor to be in compliance with the current public information requirement of Rule 144 (herein “Effectiveness Period”).

28.3.

If in the reasonable judgment of the board of directors of Guarantor, based on the good faith advice of outside legal counsel, continued use of the Registration Statement would be inconsistent with the Securities Act due to information, pending events or transactions that would constitute material, non-public information, Guarantor may suspend use of the Registration Statement for up to ninety (90) days in any twelve (12) month period and no more than thirty (30) consecutive days at any one time; provided, however, that Guarantor shall terminate such suspension as soon as reasonably practicable after such information has been publicly disseminated or the event or transaction giving rise to the suspension has terminated. Guarantor shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Guarantor to suspend use of the Registration Statement, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and give written notice to all Sellers authorizing them to resume sales pursuant to the Registration Statement.

28.4.

Guarantor shall use its reasonable best efforts to take all actions as may be necessary so that, subject to the compliance by Sellers with all applicable securities laws, Sellers may freely sell the Registrable Shares pursuant to a Registration Statement in accordance with the provisions of the Securities Act during the Effectiveness Period, including, but not limited to (a) promptly preparing and filing with the SEC all amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (including, if necessary, filing a new registration statement on Form S-1 or otherwise), (b) promptly filing all amendments or additional registration statements necessary because Guarantor is no longer a “well known seasoned issuer” (herein “WKSI”) as defined in the Securities Act, and (c) promptly taking all reasonable actions to obtain the prompt withdrawal of any order suspending the effectiveness of any Registration Statement or the prompt resolution of any

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objection by the SEC. If a Registration Statement is filed and Guarantor is not a WKSI, Guarantor shall use its reasonable best efforts to take all actions as may be necessary to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof.

28.5.

Guarantor shall furnish, without charge, such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus and any document incorporated therein by reference, as a Seller from time to time may reasonably request and Guarantor hereby consents to the use of any such prospectus and each amendment or supplement thereto by Sellers in connection with the offering or sale of the Registrable Shares. Guarantor shall furnish, without charge, to each Seller, such number of conformed copies as each Seller from time to time may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference).

28.6.

Guarantor shall notify each Seller (i) when a Registration Statement has become effective, when any post-effective amendment thereto has been filed and becomes effective and when any amendment or supplement to any prospectus included in a Registration Statement has been filed, (ii) of any request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or any prospectus included therein or for additional information after the Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or any prospectus included therein or the initiation of any proceedings for that purpose, including the receipt by Guarantor of any notice of objection of the SEC to the use of a shelf registration statement on Form S-3 or any post-effective amendment thereto, (iv) of the withdrawal of any such stop order or objection by the SEC, (v) if, between the applicable effective date of the Registration Statement and the closing of any sale of Registrable Shares covered thereby, Guarantor receives any notification with respect to the suspension of the qualification of Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose and (vi) at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the Registration Statement or the prospectus included therein, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not

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misleading, and following such notification promptly prepare and furnish, without charge, to each Seller a reasonable number of copies of a supplement to or an amendment of such Registration Statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of Registrable Shares, such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

28.7.

Guarantor shall provide and cause to be maintained a transfer agent and registrar for all Registrable Shares registered pursuant to the Registration Statement and a CUSIP number for all Registrable Shares, in each case not later than the effective date of the Registration Statement and, if requested, shall facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold without any restrictive legend and in a form eligible for deposit into the Depository Trust Company.

28.8.

Guarantor shall cause all Registrable Shares to be listed on the New York Stock Exchange, or such other securities exchange or quotation service that makes the primary market in shares of Guarantor Common Stock if it is not then listed on the New York Stock Exchange, no later than the date of effectiveness of the Registration Statement.

28.9.

Guarantor shall use its reasonable best efforts to take all actions necessary to register or qualify the Registrable Shares for offer and sale under all applicable state securities or blue sky laws of such jurisdictions as each Seller may reasonably request by the time the Registration Statement becomes effective, and take all such other actions that may be reasonably necessary or advisable to enable each Seller to complete the disposition in each such jurisdiction of the Registrable Shares owned by such Seller; provided, however, that in no event shall Guarantor be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdiction where it would not otherwise be required to so qualify or consent.

28.10.

Guarantor shall cooperate with and assist each Seller in connection with any filing required to be made with the Financial Industry Regulatory Authority, and use its reasonable best efforts to take all action to cause the Registrable Shares covered by the applicable Registration Statement to be registered with or approved by such other governmental authorities as may be necessary to enable Sellers to consummate the sale of such Registrable Shares; provided, however, that in no

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event shall Guarantor be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in the jurisdiction of any such governmental authorities where it would not otherwise be required to so qualify or consent.

28.11.

Guarantor shall pay all costs, fees and expenses in connection with compliance with Purchaser’s and Guarantor’s obligations under this Section 28, including all costs, fees and expenses (other than the legal fees and expenses of Sellers and their Affiliates) in connection with the filing of any Registration Statement (and any supplement or amendment thereto), the registering of the Registrable Shares, fees and expenses of compliance with securities or “blue sky” laws, transfer agent fees, all fees and costs associated with the maintenance of the effectiveness of the Registration Statement and the listing of the Registrable Shares on the New York Stock Exchange (or such other securities exchange or quotation service that makes the primary market in shares of Guarantor Common Stock if it is not then listed on the New York Stock Exchange), and all registration, filing, qualification, printing, accounting, legal and other fees and expenses of Purchaser or Guarantor, in each case, incurred in connection with the registration for sale of any Registrable Shares.

28.12.

Guarantor shall use its reasonable best efforts to take all other actions necessary to permit Sellers to transfer and sell the Registrable Shares without restrictions or limitations, including taking all action necessary to remove any legend on any certificates representing Registrable Shares or any stop transfer orders or instructions on any Registrable Shares held in uncertificated form or to register the Registrable Shares in such denominations as such Seller may reasonably request, in each case no later than the day any Registration Statement, or any amendment thereto, becomes effective with respect to the Registrable Shares or upon receipt of written notice from any Seller, subject to the receipt by the transfer agent of all opinions of counsel, affidavits, representations and such other documentation as reasonably requested by, and in form and substance reasonably acceptable to, the transfer agent.

28.13.

At and as of the effective date of the Registration Statement, Guarantor shall ensure, and represents and warrants, that all information required to be disclosed by Guarantor pursuant to either the Securities Act or the Exchange Act shall be disclosed in such Registration Statement or incorporated by reference therein, such that, subject to compliance by Sellers with all applicable securities laws, all Registrable Shares held by Sellers may be immediately sold by any Seller without liability under the Securities Act with respect to such sale.

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28.14.

If, at any time after initial filing of the Registration Statement, Guarantor plans to use or file any prospectus, any amendment of or supplement to any Registration Statement or prospectus, or any document that is to be incorporated by reference into a Registration Statement or prospectus, in each case, other than any report filed by Guarantor under the Exchange Act, or any exhibit filed with such report, Guarantor, to the extent reasonably practicable and otherwise permissible by applicable law, shall provide Sellers and their counsel a copy thereof in advance of such use or filing.

28.15.

To the extent that any Seller reasonably concludes, or the SEC asserts that, any Seller may be deemed to be an underwriter (as such term is defined in the Securities Act) in connection with any sale of Guarantor Common Stock acquired pursuant to this Agreement, Guarantor shall provide such Seller and any Affiliate of such Seller that is a registered broker-dealer such access to its books, records and operations as it would customarily provide an underwriter in an underwritten offering for the sole purpose of permitting such Seller to conduct due diligence reasonably necessary to establish appropriate defenses to liabilities under the Securities Act, and shall make all necessary amendments to, or file a new, Registration Statement to reflect such Seller’s status as an underwriter or as otherwise necessary as a result of such Seller’s status as an underwriter.

28.16.

Guarantor shall take all action reasonably requested by any Seller or as necessary, including obtaining all necessary approvals from its board of directors, to permit any Seller to sell any Stock Consideration pursuant to a Rule 10b5-1 Plan (subject to receipt of certification from such Seller that such Seller is not in possession of material nonpublic information regarding Guarantor at the time of entry into such Rule 10b5-1 Plan), to enter into such collar and hedge transactions as any Seller shall request on or after the date of issuance, and to grant such exemptions as are necessary to permit any such Seller to trade outside of the trading windows described in Guarantor’s insider trading policy, in each case subject to compliance by such Seller with all applicable securities laws; provided, however, that nothing in this Section 28.16 shall obligate Purchaser or Guarantor to make any disclosure of any material, nonpublic information.

28.17.

In addition to, and not in limitation of, any other obligation contained in this Section 28, Guarantor shall promptly notify Sellers (or their agents designated in writing by such Sellers) if such Sellers are unable for any reason to use any Registration Statement for the sale of the Registrable Shares.

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28.18.

Guarantor shall enter into such customary agreements and use commercially reasonable efforts to take such other customary actions as Sellers or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Shares.

28.19.

Until Sellers no longer own any Registrable Shares, Guarantor shall use its reasonable best efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and any other applicable laws or rules, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Sections 13, 14 and 15(d), as applicable, of the Exchange Act in order to enable Sellers to sell the Registrable Shares without registration under the Securities Act consistent with the exemptions from registration under the Securities Act provided by (i) Rule 144 or Regulation S under the Securities Act, or (ii) any similar SEC rule or regulation then in effect. Until Sellers no longer own any Registrable Shares, Guarantor shall upon written request promptly furnish any Seller (x) a written statement by Guarantor as to whether it has complied with such requirements and, if not, the specifics thereof, (y) a copy of the most recent annual or quarterly report of Guarantor and (z) such other reports and documents filed by Guarantor with the SEC, as such Seller may reasonably request in availing itself of an exemption for the offering and sale of Registrable Shares without registration under the Securities Act, in each case to the extent not readily publicly available.

29.	Notices, Agent of Process

29.1.

All notices and other communications under this Agreement, except as explicitly provided otherwise, shall be made in writing and shall be delivered or sent by registered mail, courier or e-mail (with explicit confirmation of receipt) to the addresses below or to such other addresses which may be specified by any Party to the other Parties in the future in writing:

If to Sellers:

Münster Stegmaier Rombach Family Office GmbH

Attn: Johannes Stegmaier

Biberacher Straße 116

88339 Bad Waldsee

Germany

E-Mail: johannes.stegmaier@msr-familyoffice.de

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with a copy to:

Hengeler Mueller

Attn: Prof. Dr. Hans-Jörg Ziegenhain / Dr. Daniel Möritz

Leopoldstr. 8-10

80802 Munich

Germany

E-Mail: hans-joerg.ziegenhain@hengeler.com / daniel.moeritz@hengeler.com

If to Purchaser and/or Guarantor:

Thor Industries, Inc.

601 East Beardsley Avenue

Elkhart, Indiana 46514-3305

USA

Attn: Colleen Zuhl, Senior Vice President and Chief Financial Officer

E-Mail: czuhl@thorindustries.com

with a copy to:

Thor Industries, Inc.

601 East Beardsley Avenue

Elkhart, Indiana 46514-3305

USA

Attn: Todd Woelfer, Senior Vice President, General Counsel and Secretary

E-Mail: twoelfer@thorindustries.com

and

Baker McKenzie

Partnerschaft von Rechtsanwälten,

Wirtschaftsprüfern und Steuerberatern mbB

Friedrichstraße 88/Unter den Linden

10117 Berlin

Germany

Attn: Dr. Thorsten Seidel

E-Mail: thorsten.seidel@bakermckenzie.com

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29.2.

Purchaser and Guarantor hereby irrevocably appoint and authorize Balder Industries GmbH, Friedrichstraße 88, 10117 Berlin (herein “Purchaser’s Representative”) as agent for service of process for all legal proceedings involving Purchaser and/or Guarantor arising out of or in connection with this Agreement. Such service shall be deemed completed upon delivery to such agent, whether or not it is forwarded to and received by Purchaser and/or Guarantor, as the case may be. A revocation of such appointment and authorization shall only be permitted and valid if upon such revocation a new agent with service address in Germany is appointed and authorized. Sellers herewith agree to such new service adress of Purchaser’s Representative in Bad Waldsee as Purchaser’s Representative notifies Seller’s Representative in writing.

29.3.

Sellers hereby irrevocably appoint and authorize Münster Stegmaier Rombach Family Office GmbH, Biberacher Straße 116, 88339 Bad Waldsee (herein “Sellers’ Representative”) as agent for service of process for all legal proceedings involving any of Sellers arising out of or in connection with this Agreement. Such service shall be deemed completed upon delivery to such agent (whether or not it is forwarded to and received by Seller 1, Seller 2 and/or Seller 3, as the case may be). A revocation of such appointment and authorization shall only be permitted and valid if made by Seller 1, Seller 2 and Seller 3 jointly and if upon such revocation a new agent with service address in Germany is appointed and authorized.

30.	Costs, Expenses, Fees, Charges and VAT Treatment

30.1.

Save as otherwise set forth in Section 30.2 below, all costs, expenses, fees and charges in connection with the transactions contemplated under this Agreement, including legal services, shall be borne by the Party commissioning the respective costs, expenses, fees and charges.

30.2.

All transfer Taxes (including real estate transfer Taxes, and any indirect Taxes, if applicable), stamp duties, all official charges resulting from this Agreement and the transactions contemplated under this Agreement and all official charges charged by governmental authorities in connection with the Clearances or otherwise shall be borne by Purchaser.

30.3.

Any consideration set forth in this Agreement regarding the transactions contemplated under this Agreement shall be net amounts excluding any amount in respect of value added Tax (Umsatzsteuer) (herein “VAT”). It is the Parties’

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mutual understanding that all transactions contemplated under this Agreement are either not taxable (nicht umsatzsteuerbar) or exempt from VAT (umsatzsteuerfrei), and no Party shall waive any exemption from VAT pursuant to Section 9 German Value Added Tax Act (UStG) or a similar provision under foreign VAT laws. If and to the extent, contrary to the mutual understanding of the Parties, VAT applies in respect of any supply of goods or services by any of the Parties under this Agreement, an amount in respect of such VAT shall be paid by the respective recipient of such supply in addition to the amount agreed by the Parties to be paid for such supply, provided that the reverse charge provisions according to which the recipient owes VAT do not apply and the respective supplier has not waived the relevant exemption from VAT pursuant to Section 9 German Value Added Tax Act (UStG) or a similar provision under foreign VAT laws. Such amount in respect of VAT shall be due (fällig) and payable (zahlbar) as soon as the recipient of the relevant supply has received from the relevant supplier an invoice which complies with the provisions of Sections 14 and 14a German Value Added Tax Act (UStG) or similar provisions under foreign VAT laws.

31.	Entire Agreement, Interpretation, Time

31.1.

This Agreement, including the Ancillary Agreements, the Exhibits and Disclosure Schedules, comprises the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations.

31.2.

Changes or amendments to this Agreement (including to this Section 31.2) must be made in writing by the Parties or in any other legally required stricter form. Notwithstanding anything to the contrary in this Section 31.2 or elsewhere in this Agreement, this Section 31.2 and Sections 31.3 and 32.3 below (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of this Section 31.2 or Sections 31.3 and 32.3 below) may not be amended or modified without the prior written consent of the Lender and the Financing Sources (and any such amendment or modification without such prior written consent shall be null and void).

31.3.

The Parties agree that neither of the Lender nor any of the Financing Sources is a party hereto, and none of them shall have any liability to any of the Sellers or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, the financing documents related to the Debt Financing or any

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ancillary agreement thereto, whether at law, or equity, in contract, in tort or otherwise, and none of the Sellers nor any of their respective Affiliates will have any rights or claims against the Lender or any of the Financing Sources under this Agreement or thereunder.

31.4.

In this Agreement, the headings are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in quotation marks and/or italics it alone, and not the English term to which it relates, shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement, provided that where jurisdictions other than Germany are concerned, the relevant German term in quotation marks and/or italics alone, and not the English term to which it relates, shall be authoritative for determining the relevant term or legal concept under the laws of the relevant jurisdiction which comes as close as possible to the relevant German term or legal concept.

31.5.	Any times of day referred to in this Agreement shall be interpreted as Central European Time (CET) or Central European Summer Time (CEST), as applicable in Germany on the relevant day.

32.	No Third Party Rights and Procurement Obligation

32.1.

This Agreement shall not grant any rights to, and is not intended to operate for the benefit of, third parties unless otherwise explicitly provided for herein. Wherever under this Agreement any party other than Purchaser is to be indemnified by Sellers, such other party, in particular the Companies, shall not be entitled to bring any claims for indemnification against Sellers (kein echter Vertrag zugunsten Dritter).

32.2.

To the extent that this Agreement implies to impose any obligations on a person which is not a Party to this Agreement, such clause shall be interpreted as an obligation of the Parties to use their respective reasonable efforts to cause such person to act as contemplated under this Agreement, provided, however, that, should the person concerned be an Affiliate of a Party, such Party shall procure (dafür einstehen) that the person concerned acts as contemplated under this Agreement, in each case except to the extent explicitly set forth otherwise in this Agreement.

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32.3.

The Lender and the Financing Sources shall be third party beneficiaries of this Section 32 and Sections 31.2 and 31.3 above, it being understood and agreed that such third-party beneficiary rights shall be limited to the assertion of the express provisions of this Agreement, and shall have the right to consent to any modification of this Section 32 and Sections 31.2 and 31.3 above, or of any definition set forth in, or other provision of, this Agreement to the extent the modification thereof would modify the substance of this Section 32 and Sections 31.2 and 31.3 above, to the extent such modification affects their interests.

33.	No Assignment and No Set-off Rights

33.1.

Unless otherwise explicitly provided for in this Agreement, no Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Parties. The foregoing shall not apply to any rights or claims assigned by Purchaser as security (sicherungsabgetreten) to the Financing Sources provided that Purchaser remains exclusively responsible for and entitled to the enforcement of the relevant rights or claims.

33.2.

Unless otherwise explicitly provided for in this Agreement, no Party shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have under this Agreement against any rights or claims any other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party or have been confirmed by final decision of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).

34.	Interest

Any interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360 (in words: three hundred and sixty).

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35.	Non-Compete and Non-Solicitation

35.1.	For a period of two (2) years from the Closing Date, Sellers shall refrain, and shall procure that Sellers’ Affiliates and/or Sellers’ Related Persons refrain, from:

35.1.1.

engaging, directly or indirectly, in the development, design, manufacture, assembly, marketing or distribution of, or the rendering of services for, recreational vehicles addressing all relevant customer segments, including related and ancillary activities concerning, for instance, accessories, services and rental of vehicles if and to the extent that such products or services are delivered or rendered, directly or indirectly, in the geographic areas in which the Target Companies engage in business on the Signing Date or on the Closing Date and excluding the activities described in Exhibit 35.1.1 (herein each a “Competing Activity”);

35.1.2.

holding, directly or indirectly, any equity interest in any legal entity engaging, directly or indirectly, in any Competing Activity, except for equity interests representing less than 10% (in words: ten percent) of the shares in any publicly listed company, that are held as a financial investment only, i.e. do not give Sellers, Sellers’ Affiliates or Sellers’ Related Persons the right, directly or indirectly, to control or exert material influence over the business of the respective legal entity;

35.1.3.

selling or otherwise making available, directly or indirectly, to any individual person or legal entity engaging, directly or indirectly, in any Competing Activity any know-how or other elements of goodwill, trade secrets or other information of a confidential nature of the Companies; or

35.1.4.	serving as a representative for any individual person or legal entity engaging, directly or indirectly, in any Competing Activity.

35.2.

If an obligation under Section 35.1 above is breached, then the Purchaser must initially demand in writing upon setting a reasonable grace period that the relevant Seller cease and desist from committing such breach and/or cause the relevant Sellers’ Affiliate or Sellers’ Related Person to cease and desist from committing such breaches. After the grace period set forth in sentence 1 above has expired, then the Purchaser may demand that the relevant Seller place it (or, at the election of the Purchaser, the Company concerned) in such position as it would have been

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Execution Version – 18 September 2018

in had the activity that breached Section 35.1 above been carried out for its account. In particular, any benefit or advantage which the relevant Seller, Sellers’ Affiliate or Sellers’ Related Person concerned may gain from the prohibited activity must be passed on to the Purchaser (or, at the election of the Purchaser, the Company concerned). This shall not prejudice the right to recover damages which the Purchaser, any Company or other members of the Purchaser’s group of companies incurs as a result of the breaching conduct.

35.3.	For a period of two (2) years from the Closing Date, Sellers shall refrain, and shall procure that Sellers’ Affiliates and/or Sellers’ Related Persons refrain, from:

35.3.1.

influencing or attempting to influence any customer, supplier, consultant or other third party maintaining a contractual or other business relationship with any Company to terminate or discontinue such relationship or to reduce the volume of goods or services provided thereunder; or

35.3.2.	soliciting or attempting to solicit the service or employment of any current or future director, officer or employee of any Company.

In the event that the foregoing duties are breached, Section 35.2 above shall apply mutatis mutandis.

35.4.

Sellers and Purchaser understand and agree that in the case of a breach by a Seller of the obligations in Section 35, the remedies available to Purchaser under this Agreement may not be sufficient to indemnify Purchaser and the Material Companies fully against all damage, and that therefore Purchaser shall be entitled to enforce any claims for specific performance (Unterlassungs- und Beseitigungsansprüche) by injunctive relief (einstweiliger Rechtsschutz) without having to establish irreparable harm.

36.	Governing Law and Dispute Resolution

36.1.	This Agreement shall be governed by, and construed in accordance with, the laws of Germany (excluding conflict of laws rules).

36.2.

All disputes arising under or in connection with this Agreement, including any disputes in connection with its validity, shall be exclusively and finally settled by arbitration proceedings as agreed in the arbitration agreement executed by the Parties simultaneously with the execution of this Agreement, a copy of which is attached hereto as Exhibit 36.2.

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37.	Invalid Provisions and Unintended Gaps (Salvatorische Klausel)

37.1.

In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties.

37.2.	The same shall apply in the event that this Agreement (including the Exhibits) and/or the Ancillary Agreements contain any unintended gaps (unbeabsichtigte Vertragslücken).

37.3.

It is the Parties’ express intention that this Section 37 shall not only operate as a mere reversal of the burden of proof, but to maintain the validity of the remaining provisions of this Agreement to the fullest extent permissible, thus, to exclude the applicability of Section 139 German Civil Code (BGB) in its entirety.

* * *

[signature pages follow]

Project Vision – SPA

Execution Version – 18 September 2018

Mrs. Gertraud Hymer

/s/ Gertrude Hymer

Mrs. Carolin Hachenberg

/s/ Carolin Hachenberg

Mr. Christian Hymer

/s/ Christian Hymer

Project Vision – SPA

Execution Version – 18 September 2018

Tyr Holdings LLC & Co. KG

/s/ Todd Woelfer

By:Todd Woelfer

Title:

Thor Industries Inc.

/s/ Todd Woelfer

By:Todd Woelfer

Title:Sr. VP, General Counsel & Secretary